As filed with the Securities and Exchange Commission on May 7, 2008
Registration Statement No. 333-149196

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
To
Form S-11
FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES

MFResidential Investments, Inc.
(Exact name of registrant as specified in its governing instruments)

350 Park Avenue, 21st Floor
New York, New York 10022
(212) 207-6400
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Timothy W. Korth, Esq.
General Counsel and Senior Vice President — Business Development
c/o MFA Mortgage Investments, Inc.
350 Park Avenue, 21st Floor
New York, New York 10022
(212) 207-6400
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Jay L. Bernstein, Esq. Jacob A. Farquharson, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 TEL (212) 878-8000 FAX (212) 878-8375	William G. Farrar, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 TEL (212) 558-4000 FAX (212) 558-3588

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED MAY 7, 2008

PROSPECTUS
16,666,667 Shares

Common Stock

MFResidential Investments, Inc. is a newly organized Maryland corporation that will invest primarily, on a leveraged basis, in residential mortgage-backed securities (or MBS), residential mortgage loans and other real estate-related financial assets. We will be externally managed and advised by MFA Spartan Manager, LLC, a Delaware limited liability company (or our Manager). Our Manager is a subsidiary of MFA Mortgage Investments, Inc. (or MFA), a publicly-traded real estate investment trust (or REIT). We will conduct substantially all of our operations through our operating partnership, of which we are the sole general partner.

This is our initial public offering and no public market currently exists for our common stock. We are offering 16,666,667 shares of our common stock as described in this prospectus. We expect the initial public offering price of our common stock to be $15.00 per share. We intend to apply to have our common stock listed on the New York Stock Exchange under the symbol “MFR.” Concurrently with the closing of this offering, we will sell to MFA in a separate private placement at the initial public offering price per share a number of shares of our common stock and units of limited partner interest in our operating partnership equal in the aggregate to 9.8% of our outstanding shares of common stock on a fully diluted basis after giving effect to the shares sold in this offering, excluding shares sold pursuant to the underwriters’ exercise of their overallotment option.

We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes. To assist us in qualifying as a REIT, stockholders are generally restricted from owning more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock. In addition, our charter contains various other restrictions on the ownership and transfer of our common stock, see “Description of Capital Stock — Restrictions on Ownership and Transfer.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 16 of this prospectus for a discussion of the following and other risks:

•	We have no operating history and will commence operations only upon the completion of this offering.

•	We do not have any assets and the net proceeds from this offering are not committed to specific investments; we may allocate the net proceeds from this offering to investments with which you may not agree and our failure to apply these proceeds effectively could cause our operating results and the value of our common stock to decline.

•	We will depend primarily on repurchase agreements, warehouse facilities and other secured and unsecured forms of borrowing to execute our business plan and our inability to access funding could have a material adverse effect on our results of operations, financial condition and business.

•	Our performance is dependent on our Manager and its key personnel and we may not find suitable replacements if the management agreement with our Manager is terminated or upon the departure of its key personnel.

•	There are various conflicts of interest in our relationship with our Manager and MFA, which could result in decisions that are not in the best interest of our stockholders, including that our officers and non-independent directors are also employees of MFA, which may result in conflicts between their duties to us and to MFA.

•	If we do not qualify as a REIT or fail to remain qualified as a REIT, we will be subject to income tax at regular corporate tax rates and could face substantial tax liability, which would reduce the amount of cash available for distribution to our stockholders and adversely affect the value of our common stock.

•	Maintenance of our exemption from registration under the Investment Company Act of 1940 and our REIT qualification impose significant limits on our operations.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds to us, before expenses	$	$

The underwriters may also purchase up to an additional 2,500,000 shares of our common stock from us at the initial public offering price, less the underwriting discount, within 30 days after the date of this prospectus to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about          , 2008.

UBS Investment Bank	Deutsche Bank Securities	Morgan Stanley

Credit Suisse	Cantor Fitzgerald & Co.	JMP Securities

The date of this prospectus is          , 2008.

You should rely only on the information contained in this prospectus, any free writing prospectus prepared by us or information to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus. Except where the context suggests otherwise, the terms “MFR,” “company,” “we,” “us” and “our” refer to MFResidential Investments, Inc., a Maryland corporation, together with its consolidated subsidiaries, including MFR Operating Partnership, LP, a Delaware limited partnership, which we refer to as “our Operating Partnership;” “our Manager” refers to MFA Spartan Manager, LLC, a Delaware limited liability company, our external manager; “Special Unitholder” refers to MFA Manager (Incentive), LLC, a Delaware limited liability company, an entity affiliated with our Manager; “MFA” refers to MFA Mortgage Investments, Inc., the parent company of our Manager and the Special Unitholder; “special unit” refers to the special unit of limited partner interest in our Operating Partnership entitling the Special Unitholder to an incentive allocation and distribution; and “OP units” refers to units of limited partner interest in our Operating Partnership other than the special unit. “Non-Agency MBS” and “Agency MBS” have the respective meanings set forth in the table beginning on page 2 of this prospectus. Unless indicated otherwise, the information in this prospectus assumes (i) the common stock to be sold in this offering is to be sold at $15.00 per share, (ii) the concurrent sale in a separate private placement to MFA of a number of shares of our common stock and OP units equal in the aggregate to 9.8% of our outstanding shares of common stock and OP units after giving effect to the shares sold in this offering, excluding shares sold pursuant to the underwriters’ exercise of their overallotment option, and (iii) no exercise by the underwriters of their overallotment option to purchase up to an additional 2,500,000 shares of our common stock.

Our Company

We are a newly organized Maryland corporation that will invest primarily, on a leveraged basis, in residential mortgage-backed securities (or MBS), residential mortgage loans and other real estate-related financial assets. Our objective is to provide attractive risk-adjusted returns to our stockholders over the long term, primarily through dividend distributions and secondarily through capital appreciation. We intend to achieve this objective by investing in a broad range of real estate-related financial assets and by efficiently financing those assets primarily through repurchase agreements, warehouse facilities and other secured and unsecured forms of borrowing. We will generate income principally from the difference between the yields earned on our investments and our cost of borrowing and hedging activities.

Our investment strategy will focus on investment opportunities that exist in the U.S. residential mortgage markets. We expect that our primary investment focus will initially be on investment grade non-Agency MBS. Concerns about increased mortgage delinquencies and foreclosures, declining home prices and rising unsold home inventory have caused many investors to question the underlying risk and value of mortgage-related assets across the ratings spectrum. Many traditional mortgage investors have suffered losses in their residential mortgage portfolios, resulting in a contraction in market liquidity for mortgage-related assets. While this illiquidity has been most pronounced in the subprime sector, it has negatively affected both the terms and availability of financing for all mortgage-related assets, including investment grade non-Agency MBS. These factors have resulted in mortgage-related assets trading at lower values. Because mortgage-related assets offer a cash return to investors, the decline in their value has caused a corresponding increase in their available yields, creating attractive return opportunities for us.

We believe that investment grade non-Agency MBS currently present highly attractive risk adjusted return profiles and we expect to concentrate our initial investment activities in this asset class. We intend to adjust our strategy to changing market conditions by shifting our asset allocations across our target asset classes to take advantage of changes in interest rates and credit spreads as economic and credit conditions change over time. We believe that our strategy will position us to generate attractive risk-adjusted returns for our stockholders in a variety of investment and market conditions.

We are organized as a Maryland corporation and intend to elect and qualify to be taxed as a real estate investment trust (or REIT) for U.S. federal income tax purposes. We will conduct substantially all of our operations through our Operating Partnership, of which we are the sole general partner. We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the Investment Company Act of 1940 (or 1940 Act).

Our Manager

We will be externally managed by our Manager. Our Manager is a subsidiary of MFA, a REIT which commenced trading of its common stock on the New York Stock Exchange (or NYSE) in April 1998. MFA, which pursues a related but distinct business strategy compared to our strategy, is primarily engaged in the business of investing, on a leveraged basis, in hybrid and adjustable-rate Agency MBS. At March 31, 2008, MFA had approximately $8.552 billion of total assets, of which $7.796 billion was Agency MBS.

In addition to its Agency MBS portfolio experience, MFA also has a long track record of investing in and managing non-Agency MBS, which will initially be our primary investment focus. At March 31, 2008 and December 31, 2007, 2006 and 2005, MFA had investments in non-Agency MBS of approximately $319 million, $431 million, $254 million and $586 million, respectively, and has over the three-year period ended December 31, 2007 owned as much as $910.1 million of non-Agency MBS. While MFA’s investments in non-Agency MBS have primarily consisted of AAA rated securities, MFA’s non-Agency portfolio has also included other investment grade and non-investment grade classes.

MFA also has previous experience in selecting residential mortgage loans for securitization. In November 2004, MFA selected and had securitized 633 mortgage loans with a face amount of approximately $232.7 million into BSARM 2004-10 (Group 3), which was owned by MFA. MFA subsequently sold the more senior tranches and retained the subordinate tranches of this securitization. As of March 31, 2008, there were no realized losses on any of the underlying mortgage loans in this securitization.

Our Manager’s management team will be led by Stewart Zimmerman, MFA’s Chairman of the Board, Chief Executive Officer and President, William Gorin, MFA’s Executive Vice President and Chief Financial Officer, Ronald Freydberg, MFA’s Executive Vice President and Chief Portfolio Officer, and Craig Knutson, MFA’s Senior Vice President. Messrs. Zimmerman, Gorin and Freydberg have an average of 25 years of experience in structuring and managing Agency and non-Agency MBS and other mortgage related assets and have worked together at MFA for ten years. We believe that we will benefit from MFA’s long track record and broad experience in managing mortgage related assets through a variety of credit and interest rate environments and its analytical and portfolio management capabilities in pursuing our business objectives.

Our Investment Strategy

We will rely on our Manager’s expertise in identifying assets within the target asset classes (or Target Assets) described below. We expect that our Manager will make investment decisions based on a variety of factors, including expected risk-adjusted returns, credit fundamentals, liquidity, availability of adequate financing, borrowing costs and macroeconomic conditions, as well as maintaining our REIT qualification and our exemption from registration under the 1940 Act.

Our Target Assets and the principal investments we expect to make in each are as follows:

Asset Classes	Principal Investments

Non-Agency MBS
• Residential non-Agency MBS, including investment grade (AAA through BBB rated) and non-investment grade (BB rated through unrated) classes. The mortgage loan collateral for residential non-Agency MBS consists of residential mortgage loans that do not generally conform to underwriting guidelines issued by a federally chartered corporation, such as Fannie Mae or Freddie Mac, or an agency of the U.S. government, such as Ginnie Mae (or the Agencies), due to certain factors, including mortgage balance in excess of Agency underwriting guidelines, borrower characteristics, loan characteristics and level of documentation.

Residential Mortgage Loans	• Prime mortgage loans, which are mortgage loans that conform to Agency underwriting guidelines, and jumbo prime mortgage loans, which are mortgage loans that conform to Agency underwriting guidelines except that the mortgage balance exceeds the maximum amount permitted by Agency underwriting guidelines.

• Alt-A mortgage loans are mortgage loans made to borrowers whose qualifying mortgage characteristics do not conform to Agency underwriting guidelines, but whose borrower characteristics may. Generally, Alt-A loans allow homeowners to qualify for a mortgage loan with reduced or alternate forms of documentation.

Agency MBS
• MBS that are issued or guaranteed by an Agency. While not a primary focus of our investment strategy, whole pool Agency MBS are considered qualifying assets for any of our subsidiaries that intend to qualify for an exemption from registration under the 1940 Act pursuant to Section 3(c)(5)(C). See “Business — Operating and Regulatory Structure — 1940 Act Exemption.”

Other Real Estate-Related Financial Assets	• Debt and equity tranches of securitizations backed by various asset classes.

• Securities (common stock, preferred stock and debt) of other mortgage-related entities.

We expect to focus our investment activities on purchasing the Target Assets described above. Our board of directors has adopted a set of investment guidelines that set out the asset classes and other criteria to be used by our Manager to evaluate specific investments as well as the overall portfolio composition. In contrast to MFA, which focuses primarily on Agency MBS, we expect that our primary investment focus will initially be on investment grade non-Agency MBS, subject to our investment guidelines. We will also invest in Agency MBS consistent with maintaining our exemption from registration under the 1940 Act. We also intend to focus on residential mortgage loans that have been originated by select originators that we believe employ rigorous and consistent underwriting and fraud prevention standards, as well as Agency MBS and other real estate-related financial assets. The residential mortgage loans collateralizing our MBS or that we may acquire directly may be comprised of (i) adjustable-rate mortgage loans, which have interest rates that generally adjust annually (although some may adjust more frequently) to an increment over a specified interest rate index, (ii) hybrid mortgage loans, which have interest rates that are fixed for a specified period of time (typically three to ten years) and, thereafter, generally adjust to an increment over a specified interest rate index, or (iii) fixed-rate mortgage loans, which have interest rates that are fixed for the term of the loan and do not adjust. We do not intend to invest in sub-prime mortgage assets. Our investment decisions, however, will depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. As a result, we cannot predict the percentage of our assets that will be invested in any of our Target Assets or whether we will invest in other classes of investments. We may change our investment strategy and policies without a vote of our stockholders. We believe that our investment strategy, combined with our Manager’s expertise, will enable us to make distributions and achieve capital appreciation throughout changing interest rate and credit cycles and provide attractive long-term returns to our stockholders.

Financing and Hedging Strategy

We intend to use leverage to increase potential returns to our stockholders. We will generate income principally from the difference between the yields earned on our investments and our cost of borrowing and hedging activities. Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes, we expect to use a number of sources to finance our investments, including repurchase agreements, warehouse facilities and other secured and unsecured forms of borrowing. Although we are not required to maintain any particular assets-to-equity leverage ratio, the amount of leverage we will deploy for particular assets will depend upon our Manager’s assessment of the credit and other risks of those assets. Initially, we expect that we will deploy, on a debt-to-equity basis, up to three times leverage on our non-Agency MBS and up to seven times leverage on our Agency MBS assets.

Subject to maintaining our qualification as a REIT, we intend to utilize derivative financial instruments (or hedging instruments) including interest rate swap agreements and interest rate cap agreements in an effort to hedge the interest rate risk associated with the financing of our portfolio. Specifically, we will seek to hedge our exposure to potential interest rate mismatches between the interest we earn on our investments and our borrowing costs caused by fluctuations in short-term interest rates. In utilizing leverage and interest rate hedges, our objectives will be to improve risk-adjusted returns and, where possible, to lock-in, on a long-term basis, a spread between the yield on our assets and the cost of our financing.

Our Competitive Advantages

Significant Experience of our Manager

The senior management team of our Manager has a long track record and broad experience in managing mortgage-related assets through a variety of credit and interest rate environments and has demonstrated the ability to generate attractive risk-adjusted returns under different market conditions and cycles. Stewart Zimmerman, William Gorin and Ronald Freydberg, the senior members of our Manager’s management team, have an average of 25 years of experience in structuring and managing Agency and non-Agency MBS and other mortgage related assets and have worked together at MFA for ten years.

Disciplined, Credit-Oriented Investment Approach

We will seek to minimize principal loss while maximizing our risk-adjusted returns through our Manager’s disciplined and credit-based investment approach. Our Manager will monitor our overall portfolio risk and evaluate credit characteristics of our investments.

Access to MFA’s Market Database and Infrastructure

MFA has created and maintains analytical and portfolio management capabilities. Through our Manager, we intend to capitalize on the market knowledge and ready access to data across the real estate finance industry that MFA obtains through its established platform. We will also benefit from MFA’s comprehensive finance and administrative infrastructure.

Strategic Relationships and Access to Deal Flow

MFA maintains extensive long-term relationships with financial intermediaries, including primary dealers, leading investment banks, brokerage firms, repurchase agreement counterparties, leading mortgage originators and commercial banks. We believe these relationships will enhance our ability to source and finance investment opportunities and access borrowings and, thus, enable us to grow through various credit and interest rate environments.

Alignment of Interests

We have taken multiple steps to structure our relationship with our Manager’s parent company, MFA, so that our interests and those of MFA are closely aligned. MFA has agreed to purchase in a separate private placement (or the private offering) a number of shares of our common stock and OP units equal in the aggregate to 9.8% of our outstanding shares of common stock and OP units after giving effect to the shares sold in this offering, excluding shares sold pursuant to the underwriters’ exercise of their overallotment option, of which approximately 9.55% will be shares of our common stock and 0.25% will be OP units. We have also structured our management arrangement to provide for incentive compensation if our performance exceeds a specified threshold.

Summary Risk Factors

An investment in shares of our common stock involves various risks. You should consider carefully the risks discussed below and under “Risk Factors” before purchasing our common stock. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

•	We are dependent on our Manager and its key personnel for our success and may not find a suitable replacement if our Manager terminates the management agreement or if its key personnel leave the employment of our Manager or otherwise become unavailable to us.

•	There are various conflicts of interest in our relationship with our Manager and MFA, which could result in decisions that are not in the best interest of our stockholders, including that our officers and non-independent directors are also directors or employees of MFA which may result in conflicts between their duties to us and to MFA.

•	The management agreement with our Manager was not negotiated on an arm’s-length basis and the terms of the incentive compensation may not be as favorable to us as if they had been negotiated with an unaffiliated third party and may be difficult and costly to terminate.

•	Our board of directors will approve very broad investment guidelines for our Manager and will not approve each investment decision made by our Manager. We may change our investment strategy, operational policies and asset allocation without stockholder consent, which may result in types of investments that are different and possibly riskier than our Target Assets.

•	We have no operating history and may not be able to successfully operate our business or generate sufficient revenue to make or sustain distributions to our stockholders.

•	We operate in a highly competitive market for investment opportunities and the competition in acquiring desirable investments may limit their availability. We have not yet identified any specific investments. Our financial condition and results of operations will depend on our ability to manage future growth effectively.

•	We intend to leverage the acquisition of our assets and are not limited in the amount of leverage we may use. Our use of leverage may adversely affect our return on our investments and may reduce cash available for distribution to our stockholders, as well as have the effect of causing us to sell assets and increasing losses when economic conditions are unfavorable.

•	Loss of our 1940 Act exemption would adversely affect us and negatively affect our stock price and our ability to distribute dividends to our stockholders and could result in the termination of the management agreement with our Manager. In addition, the assets we may acquire are limited by the manner in which we intend to remain exempt from registration under the 1940 Act and the rules and regulations promulgated thereunder which may, in some cases, preclude us from pursuing the most economically beneficial investment alternatives.

•	Failure to procure adequate capital and funding would negatively impact our results and may, in turn, negatively affect the market price of shares of our common stock and our ability to make distributions to our stockholders.

•	An increase in our borrowing costs relative to the interest we receive on our assets may adversely affect our profitability and thus our cash available for distribution to our stockholders.

•	Increases in interest rates could adversely affect the value of our investments, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

•	Our hedging transactions may not completely insulate us from interest rate risk. Hedging against interest rate exposure may adversely affect our earnings, which could reduce our cash available for distribution to our stockholders, as well as result in losses.

•	Prepayment rates could adversely affect the value of, and expected yield on, our MBS and residential mortgage loans, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

•	The mortgage loans we invest in and the mortgage loans underlying the MBS and asset-backed securities we invest in are subject to risks of delinquency, foreclosure and loss, which could result in losses to us.

•	Our failure to qualify as a REIT in any taxable year would subject us to U.S. federal income tax and potentially increased state and local taxes, which would reduce the cash available for distribution to our stockholders.

•	The REIT qualification rules impose limitations on the types of investments and activities which we may undertake, including limitation on our use of hedging transactions and hedging instruments, and these limitations may, in some cases, preclude us from pursuing the most economically beneficial investment alternatives.

Our Structure

We were formed as a Maryland corporation on February 1, 2008. Our initial stockholder is MFA, which has agreed to purchase in the concurrent private offering a number of shares of our common stock and OP units equal in the aggregate to 9.8% of our outstanding shares of common stock and OP units after giving effect to the shares sold in this offering, excluding shares sold pursuant to the underwriters’ exercise of their overallotment option, of which approximately 9.55% will be shares of our common stock and 0.25% will be OP units. The OP units are generally exchangeable, on a one-for-one basis, by the unitholders for cash equal to the market value of an equivalent number of shares of our common stock or, at our option, shares of our common stock. In addition, the Special Unitholder, an entity affiliated with our Manager, will hold the special unit in our Operating Partnership entitling it to an incentive allocation and distribution. We will conduct substantially all of our operations through our Operating Partnership, of which we are the sole general partner.

The following chart shows our structure after giving effect to this offering:

(1)	Includes shares of restricted common stock to be granted to our executive officers, our independent director nominees and personnel of our Manager under our 2008 equity incentive plan.

(2)	MFA has advised us that it initially intends to own a 100% interest in our Manager and the Special Unitholder after the closing of this offering. We will have no ownership interest in our Manager or the Special Unitholder.

(3)	The special unit entitles the Special Unitholder to an incentive allocation and distribution. See “Our Manager and the Management Agreement — Incentive Allocation and Distribution.”

(4)	A taxable REIT subsidiary (or TRS).

(5)	We expect MFR Asset I, LLC to qualify for an exemption from registration under the 1940 Act as an investment company pursuant to Section 3(c)(5)(C) of the 1940 Act. We intend to conduct our operations so that the value of our Operating Partnership’s investment in this subsidiary as well as other subsidiaries not relying on Section 3(c)(1) or Section 3(c)(7) of the 1940 Act will at all times, on an unconsolidated basis, exceed 60% of our Operating Partnership’s total assets. See “Business — Operating and Regulatory Structure — 1940 Act Exemption.”

Our Relationship with Our Manager

We will be externally managed and advised by our Manager, a subsidiary of MFA. We expect to benefit from the personnel, infrastructure, relationships and experience of our Manager and MFA to enhance the growth of our business. Each of our officers is also an employee of MFA or one of its affiliates. We expect to have no employees outside of our Manager’s officers and personnel. Our Manager is not obligated to dedicate certain of its personnel exclusively to us, nor is it or its personnel obligated to dedicate any specific portion of its or their time to our business. We expect, however, that Stewart Zimmerman, MFA’s Chairman of the Board, Chief Executive Officer and President, William Gorin, MFA’s Executive Vice President and Chief Financial Officer, Ronald Freydberg, MFA’s Executive Vice President and Chief Portfolio Officer, and Craig Knutson, MFA’s Senior Vice President, will devote such portion of their time to our affairs as is necessary to enable us to operate our business.

We will enter into a management agreement with our Manager effective upon the closing of this offering. Pursuant to the management agreement, our Manager will implement our business strategy and perform certain services for us, subject to oversight by our board of directors. Our Manager will be responsible for, among other duties, (i) performing all of our day-to-day functions, (ii) determining investment criteria in conjunction with our board of directors, (iii) sourcing, analyzing and executing investments, asset sales and financings, and (iv) performing asset management duties. In addition, our Manager has an Investment Committee of our Manager’s professionals comprising Messrs. Zimmerman, Gorin, Freydberg and Knutson that will oversee our investment guidelines, investment portfolio holdings, financing and leveraging strategies.

The initial term of the management agreement will extend for three years from the closing of this offering, with automatic, one-year renewals at the end of each year thereafter. Our independent directors will review our Manager’s performance annually and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of at least a majority of the outstanding shares of our common stock (other than shares held by MFA or its affiliates), based upon: (i) our Manager’s unsatisfactory performance that is materially detrimental to us or (ii) our determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We will provide our Manager with 180 days prior notice of such termination. Upon such a termination, we will pay our Manager a termination fee. We may also terminate the management agreement with 30 days prior notice from our board of directors, without payment of a termination fee, for cause, as defined in the management agreement. Our Manager may terminate the management agreement if we become required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee. Our Manager may also decline to renew the management agreement by providing us with 180 days written notice, in which case we would not be required to pay a termination fee.

The following table summarizes the fees and expense reimbursements that we will pay to our Manager and the distributions that we may make to the Special Unitholder:

Type	Description	Payment

Base management fee:	1.0% per annum until January 1, 2009, 1.5% per annum thereafter, calculated and payable quarterly in arrears, of our stockholders’ equity. For purposes of calculating the base management fee, our stockholders’ equity means the sum of the net proceeds from all issuances of our equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus our retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any amount that we pay for	Quarterly in cash.

Type	Description	Payment

repurchases of our common stock since inception, and excluding any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income). This amount will be adjusted to exclude one-time events pursuant to changes in accounting principles generally accepted in the United States (or GAAP) and certain non-cash items after discussions between our Manager and our independent directors and approved by a majority of our independent directors. Our stockholders’ equity, for purposes of calculating the base management fee, could be greater than the amount of stockholders’ equity shown on our financial statements. Except for the special unit, we will treat outstanding limited partner interests (not held by us) as outstanding shares of capital stock for purposes of calculating the base management fee. The base management fee will be reduced, but not below zero, by our proportionate share of any securitization base management fees that MFA receives in connection with securitizations in which we invest, based on the percentage of equity we hold in such securitization.

Incentive allocation and distribution	Under the partnership agreement of our Operating Partnership, the Special Unitholder will be entitled to receive an incentive allocation and distribution, or Incentive Distribution, distributed quarterly in arrears, equal to 20% of the dollar amount by which Core Earnings for the most recently completed calendar quarter, or the Current Quarter, before the Incentive Distribution, exceeds the product of (1) the weighted average of the issue price per share of common stock in all of our offerings multiplied by the weighted average number of shares of common stock outstanding during the Current Quarter and (2) 3.0% per annum plus the daily average of the one-month LIBOR for the Current Quarter, expressed on a quarterly basis. The Incentive Distribution distributable to the Special Unitholder shall be subject to a trailing four-quarter high watermark. In determining the high watermark, an annual Incentive Distribution shall be calculated based upon the Current Quarter and prior three calendar quarters’ Core Earnings, or the Yearly Distribution. For purposes of calculating the Yearly Distribution in each of the initial four calendar quarters following this offering, Core Earnings and the LIBOR rate will be calculated for the Current Quarter and each previously completed quarter on an annualized basis. Accordingly, the	Quarterly in cash, subject to certain limitations.

Type	Description	Payment

Special Unitholder shall receive an Incentive Distribution with respect to the Current Quarter only if the Yearly Distribution exceeds the Incentive Distributions distributable cumulatively to the Special Unitholder in the prior three quarters. Core Earnings and the LIBOR rate for the initial quarter following this offering will each be calculated from the settlement date of this offering on an annualized basis. In addition, solely with respect to each of the calendar quarters following the closing of this offering through the calendar quarter ending December 31, 2008, or the 2008 Quarters, the Special Unitholder shall not be entitled to any Incentive Distributions in respect of any 2008 Quarter until the calendar quarter ending December 31, 2008, at which time the Special Unitholder shall be entitled to receive the aggregate amount of Incentive Distributions otherwise distributable to it in respect of the 2008 Quarters only if the following condition, or the Return Condition, is satisfied: (1) the average daily closing price of our common stock on the NYSE during the calendar month of December 2008 plus the aggregate amount of dividends per share paid by us, or declared by our board of directors and unpaid, in respect of the 2008 Quarters, equals or exceeds (2) the public offering price per share of our common stock in this offering as set forth on the cover page of this prospectus. In the event that the Return Condition is not satisfied, the Special Unitholder shall not be entitled to, and therefore shall permanently waive its right to receive, any Incentive Distributions in respect of the 2008 Quarters. Core Earnings is a non-GAAP measure and is defined as GAAP net income (loss) excluding non-cash equity compensation expense, excluding any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income). This amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain non-cash items after discussions between our Manager and our independent directors and approved by a majority of our independent directors. Except for the special unit, we will treat outstanding limited partner interests (not held by us) as outstanding shares of capital stock for purposes of calculating the Incentive Distribution and Yearly Distribution. For examples of the calculation of the Incentive Distribution, see Appendix 1 to this prospectus.

Expense reimbursement	Reimbursement of expenses related to us incurred by our Manager, including legal, accounting, due	Monthly and quarterly in cash, as the case may be.

Type	Description	Payment

diligence and other services, but excluding the salaries and other compensation of our Manager’s personnel.

Termination fee and repurchase of special unit	Termination fee equal to three times the sum of the average annual base management fee earned by our Manager during the prior 24-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter. In addition, if the management agreement is terminated under circumstances under which we are obligated to make a termination payment to our Manager, the Operating Partnership shall repurchase, concurrently with such termination, the special unit for an amount equal to three times the average annual amount of the incentive allocation and distribution paid or payable in respect of the special unit during the prior 24-month period preceding the date of such termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. If the management agreement is terminated under circumstances under which we are not obligated to make a termination payment to our Manager, then the Operating Partnership shall repurchase the special unit for $100.00.	Upon termination of the management agreement by us without cause or by our Manager if we materially breach the management agreement.

Historical Performance

Formed in 1997, MFA has a ten-year history of investing, on a leveraged basis, in hybrid and adjustable-rate Agency MBS and other real estate-related financial assets. As of March 31, 2008, MFA had approximately $8.552 billion of total assets, of which $8.115 billion, or 94.9%, represented its MBS portfolio. Of MFA’s MBS portfolio as of March 31, 2008, approximately $7.796 billion, or 96.1%, was comprised of Agency MBS, $315 million, or 3.9%, was comprised of AAA rated non-Agency MBS and $3.5 million, or less than 0.1%, was comprised of non-Agency MBS rated below AAA or unrated, none of which were backed by subprime mortgage loans.

The tables under “Business — MFA Historical Performance” in this prospectus set forth certain historical investment performance data about MFA. This information is a reflection of the past performance of MFA and is not intended to be indicative of, or a guarantee or prediction of, the returns that we, MFA or our Manager may achieve in the future. This is especially true for us because we intend to invest in a much broader range of real estate-related financial assets than MFA has on a historical basis. In contrast to MFA, which focuses primarily on Agency MBS, our primary investment focus will initially be on investment grade non-Agency MBS, subject to our investment guidelines. We will also invest in Agency MBS consistent with maintaining our exemption from registration under the 1940 Act. We also intend to focus on residential mortgage loans, Agency MBS and other real estate-related securities. Neither MFA nor our Manager has significant experience in purchasing residential mortgage loans directly or certain of the other Target Assets which we may pursue as part of our investment strategy. Accordingly, MFA’s historical returns will not be indicative of the performance of our investment strategy and we can offer no assurance that MFA and our Manager will replicate the historical performance of their investment professionals in their previous endeavors. Our investment returns could be substantially lower than the returns achieved by MFA and our Manager’s investment professionals in their previous endeavors.

Conflicts of Interest

We are dependent on our Manager for our day-to-day management and do not have any independent officers or employees. Our officers and our non-independent directors also serve as employees of MFA. Our management agreement with our Manager and the terms of the special unit were negotiated between related parties and their respective terms, including fees and other amounts payable, may not be as favorable to us as if they had been negotiated at arm’s length with an unaffiliated third party. In addition, the ability of our Manager and its officers and personnel to engage in other business activities may reduce the time our Manager and its officers and personnel spend managing us.

Our Manager’s parent, MFA, manages a large portfolio consisting primarily of Agency MBS. Although Agency MBS are not anticipated to be the primary focus of our initial investment strategy, to the extent we seek to invest in Agency MBS, we may compete for investment opportunities directly with MFA or other clients of MFA or our Manager. We may also compete directly with MFA or other clients of MFA or our Manager for investment opportunities in our other Target Assets. In addition, it is possible in the future that MFA and/or our Manager may have clients that compete directly with us for investment opportunities. We may also compete with MFA and /or other clients of MFA or our Manager for the same borrowing sources. Our Manager has an investment allocation policy in place that is intended to enable us to share equitably with MFA and other clients of our Manager and MFA in all investment opportunities that may be suitable for us, MFA and such other clients. Our Manager’s policy also requires a fair and equitable allocation of financing opportunities over time among us, MFA and other clients of our Manager and MFA. Our Manager’s policy also includes other procedures intended to prevent MFA or any such other clients from receiving favorable treatment in accessing investment opportunities over any other account. These allocation policies may be amended by our Manager at any time without our consent. To the extent our Manager’s, MFA’s or our business evolves in such a way as to give rise to conflicts not currently addressed by our Manager’s allocation policies, our Manager may need to refine its policies to handle such situation. Our independent directors will review our Manager’s compliance with its allocation policies. In addition, to avoid any actual or perceived conflicts of interest with our Manager, prior to an investment in any security structured or issued by an entity managed by our Manager or MFA, such investment will be approved by a majority of our independent directors. Further, although we do not expect that assets will be traded among MFA, another account managed by MFA and us, to the extent that such transactions do occur, all such trades will be executed, without specific independent director approval, at fair market value based on information available from third-party pricing services or other sources.

While we have agreed to pay our Manager a base management fee that is not tied to our performance, the Special Unitholder, an entity affiliated with our Manager, holds the special unit in our Operating Partnership which entitles it to receive an incentive allocation and distribution based entirely on our performance. This performance-based arrangement may cause our Manager to make high risk investments. Investments with higher yield potential are generally riskier or more speculative. The base management fee component may not sufficiently incentivize our Manager or its affiliates to generate attractive risk-adjusted returns for us. The performance-based incentive allocation and distribution on the special unit may cause our Manager to place undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, to achieve higher incentive distributions. This could result in increased risk to the value of our investment portfolio.

Operating and Regulatory Structure

REIT Qualification

In connection with this offering, we intend to elect to qualify as a REIT under Sections 856 through 859 of the Internal Revenue Code commencing with our taxable year ending on December 31, 2008. To qualify as a REIT, we must meet on a continuing basis, through actual investment and operating results, various requirements under the Internal Revenue Code relating to, among others, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to some U.S. federal, state and local taxes on our income or property. Any distributions paid by us generally will not be eligible for taxation at the preferred tax rates that currently apply to certain distributions received by individuals from taxable corporations. We intend to be organized in compliance with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and believe that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

1940 Act Exemption

We intend to conduct our operations so that we are not required to register as an investment company under the 1940 Act. Section 3(a)(1)(A) of the 1940 Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the 1940 Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act. Because we are organized as a holding company that conducts its businesses primarily through our Operating Partnership and its majority-owned subsidiaries, the securities issued to our Operating Partnership by these subsidiaries that are excepted from the definition of “investment company” in Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets on an unconsolidated basis. We will monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe our company will not be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because we will not engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through our majority-owned subsidiaries, we are primarily engaged in the business of our subsidiaries.

If the value of our Operating Partnership’s investments in its subsidiaries that are excepted from the definition of “investment company” by Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities it owns, exceeds 40% of its total assets on an unconsolidated basis, or if one or more of such subsidiaries fail to maintain their exceptions or exemptions from the 1940 Act, we may have to register under the 1940 Act and we could become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the 1940 Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters.

In addition, certain of our subsidiaries intend to qualify for an exemption from the definition of “investment company” under Section 3(c)(5)(C) of the 1940 Act which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exemption generally means that at least 55% of such subsidiaries’ portfolios must be comprised of qualifying assets and 80% of each of their portfolios must be comprised of qualifying assets and real estate-related assets under the 1940 Act. Qualifying assets for this purpose include mortgage loans and other assets, such as whole pool Agency MBS, that are considered the functional equivalent of mortgage loans for the purposes of the 1940 Act. Although we intend to monitor our portfolio periodically and prior to each investment acquisition, there can be no assurance that we will be able to maintain this exemption from registration.

Qualification for exemption from registration under the 1940 Act will limit our ability to make certain investments. For example, these restrictions will limit the ability of our subsidiaries to invest directly in mortgage-backed securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain asset-backed securities (or ABS) and real estate companies or in assets not related to real estate.

Restrictions on Ownership of Our Common Stock

To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code, our charter prohibits, with certain exceptions, any stockholder from beneficially or constructively owning, applying certain attribution rules under the Internal Revenue Code, more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock. Our board of directors may, in its sole discretion, waive the 9.8% ownership limit with respect to a particular stockholder if it is presented with evidence satisfactory to it that such ownership will not then or in the future jeopardize our qualification as a REIT. Our charter also prohibits any person from, among other things:

•	beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code, or otherwise cause us to fail to qualify as a REIT; and

•	transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons.

In addition, our charter provides that any ownership or purported transfer of our capital stock in violation of the foregoing restrictions will result in the shares so owned or transferred being automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee acquiring no rights in such shares. If a transfer to a charitable trust would be ineffective for any reason to prevent a violation of the restriction, the transfer resulting in such violation will be void from the time of such purported transfer.

THE OFFERING

Common stock offered by us	16,666,667 shares (plus up to an additional 2,500,000 shares of our common stock that we may issue and sell upon the exercise of the underwriters’ overallotment option).

Common stock to be outstanding after this offering	18,493,020 shares.(1)(

Use of proceeds	We intend to invest the net proceeds of this offering and the concurrent private offering primarily in our Target Assets. Initially, we expect to focus our investment activities on purchasing investment grade residential non-Agency MBS. We also intend to focus on residential mortgage loans that have been originated by select originators that we believe employ rigorous and consistent underwriting and fraud prevention standards, as well as Agency MBS and other real estate-related financial assets. Until appropriate investments can be identified, our Manager may invest these funds in interest-bearing short-term investments, including money market accounts, that are consistent with our intention to qualify as a REIT. These initial investments are expected to provide a lower net return than we will seek to achieve from investments in our Target Assets. See “Use of Proceeds.”

Our distribution policy	We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its net taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income. We generally intend over time to pay quarterly dividends in an amount equal to our net taxable income, excluding net capital gains. We plan to pay our first dividend in respect of the period from the closing of this offering through June 30, 2008, which may be prior to the time that we have fully invested the net proceeds from this offering in our Target Assets.

Any distributions we make will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations. These results and our ability to pay distributions will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. For more information, see “Distribution Policy.”

We cannot assure you that we will make any distributions to our stockholders.

Proposed NYSE symbol	“MFR”

Ownership and transfer restrictions	To assist us in complying with limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code, our charter generally prohibits, among other prohibitions, any stockholder

((1) Includes 1,826,353 shares of our common stock to be sold to MFA in a concurrent private placement. Excludes (i) 2,500,000 shares of our common stock that we may issue and sell upon the exercise of the underwriters’ overallotment option in full, (ii) 631,096 shares of our restricted common stock (or 716,411 shares if the underwriters exercise the overallotment option in full) to be granted to our executive officers, our independent director nominees and personnel of our Manager under our 2008 equity incentive plan, and (iii) 47,930 shares that may be issued by us upon a redemption of 47,930 OP units.

from beneficially or constructively owning more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock. See “Description of Capital Stock — Restrictions on Ownership and Transfer.”

Risk factors	Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under “Risk Factors” and all other information in this prospectus before investing in our common stock.

Our Corporate Information

Our principal executive offices are located at 350 Park Avenue, 21st Floor, New York, New York 10022. Our telephone number is (212) 207-6480 . Our website is www.mfresidential.com . The contents of our website are not a part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Associated With Our Management and Relationship With Our Manager

We are dependent on our Manager and its key personnel for our success.

We have no separate facilities and are completely reliant on our Manager. Initially, we will have no employees. Our executive officers are employees of MFA, which through our Manager has significant discretion as to the implementation of our investment and operating policies and strategies. Accordingly, we believe that our success will depend to a significant extent upon the efforts, experience, diligence, skill and network of business contacts of the executive officers and key personnel of our Manager. The executive officers and key personnel of our Manager will evaluate, negotiate, structure, close and monitor our investments; therefore, our success will depend on their continued service. The departure of any of the executive officers or key personnel of our Manager could have a material adverse effect on our performance. In addition, we offer no assurance that our Manager will remain our investment manager or that we will continue to have access to our Manager’s principals and professionals. The initial term of our management agreement with our Manager only extends until the third anniversary of the closing of this offering, with automatic one-year renewals at the end of each year thereafter. If the management agreement is terminated and no suitable replacement is found to manage us, we may not be able to execute our business plan. Moreover, our Manager is not obligated to dedicate certain of its personnel exclusively to us nor is it obligated to dedicate any specific portion of its time to our business, and none of our Manager’s personnel are contractually dedicated to us under our management agreement with our Manager.

There are conflicts of interest in our relationship with our Manager and MFA, which could result in decisions that are not in the best interests of our stockholders.

We are subject to conflicts of interest arising out of our relationship with MFA and our Manager. Certain of MFA’s executive officers serve on our board of directors and several of MFA’s executive officers and employees are officers of our Manager and us. Specifically, each of our officers also serves as an executive officer or an employee of our Manager or MFA, as the case may be. Our Manager and our executive officers may have conflicts between their duties to us and their duties to, and interests in, MFA or our Manager. Our Manager is not required to devote a specific amount of time to our operations. There may also be conflicts in allocating investments and funding opportunities which are suitable for us, MFA and other clients of our Manager and MFA. MFA and other clients of our Manager and MFA may compete with us with respect to certain investments which we may want to acquire and, as a result, we may either not be presented with the opportunity or have to compete with MFA or such other clients to acquire these investments. For example, we may compete directly with MFA with respect to investments in Agency MBS. Our Manager and our executive officers may choose to allocate favorable investments to MFA instead of to us. Further, during turbulent conditions in the mortgage industry, distress in the credit markets or other times when we will need focused support and assistance from our Manager, MFA or entities for which our Manager also acts as an investment manager will likewise require greater focus and attention, placing our Manager’s resources in high demand. In such situations, we may not receive the necessary support and assistance we require or would otherwise receive if we were internally managed or if our Manager did not act as a manager for other entities. There is no assurance that the allocation policy that addresses some of the conflicts relating to our investments, which is described under “Management — Conflicts of Interest,” will be adequate to address all of the conflicts that may arise.

We will pay our Manager substantial management fees regardless of the performance of our portfolio. Our Manager’s entitlement to a base management fee, which is not based upon performance metrics or goals, might reduce its incentive to devote its time and effort to seeking investments that provide attractive risk-adjusted returns for our portfolio. This in turn could hurt both our ability to make distributions to our stockholders and the market price of our common stock.

Concurrently with the closing of this offering, MFA has agreed to purchase in the private offering a number of shares of common stock and OP units equal in the aggregate to 9.8% of our outstanding shares of common stock and OP units after giving effect to the shares sold in this offering, excluding shares sold pursuant to the underwriters’ exercise of their overallotment option. In addition, the Special Unitholder, an entity affiliated with our Manager, will hold the special unit in our Operating Partnership entitling it to an incentive allocation and distribution. MFA may sell the shares of our common stock that it holds at any time following the lock-up period. The lock-up period for MFA expires on the earlier of (i) the date which is three years after the date of this prospectus or (ii) the termination of the management agreement. To the extent MFA sells some of its shares, its interests may be less aligned with our interests.

The special unit entitling the Special Unitholder, an entity affiliated with our Manager, to an incentive allocation and distribution may induce our Manager to make certain investments, including speculative investments.

Following this offering, the Special Unitholder will hold the special unit in our Operating Partnership entitling it to an incentive allocation and distribution which may cause our Manager to place undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, to achieve higher incentive distributions. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our invested portfolio.

The management agreement with our Manager was not negotiated on an arm’s-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party and may be costly and difficult to terminate.

Our executive officers and non-independent directors are employees of MFA. Our management agreement with our Manager was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

Termination of the management agreement with our Manager without cause is difficult and costly. Our independent directors will review our Manager’s performance and the management fees annually and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of at least a majority of the outstanding shares of our common stock (other than those shares held by MFA or its affiliates), based upon: (i) our Manager’s unsatisfactory performance that is materially detrimental to us, or (ii) a determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. Our Manager will be provided 180 days prior notice of any such termination. Additionally, upon such a termination, the management agreement provides that we will pay our Manager a termination fee equal to three times the sum of the average annual base management fee received by our Manager during the prior 24-month period before such termination, calculated as of the end of the most recently completed fiscal quarter. In addition, if the management agreement is terminated under circumstances under which we are obligated to make a termination payment to our Manager, the Operating Partnership shall repurchase, concurrently with such termination, the special unit from the Special Unitholder for an amount equal to three times the average annual amount of the incentive allocation and distribution paid or payable in respect of the special unit during the prior 24-month period preceding the date of such termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. These provisions may increase the cost to us of terminating the management agreement and adversely affect our ability to terminate our Manager without cause.

Our Manager is only contractually committed to serve us until the third anniversary of the closing of this offering. Thereafter, the management agreement is renewable on an annual basis; provided, however, that our Manager may terminate the management agreement annually upon 180 days prior notice. If the management agreement is terminated and no suitable replacement is found to manage us, we may not be able to execute our business plan.

Our board of directors will approve very broad investment guidelines for our Manager and will not approve each investment decision made by our Manager.

Our Manager will be authorized to follow very broad investment guidelines. Our board of directors will periodically review our investment guidelines and our investment portfolio but will not, and will not be required to, review all of our proposed investments or any type or category of investment, except that an investment in a security structured or issued by an entity managed by our Manager or MFA must be approved by a majority of our independent directors prior to such investment. In addition, in conducting periodic reviews, our board of directors may rely primarily on information provided to them by our Manager. Furthermore, our Manager may use complex strategies, and transactions entered into by our Manager may be costly, difficult or impossible to unwind by the time they are reviewed by our board of directors. Our Manager will have great latitude within the broad parameters of our investment guidelines in determining the types of assets it may decide are proper investments for us, which could result in investment returns that are substantially below expectations or that result in losses, which would materially and adversely affect our business operations and results. Further, decisions made and investments entered into by our Manager may not fully reflect the best interests of our stockholders.

We may change our investment strategy, operating policies and/or asset allocation without stockholder consent.

We may change our investment strategy, operating policies and/or asset allocation with respect to investments, acquisitions, growth, operations, indebtedness, capitalization and distributions at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the types of investments described in this prospectus. A change in our investment strategy may increase our exposure to credit risk, interest rate risk, default risk and real estate market fluctuations. Furthermore, a change in our asset allocation could result in our making investments in asset categories different from those described in this prospectus. These changes could adversely affect our financial condition, results of operations, the market price of our common stock and our ability to make distributions to our stockholders.

We may invest in the tranches of securitizations managed by our Manager or MFA, including the purchase or sale of all or a portion of the equity tranche of any such securitization, which may result in an immediate loss in book value and present a conflict of interests between us, our Manager and MFA.

We may invest in the tranches of securitizations structured or issued by an entity managed by our Manager or MFA. If all of the securities of a securitization structured or issued by an entity managed by our Manager or MFA were not fully placed as a result of our not investing, our Manager or MFA could experience losses due to changes in the value of the underlying investments accumulated in anticipation of the launch of such investment vehicle. The accumulated investments in a securitization transaction are generally sold at the price at which they were purchased and not the prevailing market price at closing. Accordingly, to the extent we invest in a portion of the equity securities for which there has been a deterioration of value since the securities were purchased, we would experience an immediate loss equal to the decrease in the market value of the underlying investment. As a result, the interests of our Manager and MFA in our investing in such a securitization may conflict with our interests and the interests of our stockholders.

Our investment focus is different from that of MFA.

MFA pursues a business strategy which is related to but differentiated from our strategy. In particular, MFA has emphasized the acquisition of Agency MBS and, to a lesser extent, non-Agency MBS. Our Manager and MFA have limited experience in investing in residential mortgage loans and other real estate-related financial assets which we may pursue as part of our investment strategy. Accordingly, the historical returns of MFA are not indicative of its performance using our investment strategy and we can provide no assurance that our Manager will replicate the historical performance of our Manager’s investment professionals in their previous endeavors.

We compete with MFA for access to our Manager’s resources and investment opportunities.

Our Manager’s personnel are also employees of MFA and in that capacity are involved in MFA’s investment process. Accordingly, we will compete with MFA for our Manager’s resources. In the future, our Manager may sponsor and manage other investment vehicles with an investment focus that overlaps with ours, which could result in us competing for access to the benefits that we expect our relationship with our Manager to provide to us.

Risks Related To Our Business

We have no operating history and may not be able to successfully operate our business or generate sufficient revenue to make or sustain distributions to our stockholders.

We were organized in February 2008 and have no operating history. We have no assets and will commence operations only upon completion of this offering. We cannot assure you that we will be able to operate our business successfully or implement our operating policies and strategies as described in this prospectus. The results of our operations depend on several factors, including the availability of opportunities for the acquisition of assets, the level and volatility of interest rates, the availability of adequate short and long-term financing, conditions in the financial markets and economic conditions.

We operate in a highly competitive market for investment opportunities and competition may limit our ability to acquire desirable investments.

We operate in a highly competitive market for investment opportunities. Our profitability depends, in large part, on our ability to acquire our Target Assets at favorable prices. In acquiring our Target Assets, we will compete with a variety of institutional investors, including other REITs, specialty finance companies, public and private funds, commercial and investment banks, commercial finance and insurance companies and other financial institutions. Many of our competitors are substantially larger and have considerably greater financial, technical, marketing and other resources than we do. Several other REITs have recently raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with ours, which may create additional competition for investment opportunities. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. Many of our competitors are not subject to the operating constraints associated with REIT tax compliance or maintenance of an exemption from the 1940 Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Furthermore, competition for investments of the types and classes which we will seek to acquire may lead to the price of such assets increasing, which may further limit our ability to generate desired returns. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this competition, desirable investments may be limited in the future and we may not be able to take advantage of attractive investment opportunities from time to time, as we can provide no assurance that we will be able to identify and make investments that are consistent with our investment objectives.

Loss of our 1940 Act exemption would adversely affect us and negatively affect the market price of shares of our common stock and our ability to distribute dividends, and could result in the termination of the management agreement with our Manager.

We intend to conduct our operations so as not to become required to register as an investment company under the 1940 Act. Certain of our subsidiaries intend to rely upon the exemption from registration as an investment company under the 1940 Act pursuant to Section 3(c)(5)(C) of the 1940 Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exemption generally means that at least 55% of our subsidiaries’ portfolios must be comprised of qualifying assets and 80% of each of their portfolios must be comprised of qualifying assets and real estate-related assets under the 1940 Act. Qualifying assets for this purpose include mortgage loans and other assets, such as whole pool Agency MBS, that are considered the functional equivalent of mortgage loans for the purposes of the 1940 Act. Specifically, we expect our subsidiaries to invest at least 55% of their assets in mortgage loans, MBS that represent the entire ownership in a pool of mortgage loans and other interests in real estate that constitute qualifying assets in accordance with Securities and Exchange Commission (or the SEC) staff guidance and approximately an additional 25% of their assets in other types of mortgages, MBS, securities of REITs and other real estate-related assets. As a result of the foregoing restrictions, we will be limited in our ability to make certain investments. There can be no assurance that the laws and regulations governing REITs, including the Division of Investment Management of the SEC, providing more specific or different guidance regarding the treatment of assets as qualifying real estate assets or real estate-related assets, will not change in a manner that adversely affects our operations. Further, although we intend to monitor our portfolio, there can be no assurance that we will be able to maintain our exclusion as an investment company under the 1940 Act. If we fail to qualify for this exclusion in the future, we could be required to restructure our activities or the activities of our subsidiaries, including effecting sales of assets in a manner that, or at a time when, we would not otherwise choose to do so, which could negatively affect the value of our common stock, the sustainability of our business model, and our ability to make distributions. The sale could occur during adverse market conditions, and we could be forced to accept a price below that which we believe is appropriate.

We intend to use leverage to finance our investments, which may adversely affect the return on our investments and may reduce cash available for distribution to our stockholders, as well as increase losses when economic conditions are unfavorable.

We intend to leverage the acquisition of our assets through borrowings, generally through a number of sources, including repurchase agreements, warehouse facilities and other secured and unsecured forms of borrowing. Although we are not required to maintain any particular assets-to-equity leverage ratio, the amount of leverage we will deploy for particular assets will depend upon our Manager’s assessment of the credit and other risks of those assets. Initially, we expect that we will deploy, on a debt-to-equity basis, up to three times leverage on our non-Agency MBS and up to seven times leverage on our Agency MBS assets. The percentage of leverage will vary over time depending on our ability to enter into repurchase agreements, available credit limits and financing rates, type and/or amount of collateral required to be pledged and our assessment of the appropriate amount of leverage for the particular assets we are funding.

Market conditions, which are likely to change over time, could cause one or more of our potential lenders to be unwilling or unable to provide us with financing or to increase the costs of that financing. Current market conditions have affected different types of financing for mortgage-related assets to varying degrees, with some sources generally being unavailable, others being available but at a higher cost, while others being largely unaffected. For example, in the repurchase agreement market, non-Agency MBS have been more difficult to finance, compared to Agency MBS, and, currently, the financing for non-Agency MBS is generally expected to be, in each instance, provided by the lender who also acted, directly or indirectly, as the seller of such asset. In connection with repurchase agreements, financing rates and advance rates, or haircut levels, have also increased. Repurchase agreement counterparties have taken these steps in order to compensate themselves for a perceived increased risk due to the illiquidity of the underlying collateral. In some cases, margin calls have forced borrowers to liquidate collateral in order to meet the capital requirements of these margin calls, resulting in losses.

Our return on our assets and cash available for distribution to our stockholders may be reduced to the extent that changes in market conditions prevent us from leveraging our investments or cause the cost of our financing to increase relative to the income that can be derived from the assets acquired. Our financing costs will reduce cash available for distributions to stockholders. We may not be able to meet our financing obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to liquidation or sale to satisfy the obligations. We will leverage certain of our assets through repurchase agreements. A decrease in the value of these assets may lead to margin calls which we will have to satisfy. We may not have the funds available to satisfy any such margin calls and may be forced to sell assets at significantly depressed prices due to market conditions or otherwise, which may result in losses. The satisfaction of such margin calls may reduce cash flow available for distribution to our stockholders. Any reduction in distributions to our stockholders may cause the value of our common stock to decline.

We will depend on repurchase agreements, warehouse facilities and other secured and unsecured forms of borrowing to execute our business plan, and our inability to access funding could have a material adverse effect on our results of operations, financial condition and business.

Our ability to fund our investments depends to a large extent upon our ability to secure repurchase, warehouse and other secured and unsecured financing on acceptable terms. We currently do not have any commitments for any of our proposed financing arrangements and can provide no assurance that lenders will be willing or able to provide us with sufficient financing. In addition, because repurchase agreements and warehouse facilities are short-term commitments of capital, lenders may respond to market conditions making it more difficult for us to secure continued financing. During certain periods of the credit cycle, lenders may curtail their willingness to provide financing. If we are not able to renew our then existing facilities or arrange for new financing on terms acceptable to us, or if we default on our covenants or are otherwise unable to access funds under any of these facilities, we may have to curtail our asset acquisition activities and/or dispose of assets.

It is possible that the lenders that will provide us with financing could experience changes in their ability to advance funds to us, independent of our performance or the performance of our investments. If one or more major market participants exits the business, it could adversely affect the marketability of all fixed-income securities, and this could negatively impact the value of our investments, thus reducing our net book value. Furthermore, if many of our potential lenders are unwilling or unable to provide us with financing, we could be forced to sell our investments at an inopportune time when prices are depressed. In addition, if the regulatory capital requirements imposed on our lenders change, they may be required to significantly increase the cost of the financing that they provide to us. Our lenders also may revise their eligibility requirements for the types of investments they are willing to finance or the terms of such financings, based on, among other factors, the regulatory environment and their management of perceived risk, particularly with respect to assignee liability. Moreover, the amount of financing we will receive under our repurchase agreements and warehouse facilities will be directly related to the lenders’ valuation of the assets that secure the outstanding borrowings. Typically repurchase and warehouse facilities grant the respective lender the absolute right to reevaluate the market value of the assets that secure outstanding borrowings at any time. If a lender determines in its sole discretion that the value of the assets has decreased, it has the right to initiate a margin call. A margin call would require us to transfer additional assets to such lender without any advance of funds from the lender for such transfer or to repay a portion of the outstanding borrowings. Any such margin call could have a material adverse effect on our results of operations, financial condition, business, liquidity and ability to make distributions to our stockholders, and could cause the value of our common stock to decline. We may be forced to sell assets at significantly depressed prices to meet such margin calls and to maintain adequate liquidity, which could cause us to incur losses. Moreover, to the extent we are forced to sell assets at such time, given market conditions, we may be selling at the same time as others facing similar pressures, which could exacerbate a difficult market environment and which could result in our incurring significantly greater losses on our sale of such assets. In an extreme case of market duress, a market may not even be present for certain of our assets at any price.

The current dislocation in the sub-prime mortgage sector, and the current weakness in the broader mortgage market, could adversely affect one or more of our potential lenders and could cause one or more of our potential lenders to be unwilling or unable to provide us with financing. This could potentially increase our financing costs and reduce our access to liquidity. If one or more major market participants fails, it could negatively impact the marketability of all fixed income securities, including our Target Assets, and this could negatively impact the value of the assets we acquire, thus reducing our net book value. Furthermore, if many of our potential lenders are unwilling or unable to provide us with financing, we could be forced to sell our assets at an inopportune time when prices are depressed.

We expect that certain of our financing facilities will contain covenants that restrict our operations and may inhibit our ability to grow our business and increase revenues.

We expect that certain of our financing facilities will contain restrictions, covenants, and representations and warranties that, among other things, will require us to satisfy specified financial, asset quality, loan eligibility and loan performance tests. If we fail to meet or satisfy any of these covenants or representations and warranties, we would be in default under these agreements and our lenders could elect to declare all amounts outstanding under the agreements to be immediately due and payable, enforce their respective interests against collateral pledged under such agreements and restrict our ability to make additional borrowings. We also expect our financing agreements will contain cross-default provisions, so that if a default occurs under any one agreement, the lenders under our other agreements could also declare a default.

The covenants and restrictions we expect in our financing facilities may restrict our ability to, among other things:

•	incur or guarantee additional debt;

•	make certain investments or acquisitions;

•	make distributions on or repurchase or redeem capital stock;

•	engage in mergers or consolidations;

•	finance mortgage loans with certain attributes;

•	reduce liquidity below certain levels;

•	grant liens or incur operating losses for more than a specified period;

•	enter into transactions with affiliates; and

•	hold mortgage loans for longer than established time periods.

These restrictions may interfere with our ability to obtain financing, including the financing needed to qualify as a REIT, or to engage in other business activities, which may significantly limit or harm our business, financial condition, liquidity and results of operations. A default and resulting repayment acceleration could significantly reduce our liquidity, which could require us to sell our assets to repay amounts due and outstanding. This could also significantly harm our business, financial condition, results of operations, and our ability to make distributions, which could cause the value of our common stock to decline. A default will also significantly limit our financing alternatives such that we will be unable to pursue our leverage strategy, which could curtail our investment returns.

The repurchase agreements, warehouse facilities and other secured and unsecured forms of borrowings that we will use to finance our investments may require us to provide additional collateral and may restrict us from leveraging our assets as fully as desired.

We intend to use repurchase agreements, warehouse facilities and other secured and unsecured forms of borrowing to finance our investments. If the market value of the loans or securities pledged or sold by us to a financing institution decline in value, we may be required by the financing institution to provide additional collateral or pay down a portion of the funds advanced, but we may not have the funds available to do so, which could result in defaults. Posting additional collateral to support our credit will reduce our liquidity and limit our ability to leverage our assets, which could adversely affect our business. In the event we do not have sufficient liquidity to meet such requirements, financing institutions can accelerate repayment of our indebtedness, increase interest rates, liquidate our collateral or terminate our ability to borrow. Such a situation would likely result in a rapid deterioration of our financial condition and possibly necessitate a filing for bankruptcy protection.

Further, financial institutions providing the credit facilities may require us to maintain a certain amount of cash uninvested or to set aside non-levered assets sufficient to maintain a specified liquidity position which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on equity. If we are unable to meet these collateral obligations, our financial condition could deteriorate rapidly.

If a counterparty to our repurchase transactions defaults on its obligation to resell the underlying security back to us at the end of the transaction term or if we default on our obligations under the repurchase agreement, we will lose money on our repurchase transactions.

When we engage in repurchase transactions, we generally sell securities to lenders (i.e., repurchase agreement counterparties) and receive cash from the lenders. The lenders are obligated to resell the same securities back to us at the end of the term of the transaction. Because the cash we receive from the lender when we initially sell the securities to the lender is less than the value of those securities (this difference is the haircut), if the lender defaults on its obligation to resell the same securities back to us we would incur a loss on the transaction equal to the amount of the haircut (assuming there was no change in the value of the securities). Further, if we default on one of our obligations under a repurchase transaction, the lender can terminate the transaction and cease entering into any other repurchase transactions with us. Our repurchase agreements contain cross-default provisions, so that if a default occurs under any one agreement, the lenders under our other agreements could also declare a default. Any losses we incur on our repurchase transactions could adversely affect our earnings and thus our cash available for distribution to our stockholders.

An increase in our borrowing costs relative to the interest we receive on our assets may adversely affect our profitability, and our cash available for distribution to our stockholders.

As our repurchase agreements and other short-term borrowings mature, we will be required either to enter into new borrowings or to sell certain of our investments. An increase in short-term interest rates at the time that we seek to enter into new borrowings would reduce the spread between our returns on our assets and the cost of our borrowings. This would adversely affect our returns on our assets, which might reduce earnings and, in turn, cash available for distribution to our stockholders.

If we issue senior securities we will be exposed to additional risks.

If we decide to issue senior securities in the future, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Holders of senior securities may be granted specific rights, including the right to hold a perfected security interest in certain of our assets, the right to accelerate payments due under the indenture, rights to restrict dividend payments, and rights to require approval to sell assets. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities.

Our securitizations will expose us to additional risks.

In addition to issuing senior securities as described above, we may in the future, and to the extent consistent with the REIT requirements, seek to securitize certain of our portfolio investments to generate cash for funding new investments. This would involve conveying a pool of assets to a special purpose vehicle (or the issuing entity) which would issue one or more classes of non-recourse notes pursuant to the terms of an indenture. The notes would be secured by the pool of assets. In exchange for the transfer of assets to the issuing entity, we would receive the cash proceeds on the sale of non-recourse notes and a 100% interest in the equity of the issuing entity. The securitization of our portfolio investments might magnify our exposure to losses on those portfolio investments because any equity interest we retain in the issuing entity would be subordinate to the notes issued to investors and we would, therefore, absorb all of the losses sustained with respect to a securitized pool of assets before the owners of the notes experience any losses. Moreover, we cannot be assured that we will be able to access the securitization market, or be able to do so at favorable rates. The inability to securitize our portfolio could hurt our performance and our ability to grow our business.

The use of securitization financings with over-collateralization requirements may have a negative impact on our cash flow.

We expect that the terms of securitizations we may issue will generally provide that the principal amount of assets must exceed the principal balance of the related bonds by a certain amount, commonly referred to as “over-collateralization.” We anticipate that the securitization terms will provide that, if certain delinquencies or losses exceed the specified levels based on the analysis by the rating agencies (or any financial guaranty insurer) of the characteristics of the assets collateralizing the bonds, the required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses or delinquencies did not exceed those levels. Other tests (based on delinquency levels or other criteria) may restrict our ability to receive net income from assets collateralizing the obligations. We cannot assure you that the performance tests will be satisfied. In advance of completing negotiations with the rating agencies or other key transaction parties on our future securitization financings, we cannot assure you of the actual terms of the securitization delinquency tests, over-collateralization terms, cash flow release mechanisms or other significant factors regarding the calculation of net income to us. Given recent volatility in the securitization market, rating agencies may depart from historic practices for securitization financings, making them more costly for us. Failure to obtain favorable terms with regard to these matters may materially and adversely affect the availability of net income to us. If our assets fail to perform as anticipated, over-collateralization or other credit enhancement expense associated with our securitization financings will increase.

We may enter into hedging transactions that could expose us to contingent liabilities in the future.

Subject to maintaining our qualification as a REIT, part of our investment strategy will involve entering into hedging transactions that could require us to fund cash payments in certain circumstances (e.g., the early termination of the hedging instrument caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the hedging instrument). The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. These economic losses will be reflected in our results of operations, and our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time, and the need to fund these obligations could adversely impact our financial condition.

Hedging against interest rate exposure may adversely affect our earnings, which could reduce our cash available for distribution to our stockholders.

Subject to maintaining our qualification as a REIT, we intend to pursue various hedging strategies to seek to reduce our exposure to adverse changes in interest rates. Our hedging activity will vary in scope based on the level and volatility of interest rates, the type of assets held and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedges may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability;

•	the amount of income that a REIT may earn from hedging transactions (other than through TRSs) to offset interest rate losses is limited by U.S. federal tax provisions governing REITs;

•	the credit quality of the hedging counterparty owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

•	the hedging counterparty owing money in the hedging transaction may default on its obligation to pay.

Our hedging transactions, which are intended to limit losses, may actually adversely affect our earnings, which could reduce our cash available for distribution to our stockholders.

In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying hedging transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in its default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

Declines in the market values of our investments may adversely affect periodic reported results and credit availability, which may reduce earnings and, in turn, cash available for distribution to our stockholders.

A substantial portion of our assets will be classified for accounting purposes as “available-for-sale.” Changes in the market values of those assets will be directly charged or credited to stockholders’ equity. As a result, a decline in values may reduce the book value of our company. Moreover, if the decline in value of an available-for-sale security is other than temporary, such decline will reduce earnings.

A decline in the market value of our assets may adversely affect us, particularly in instances where we have borrowed money based on the market value of those assets. If the market value of those assets declines, the lender may require us to post additional collateral to support the loan. If we were unable to post the additional collateral, we would have to sell the assets at a time when we might not otherwise choose to do so. A reduction in credit available may reduce our earnings and, in turn, cash available for distribution to stockholders.

The lack of liquidity in our investments may adversely affect our business.

We may invest in securities or other instruments that are not publicly traded. A portion of these securities may be subject to legal and other restrictions on resale or will otherwise be less liquid than publicly-traded securities. The illiquidity of our investments may make it difficult for us to sell such investments if the need or desire arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our investments. Further, we may face other restrictions on our ability to liquidate an investment in a business entity to the extent that we or our Manager has or could be attributed with material, non-public information regarding such business entity. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our results of operations and financial condition.

We are highly dependent on information systems and systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our common stock and our ability to pay dividends.

Our business is highly dependent on communications and information systems of our Manager. Any failure or interruption of our Manager’s systems could cause delays or other problems in our securities trading activities, which could have a material adverse effect on our operating results and negatively affect the market price of our common stock and our ability to pay dividends to our stockholders.

We expect to be required to obtain various state licenses in order to purchase mortgage loans in the secondary market, and there is no assurance we will be able to obtain or maintain those licenses.

While we are not required to obtain licenses to purchase mortgage-backed securities, we will be required to obtain various state licenses to purchase mortgage loans in the secondary market. We have not applied for these licenses and expect that this process will be costly and could take several months. There is no assurance that we will obtain all of the licenses that we desire or that we will not experience significant delays in seeking these licenses. Furthermore, we will be subject to various information and other requirements to maintain these licenses and there is no assurance that we will satisfy those requirements. Our failure to obtain or maintain licenses will restrict our investment options and could harm our business.

We may be subject to liability for potential violations of predatory lending laws, which could adversely impact our results of operations, financial condition and business.

Various federal, state and local laws have been enacted that are designed to discourage predatory lending practices. The Home Ownership and Equity Protection Act of 1994, commonly known as HOEPA, prohibits inclusion of certain provisions in residential mortgage loans that have mortgage rates or origination costs in excess of prescribed levels and requires that borrowers be given certain disclosures prior to origination. Some states have enacted, or may enact, similar laws or regulations, which in some cases impose restrictions and requirements greater than those in HOEPA. In addition, under the anti-predatory lending laws of some states, the origination of certain residential mortgage loans, including loans that are not classified as “high cost” loans under applicable law, must satisfy a net tangible benefits test with respect to the related borrower. This test may be highly subjective and open to interpretation. As a result, a court may determine that a residential mortgage loan, for example, does not meet the test even if the related originator reasonably believed that the test was satisfied.

The increasing number of proposed federal, state and local laws may affect certain mortgage-related assets in which we intend to invest and could increase our cost of doing business.

The U.S. Congress and various state and local legislatures are considering, and in the future may consider, legislation which could affect certain mortgage-related assets in which we intend to invest. For example, legislation has been and may continue to be proposed to change the relationship between Fannie Mae and Freddie Mac, on the one hand, and the federal government, on the other hand, or may require Fannie Mae and Freddie Mac to reduce the amount of mortgages they own or guarantee. Any type of legislation enacted into law affecting the Agencies may create market uncertainty and have the effect of reducing the actual or perceived credit quality of Agency MBS. As a result, such legislation could increase the risk of loss on our investments in Agency MBS. Any legislation requiring Fannie Mae or Freddie Mac to reduce the amount of mortgages they own or guarantee could adversely affect the availability and pricing of Agency MBS. In addition, legislation has been proposed which, among other provisions, could hinder the ability of the servicer to foreclose promptly on defaulted mortgage loans or would permit limited assignee liability for certain violations in the mortgage loan origination process, which could result in us being held responsible for violations in the mortgage loan origination process. We cannot predict whether or in what form the U.S. Congress or the various state and local legislatures may enact legislation affecting our business. We will evaluate the potential impact of any initiatives which, if enacted, could affect our practices and results of operations. We are unable to predict whether federal, state or local authorities will enact law, rules or regulations that will require changes in our practices in the future, and any such changes could adversely affect our cost of doing business and profitability.

We will be subject to the requirements of the Sarbanes-Oxley Act of 2002.

After we become a public company, our management will be required to deliver a report that assesses the effectiveness of our internal controls over financial reporting, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (or Sarbanes-Oxley Act). Section 404 of the Sarbanes-Oxley Act requires our independent registered public accounting firm to deliver an attestation report on management’s assessment of, and the operating effectiveness of, our internal controls over financial reporting in conjunction with their opinion on our audited financial statements as of December 31 subsequent to the year in which our registration statement becomes effective. Substantial work on our part is required to implement appropriate processes, document the system of internal control over key processes, assess their design, remediate any deficiencies identified and test their operation. This process is expected to be both costly and challenging. We cannot give any assurances that material weaknesses will not be identified in the future in connection with our compliance with the provisions of Sections 302 and 404 of the Sarbanes-Oxley Act. The existence of any material weakness described above would preclude a conclusion by management and our independent auditors that we maintained effective internal control over financial reporting. Our management may be required to devote significant time and incur significant expense to remediate any material weaknesses that may be discovered and may not be able to remediate any material weaknesses in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause stockholders to lose confidence in our reported financial information, all of which could lead to a decline in the trading price of our common stock.

Risks Related To Our Investments

We may not realize gains or income from our investments.

We seek to generate both current income and capital appreciation for our stockholders. However, the securities we invest in may not appreciate in value and, in fact, may decline in value, and the debt securities we invest in may default on interest and/or principal payments. Accordingly, we may not be able to realize gains or income from our investments. Any gains that we do realize may not be sufficient to offset any other losses we experience. Any income that we realize may not be sufficient to offset our expenses.

We have not yet identified any specific investments.

We have not yet identified any specific investments for our portfolio and, thus, you will not be able to evaluate any proposed investments before purchasing shares of our common stock. Additionally, our investments will be selected by our Manager and our stockholders will not have input into such investment decisions. Both of these factors will increase the uncertainty, and thus the risk, of investing in shares of our common stock.

Until appropriate investments can be identified, our Manager may invest the net proceeds of this offering and the concurrent private offering in interest-bearing short-term investments, including money market accounts, that are consistent with our intention to qualify as a REIT. These investments are expected to provide a lower net return than we will seek to achieve from investments in our Target Assets. We expect to reallocate a portion of the net proceeds from these offerings into a more diversified portfolio of investments within six months, subject to the availability of appropriate investment opportunities. Our Manager intends to conduct due diligence with respect to each investment and suitable investment opportunities may not be immediately available. Even if opportunities are available, there can be no assurance that our Manager’s due diligence processes will uncover all relevant facts or that any investment will be successful.

We may allocate the net proceeds from this offering and the concurrent private offering to investments with which you may not agree.

We will have significant flexibility in investing the net proceeds of this offering and the concurrent private offering. You will be unable to evaluate the manner in which the net proceeds of these offerings will be invested or the economic merit of our expected investments and, as a result, we may use the net proceeds from these offerings to invest in investments with which you may not agree. The failure of our management to apply these proceeds effectively or find investments that meet our investment criteria in sufficient time or on acceptable terms could result in unfavorable returns, could cause a material adverse effect on our business, financial condition, liquidity, results of operations and ability to make distributions to our stockholders, and could cause the value of our common stock to decline.

Our investments may be concentrated and will be subject to risk of default.

While we intend to diversify our portfolio of investments in the manner described in this prospectus, we are not required to observe specific diversification criteria, except as may be set forth in the investment guidelines adopted by our board of directors. Therefore, our investments may at times be concentrated in certain property types that are subject to higher risk of foreclosure, or secured by properties concentrated in a limited number of geographic locations. To the extent that our portfolio is concentrated in any one region or type of security, downturns relating generally to such region or type of security may result in defaults on a number of our investments within a short time period, which may reduce our net income and the value of our shares and accordingly reduce our ability to pay dividends to our stockholders.

Increases in interest rates could adversely affect the value of our investments and cause our interest expense to increase, which could result in reduced earnings or losses and negatively affect our profitability as well as the cash available for distribution to our stockholders.

We expect to invest in mortgage-related assets primarily by purchasing MBS, residential mortgage loans and other real estate-related financial assets. In a normal yield curve environment, an investment in these types of assets will generally decline in value if long-term interest rates increase. Declines in market value may ultimately reduce earnings or result in losses to us, which may negatively affect cash available for distribution to our stockholders.

A significant risk associated with these investments is the risk that both long-term and short-term interest rates will increase significantly. If long-term rates increased significantly, the market value of these investments would decline, and the duration and weighted average life of the investments would increase. We could realize a loss if the securities were sold. At the same time, an increase in short-term interest rates would increase the amount of interest owed on the repurchase agreements we may enter into to finance the purchase of these securities.

Market values of our investments may decline without any general increase in interest rates for a number of reasons, such as increases or expected increases in defaults, increases or expected increases in voluntary prepayments for those investments that are subject to prepayment risk or widening of credit spreads.

In addition, in a period of rising interest rates, our operating results will depend in large part on the difference between the income from our assets, net of credit losses, and financing costs. We anticipate that, in most cases, the income from such assets will respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income. Increases in these rates will tend to decrease our net income and market value of our assets.

Interest rate fluctuations may adversely affect the value of our assets, net income and common stock.

Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. Interest rate fluctuations present a variety of risks, including the risk of a narrowing of the difference between asset yields and borrowing rates, flattening or inversion of the yield curve and fluctuating prepayment rates, and may adversely affect our income and the value of our common stock. Furthermore, the stock market has recently experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performances. Additionally, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our common stock.

Some of our portfolio investments will be recorded at fair value (as determined in accordance with our pricing policy as approved by our board of directors) and, as a result, there will be uncertainty as to the value of these investments.

Some of our portfolio investments will be in the form of securities that are not publicly traded. The fair value of securities and other investments that are not publicly traded may not be readily determinable. We will value these investments quarterly at fair value, as determined in accordance with Statement of Financial Accounting Standards (or SFAS) No. 157, “Fair Value Measurements” (or FAS 157), which may include unobservable inputs. Because such valuations are subjective, the fair value of certain of our assets may fluctuate over short periods of time and our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. The value of our common stock could be adversely affected if our determinations regarding the fair value of these investments were materially higher than the values that we ultimately realize upon their disposal.

A prolonged economic slowdown, a lengthy or severe recession or declining real estate values could impair our investments and harm our operations.

We believe the risks associated with our business will be more severe during periods of economic slowdown or recession if these periods are accomplished by declining real estate values. Declining real estate values will likely reduce our level of new mortgage loan originations since borrowers often use appreciation in the value of their existing properties to support the purchase or investment in additional properties. Borrowers may also be less able to pay principal and interest on our loans if the value of real estate weakens. Further, declining real estate values significantly increase the likelihood that we will incur losses on our loans in the event of default because the value of our collateral may be insufficient to cover our cost on the loan. Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect both our net interest income from loans in our portfolio as well as our ability to originate, sell and securitize loans, which would significantly harm our revenues, results of operations, financial condition, business prospects and our ability to make distributions to our stockholders.

Prepayment rates may adversely affect the value of our investment portfolio.

The value of our assets may be affected by prepayment rates on mortgage loans. If we acquire mortgage-related securities, we anticipate that the underlying mortgages will prepay at a projected rate generating an expected yield. If we purchase assets at a premium to par value, when borrowers prepay their mortgage loans faster than expected, the corresponding prepayments on the mortgage-related securities may reduce the expected yield on such securities because we will have to amortize the related premium on an accelerated basis. Conversely, if we purchase assets at a discount to par value, when borrowers prepay their mortgage loans slower than expected, the decrease in corresponding prepayments on the mortgage-related securities may reduce the expected yield on such securities because we will not be able to accrete the related discount as quickly as originally anticipated. Prepayment rates on loans are influenced by changes in market interest rates and a variety of economic, geographic and other factors beyond our control. Consequently, such prepayment rates cannot be predicted with certainty and no strategy can completely insulate us from prepayment or other such risks. In periods of declining interest rates, prepayment rates on mortgage loans generally increase. If general interest rates decline at the same time, the proceeds of such prepayments received during such periods are likely to be reinvested by us in assets yielding less than the yields on the assets that were prepaid. In addition, the market value of the assets may, because of the risk of prepayment, benefit less than other fixed income securities from declining interest rates.

The mortgage loans we will invest in and the mortgage loans underlying the mortgage and asset-backed securities we will invest in are subject to delinquency, foreclosure and loss, which could result in losses to us.

Residential mortgage loans are secured by single-family residential property and are subject to risks of delinquency and foreclosure and risks of loss. The ability of a borrower to repay a loan secured by a residential property typically is dependent upon the income or assets of the borrower. A number of factors, including a general economic downturn, acts of God, terrorism, social unrest and civil disturbances, may impair borrowers’ abilities to repay their loans. In addition, we intend to invest in non-Agency MBS, which are backed by residential real property but, in contrast to Agency MBS, their principal and interest is not guaranteed by federally chartered entities such as Fannie Mae and Freddie Mac and, in the case of Ginnie Mae, the U.S. government. Asset-backed securities are bonds or notes backed by loans or other financial assets. The ability of a borrower to repay these loans or other financial assets is dependent upon the income or assets of these borrowers.

In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law.

Our real estate investments are subject to risks particular to real property.

We own assets secured by real estate and may own real estate directly in the future, either through direct investments or upon a default of mortgage loans. Real estate investments are subject to various risks, including:

•	acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses;

•	acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001;

•	adverse changes in national and local economic and market conditions;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	costs of remediation and liabilities associated with environmental conditions such as indoor mold; and

•	the potential for uninsured or under-insured property losses.

If any of these or similar events occurs, it may reduce our return from an affected property or investment and reduce or eliminate our ability to make distributions to stockholders.

We may be exposed to environmental liabilities with respect to properties to which we take title, which may in turn decrease the value of the underlying properties.

In the course of our business, we may take title to real estate, and, if we do take title, we could be subject to environmental liabilities with respect to these properties. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation, and clean-up costs incurred by these parties in connection with environmental contamination, or we may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity, and results of operations could be materially and adversely affected. In addition, an owner or operator of real property may become liable under various federal, state and local laws, for the costs of removal of certain hazardous substances released on its property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of hazardous substances may adversely affect an owner’s ability to sell real estate or borrow using real estate as collateral. To the extent that an owner of an underlying property becomes liable for removal costs, the ability of the owner to make debt payments may be reduced, which in turn may adversely affect the value of the relevant mortgage-related assets held by us.

Risks Related To Our Common Stock

There is no public market for our common stock and a market may never develop, which could result in holders of our common stock being unable to monetize their investment.

Our shares of common stock are newly issued securities for which there is no established trading market. We expect that our common stock will be approved for listing on the NYSE, but there can be no assurance that an active trading market for our common stock will develop. Accordingly, no assurance can be given as to the ability of our stockholders to sell their common stock or the price that our stockholders may obtain for their common stock.

Even if an active trading market develops, the market price of our common stock may be highly volatile and could be subject to wide fluctuations after this offering and may fall below the offering price. Some of the factors that could negatively affect our share price include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in our earnings estimates or publication of research reports about us or the real estate industry;

•	increases in market interest rates that may lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions to or departures of our Manager’s key personnel;

•	actions by stockholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.

Common stock eligible for future sale may have adverse effects on our share price.

We are offering 16,666,667 shares of our common stock as described in this prospectus. In addition, MFA will hold a number of shares of our common stock and OP units equal in the aggregate to 9.8% of our outstanding shares of common stock and OP units after giving effect to the shares sold in this offering, excluding shares sold pursuant to the underwriters’ exercise of their overallotment option, of which approximately 9.55% will be shares of our common stock and 0.25% will be OP units. The OP units are generally exchangeable, on a one-for-one basis, by the unitholders for cash equal to the market value of an equivalent number of shares of our common stock or, at our option, shares of our common stock. Our 2008 equity incentive plan provides for grants of restricted common stock and other equity-based awards up to an aggregate of 8% of the issued and outstanding shares of our common stock (on a fully diluted basis and including shares and OP units to be sold to MFA concurrently with this offering and shares to be sold pursuant to the underwriters’ exercise of their overallotment option) at the time of the award, subject to a ceiling of 40,000,000 shares available for issuance under the plan. Each independent director will receive 3,000 shares of our restricted common stock upon completion of this offering. In addition, our executive officers and our Manager’s personnel will receive shares of our restricted common stock under our 2008 equity incentive plan which, as a group and together with the shares to be granted to our independent directors, will be an aggregate of 3.3% of the issued and outstanding shares of our common stock after giving effect to the shares sold in this offering, including shares sold pursuant to the underwriters’ exercise of their overallotment option. The shares of restricted common stock to be granted to our executive officers and our Manager’s personnel shall vest in equal installments on the first business day of each fiscal quarter over a period of five years expected to begin on July 1, 2008 and the shares of restricted common stock to be granted to our independent directors shall fully vest on January 1, 2009. We will not make distributions on shares of restricted common stock to be granted to our independent directors and the personnel of our Manager upon completion of the offering which have not vested.

We, MFA, and our executive officers and directors have agreed with the underwriters to a 180 day lock-up period (subject to extensions), meaning that, until the end of the 180 day lock-up period, we and they will not, subject to certain exceptions, sell or transfer any shares of common stock without the prior consent of UBS Securities LLC, Deutsche Bank Securities Inc. and Morgan Stanley & Co. Incorporated, the representatives of the underwriters. The representatives of the underwriters may, in their sole discretion, at any time from time to time and without notice, waive the terms and conditions of the lock-up agreements to which they are a party. Additionally, MFA has agreed with us to a further lock-up period that will expire at the earlier of (i) the date which is three years following the date of this prospectus or (ii) the termination of the management agreement. Assuming no exercise of the underwriters’ overallotment option to purchase additional shares, approximately 12.85% of our shares of common stock are subject to lock-up agreements. When the lock-up periods expire, these shares of common stock will become eligible for sale, in some cases subject to the requirements of Rule 144 under the Securities Act of 1933, as amended (or the Securities Act), which are described under “Shares Eligible for Future Sale.”

We cannot predict the effect, if any, of future sales of our common stock, or the availability of shares for future sales, on the market price of our common stock. The market price of our common stock may decline significantly when the restrictions on resale by certain of our stockholders lapse. Sales of substantial amounts of common stock or the perception that such sales could occur may adversely affect the prevailing market price for our common stock.

Also, we may issue additional shares in subsequent public offerings or private placements to make new investments or for other purposes. We are not required to offer any such shares to existing stockholders on a preemptive basis. Therefore, it may not be possible for existing stockholders to participate in such future share issuances, which may dilute the existing stockholders’ interests in us.

We have not established a minimum distribution payment level and we cannot assure you of our ability to pay distributions in the future.

We intend to pay quarterly distributions and to make distributions to our stockholders in an amount such that we distribute all or substantially all of our REIT taxable income in each year, subject to certain adjustments. We have not established a minimum distribution payment level and our ability to pay distributions may be adversely affected by a number of factors, including the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, debt covenants, maintenance of our REIT qualification and other factors as our board of directors may deem relevant from time to time. We believe that a change in any one of the following factors could adversely affect our results of operations and impair our ability to pay distributions to our stockholders:

•	the profitability of the investment of the net proceeds of this offering;

•	our ability to make profitable investments;

•	margin calls or other expenses that reduce our cash flow;

•	defaults in our asset portfolio or decreases in the value of our portfolio; and

•	the fact that anticipated operating expense levels may not prove accurate, as actual results may vary from estimates.

We cannot assure you that we will achieve investment results that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions in the future. In addition, some of our distributions may include a return in capital.

Investing in our shares may involve a high degree of risk.

The investments we make in accordance with our investment objectives may result in a high amount of risk when compared to alternative investment options and volatility or loss of principal. Our investments may be highly speculative and aggressive, and therefore an investment in our shares may not be suitable for someone with lower risk tolerance.

Risks Related to Our Organization and Structure

Certain provisions of Maryland law could inhibit changes in control.

Certain provisions of the Maryland General Corporation Law (or the MGCL) may have the effect of deterring a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide the holders of our shares of common stock with the opportunity to realize a premium over the then-prevailing market price of such shares. We are subject to the “business combination” provisions of the MGCL that, subject to limitations, prohibit certain business combinations (including a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of our then outstanding voting shares or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of our then outstanding voting shares) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder. After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least (1) eighty percent of the votes entitled to be cast by holders of outstanding shares of our voting stock; and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations (1) between us and MFA or its affiliates and (2) between us and any person, provided that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person).

The “control share” provisions of the MGCL provide that “control shares” of a Maryland corporation (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding votes entitled to be cast by the acquirer of control shares, our officers and our employees who are also our directors. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

The “unsolicited takeover” provisions of the MGCL permit our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement takeover defenses, some of which (for example, a classified board) we do not yet have. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under the circumstances that otherwise could provide the holders of our shares of common stock with the opportunity to realize a premium over the then current market price. Our charter contains a provision whereby we have elected to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to the filling of vacancies on our board of directors. See “Certain Provisions of Maryland General Corporation Law and Our Charter and Bylaws — Business Combinations” and “Certain Provisions of Maryland General Corporation Law and Our Charter and Bylaws — Control Share Acquisitions.”

Our authorized but unissued shares of common and preferred stock may prevent a change in our control.

Our charter authorizes us to issue additional authorized but unissued shares of common or preferred stock. In addition, our board of directors may, without stockholder approval, amend our charter to increase the aggregate number of our shares of stock or the number of shares of stock of any class or series that we have authority to issue and classify or reclassify any unissued shares of common or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board may establish a series of shares of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders.

We are the sole general partner of our Operating Partnership and could become liable for the debts and other obligations of our Operating Partnership beyond the amount of our initial expenditure.

We are the sole general partner of our Operating Partnership, MFR Operating Partnership, LP, and upon the consummation of this offering will own 98.75% of the OP units in the Operating Partnership. As the sole general partner, we are liable for our Operating Partnership’s debts and other obligations. Therefore, if our Operating Partnership is unable to pay its debts and other obligations, we will be liable for such debts and other obligations beyond the amount of our expenditure for ownership interests in our Operating Partnership. These obligations could include unforeseen contingent liabilities and could materially adversely affect our financial condition, operating results and ability to make distributions to our stockholders.

Tax Risks

Our failure to qualify as a REIT would subject us to U.S. federal income tax and potentially increased state and local taxes, which would reduce the amount of cash available for distribution to our stockholders.

We have been organized and we intend to operate in a manner that will enable us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2008. We have not requested and do not intend to request a ruling from the Internal Revenue Service (or the IRS) that we qualify as a REIT. The U.S. federal income tax laws governing REITs are complex. The complexity of these provisions and of the applicable U.S. Treasury Department regulations that have been promulgated under the Internal Revenue Code, or Treasury Regulations, is greater in the case of a REIT that, like us, holds its assets through a partnership, and judicial and administrative interpretations of the U.S. federal income tax laws governing REIT qualification are limited. To qualify as a REIT, we must meet, on an ongoing basis, various tests regarding the nature of our assets and our income, the ownership of our outstanding shares, and the amount of our distributions. Moreover, new legislation, court decisions or administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for us to qualify as a REIT. Thus, while we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year. These considerations also might restrict the types of assets that we can acquire in the future.

If we fail to qualify as a REIT in any taxable year, and we do not qualify for certain statutory relief provisions, we would be required to pay U.S. federal income tax on our taxable income, and distributions to our stockholders would not be deductible by us in determining our taxable income. In such a case, we might need to borrow money or sell assets in order to pay our taxes. Our payment of income tax would decrease the amount of our income available for distribution to our stockholders. Furthermore, if we fail to maintain our qualification as a REIT, we no longer would be required to distribute substantially all of our net taxable income to our stockholders. In addition, unless we were eligible for certain statutory relief provisions, we could not re-elect to qualify as a REIT until the fifth calendar year following the year in which we failed to qualify.

Even if we qualify as a REIT for U.S. federal income tax purposes, we may be required to pay some U.S. federal, state and local taxes on our income or property and, in certain cases, a 100% penalty tax in the event we sell property, including mortgage loans, held as inventory or held primarily for sale to customers in the ordinary course of business, or if a TRS of ours enters into agreements with us on a basis that is determined to be other than arm’s-length. In addition, any domestic TRS we own will be required to pay regular U.S. federal, state and local income taxes on its taxable income, including income from the sale of any loans that it holds in portfolio, as well as any other applicable taxes.

Our qualification as a REIT and exemption from U.S. federal income tax with respect to certain assets may be dependent on the accuracy of legal opinions or advice rendered or given or statements by the issuers of securities in which we invest, and the inaccuracy of any such opinions, advice or statements may adversely affect our REIT qualification and result in significant corporate level tax.

When purchasing securities, we may rely on opinions or advice of counsel for the issuer of such securities, or statements made in related offering documents, for purposes of determining whether such securities represent debt or equity securities for U.S. federal income tax purposes, and also to what extent those securities constitute REIT real estate assets for purposes of the REIT asset tests and produce income which qualifies under the 75% REIT gross income test. In addition, when purchasing the equity tranche of a securitization, we may rely on opinions or advice of counsel regarding the qualification of the securitization for exemption from U.S. corporate income tax and the qualification of interests in such securitization as debt for U.S. federal income tax purposes. The inaccuracy of any such opinions, advice or statements may adversely affect our REIT qualification and result in significant corporate-level tax.

Certain financing activities may subject us to U.S. federal income tax and increase the tax liability of our stockholders.

We may enter into transactions that could result in us, our Operating Partnership or a portion of our assets being treated as a “taxable mortgage pool” for U.S. federal income tax purposes. Specifically, we may securitize MBS that we acquire and such securitizations would likely result in us owning interests in a taxable mortgage pool. We would be precluded from holding equity interests in such a securitization through our Operating Partnership. Accordingly, we would likely enter into such transactions at a subsidiary REIT level, and will be precluded from selling to outside investors equity interests in such securitizations or from selling any debt securities issued in connection with such securitizations that might be considered to be equity interests for U.S. federal income tax purposes. We are taxed at the highest corporate income tax rate on a portion of the income, referred to as “excess inclusion income,” arising from a taxable mortgage pool that is allocable to the percentage of our shares held in record name by “disqualified organizations,” which are generally certain cooperatives, governmental entities and tax-exempt organizations that are exempt from tax on unrelated business taxable income. To the extent that common stock owned by “disqualified organizations” is held in record name by a broker/dealer or other nominee, the broker/dealer or other nominee would be liable for the corporate level tax on the portion of our excess inclusion income allocable to the common stock held by the broker/dealer or other nominee on behalf of the “disqualified organizations.” We expect that disqualified organizations will own our stock. Because this tax would be imposed on us, all of our investors, including investors that are not disqualified organizations, will bear a portion of the tax cost associated with the classification of us or a portion of our assets as a taxable mortgage pool. A regulated investment company (or RIC) or other pass-through entity owning our common stock in record name will be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to their owners that are disqualified organizations.

In addition, if we realize excess inclusion income and allocate it to our stockholders, this income cannot be offset by net operating losses of our stockholders. If the stockholder is a tax-exempt entity and not a disqualified organization, then this income is fully taxable as unrelated business taxable income under Section 512 of the Internal Revenue Code. If the stockholder is a foreign person, it would be subject to U.S. federal income tax withholding on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty. If the stockholder is a REIT, a RIC, common trust fund or other pass-through entity, our allocable share of our excess inclusion income could be considered excess inclusion income of such entity. Accordingly, such investors should be aware that a significant portion of our income may be considered excess inclusion income. Finally, if a subsidiary REIT through which we held taxable mortgage pool securitizations, were to fail to qualify as a REIT, our taxable mortgage pool securitizations will be treated as separate taxable corporations for U.S. federal income tax purposes that could not be included in any consolidated corporate tax return.

The failure of a loan subject to a repurchase agreement or a mezzanine loan to qualify as a real estate asset would adversely affect our ability to qualify as a REIT.

We intend to enter into repurchase agreements under which we will nominally sell certain of our loan assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owner of the loan assets that are the subject of any such agreement notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the loan assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.

In addition, we may acquire mezzanine loans, which are loans secured by equity interests in a partnership or limited liability company that directly or indirectly owns real property. In Revenue Procedure 2003-65, the IRS provided a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We may acquire mezzanine loans that may not meet all of the requirements for reliance on this safe harbor. In the event we own a mezzanine loan that does not meet the safe harbor, the IRS could challenge such loan’s treatment as a real estate asset for purposes of the REIT asset and income tests, and if such a challenge were sustained, we could fail to qualify as a REIT.

We may lose our REIT qualification or be subject to a penalty tax if we earn and the IRS successfully challenges our characterization of income from foreign TRSs.

We may make investments in non-U.S. corporations some of which may, together with us, make a TRS election. We likely will be required to include in our income, even without the receipt of actual distributions, earnings from any such foreign TRSs or other non-U.S. corporations in which we hold an equity interest. The provisions that set forth what income is qualifying income for purposes of the 95% gross income test provide that gross income derived from dividends, interest and certain other enumerated classes of passive income qualify for purposes of the 95% gross income test. Income inclusions from equity investments in a foreign TRS or other non-U.S. corporations in which we hold an equity interest will be technically neither dividends nor any of the other enumerated categories of income specified in the 95% gross income test for U.S. federal income tax purposes, and there is no other clear precedent with respect to the qualification of such income. However, based on advice of counsel, we intend to treat such income inclusions, to the extent distributed by a foreign TRS or other non-U.S. corporation in which we hold an equity interest in the year accrued, as qualifying income for purposes of the 95% gross income test. Nevertheless, because this income does not meet the literal requirements of the REIT provisions, it is possible that the IRS could successfully take the position that such income is not qualifying income. We do not currently expect such income together with any other nonqualifying income that we receive for purposes of the 95% gross income test to be in excess of 5% of our annual gross income. In the event that such income, together with any other nonqualifying income for purposes of the 95% gross income test was in excess of 5% of our annual gross income and was determined not to qualify for the 95% gross income test, we would be subject to a penalty tax with respect to such income to the extent it and our other nonqualifying income exceeds 5% of our gross income and/or we could fail to qualify as a REIT. See “U.S. Federal Income Tax Considerations.” In addition, if such income was determined not to qualify for the 95% gross income test, we would need to invest in sufficient qualifying assets, or sell some of our interests in any foreign TRSs or other non-U.S. corporations in which we hold an equity interest to ensure that the income recognized by us from our foreign TRSs or such other non-U.S. corporations does not exceed 5% of our gross income.

Even if we qualify as a REIT, we may face tax liabilities that reduce our cash flow.

Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, franchise, property and transfer taxes, including mortgage recording taxes. See “U.S. Federal Income Tax Considerations — Taxation of REITs in General.” In addition, any TRSs we own will be subject to U.S. federal, state and local corporate taxes. In order to meet the REIT qualification requirements, or to avoid the imposition of a 100% tax that applies to certain gains derived by a REIT from sales of inventory or property held primarily for sale to customers in the ordinary course of business, we may hold some of our assets through taxable subsidiary corporations, including TRSs. Any taxes paid by such subsidiary corporations would decrease the cash available for distribution to our stockholders.

Failure to make required distributions would subject us to tax, which would reduce the cash available for distribution to our stockholders, and accordingly we may be required to incur debt or sell assets to make such distributions.

In order to qualify as a REIT, we must distribute to our stockholders, each calendar year, at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we are subject to U.S. federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than the sum of:

•	85% of our ordinary income for that year;

•	95% of our capital gain net income for that year; and

•	100% of our undistributed taxable income from prior years.

We intend to distribute our net income to our stockholders in a manner intended to satisfy the 90% distribution requirement and to avoid both corporate income tax and the 4% nondeductible excise tax. There is no requirement that our domestic TRSs distribute their after-tax net income to us and such domestic TRSs that we form may, to the extent consistent with maintaining our qualification as a REIT, determine not to make any current distributions to us.

Our taxable income may substantially exceed our net income as determined by GAAP because, for example, expected capital losses will be deducted in determining our GAAP net income, but may not be deductible in computing our taxable income. In addition, we will likely invest in assets, including debt instruments requiring us to accrue original issue discount (or OID), that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets, referred to as “phantom income.” Although some types of phantom income are excluded to the extent they exceed 5% of our net income in determining the 90% distribution requirement, we may incur corporate income tax and the 4% nondeductible excise tax with respect to any phantom income items if we do not distribute those items on an annual basis. As a result of the foregoing, we may generate less cash flow than taxable income in a particular year. In that event, we may be required to use cash reserves, incur debt, or liquidate non-cash assets at rates or times that we regard as unfavorable in order to satisfy the distribution requirement and to avoid U.S. federal corporate income tax and the 4% nondeductible excise tax in that year.

Although our use of TRSs may be able to partially mitigate the impact of meeting the requirements necessary to maintain our qualification as a REIT, our ownership of and relationship with our TRSs is limited and a failure to comply with the limits would jeopardize our REIT qualification and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

TRSs that we may form will pay U.S. federal, state and local income tax on their taxable income, and their after-tax net income will be available for distribution to us but are not required to be distributed to us. We anticipate that the aggregate value of the securities of our TRSs will be less than 20% of the value of our total assets (including our TRS securities). Furthermore, we monitor the value of our respective investments in our TRSs for the purpose of ensuring compliance with the rule that no more than 20% of the value of a REIT’s assets may consist of TRS securities (which is applied at the end of each calendar quarter).

Dividends payable by REITs do not qualify for the reduced tax rates on dividend income from regular corporations, which could adversely affect the value of our shares.

The maximum U.S. federal income tax rate for certain qualified dividends payable to domestic stockholders that are individuals, trusts and estates is 15% (through 2010). Dividends payable by REITs, however, are generally not eligible for the reduced rates and therefore may be subject to a 35% maximum U.S. federal income tax rate on ordinary income. Although the reduced U.S. federal income tax rate applicable to dividend income from regular corporate dividends does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our shares.

Liquidation of assets may jeopardize our REIT qualification.

To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our assets to repay obligations to our lenders, we may be unable to comply with these requirements, thereby jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as inventory or property held primarily for sale to customers in the ordinary course of business.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Internal Revenue Code may limit our ability to hedge our assets and operations, as any income that we generate from transactions intended to hedge our interest rate and currency risks will generally constitute income that does not qualify for purposes of the 75% REIT gross income test and will be qualifying income for purposes of the REIT 95% gross income test if the instrument hedges interest rate risk or foreign currency exposure on liabilities used to carry or acquire real estate and such instrument is properly identified under applicable Treasury regulations. In addition, any income from other hedges would generally constitute nonqualifying income for purposes of both the 75% and 95% REIT gross income tests. See “U.S. Federal Income Tax Considerations — Gross Income Tests — Hedging Transactions.” As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

The share ownership limits that apply to REITs, as prescribed by the Internal Revenue Code and by our charter, may inhibit market activity in our shares of common stock and restrict our business combination opportunities.

In order for us to qualify as a REIT, not more than 50% in value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year after the first year for which we elect to qualify as a REIT. Additionally, at least 100 persons must beneficially own our stock during at least 335 days of a taxable year. Also, rent from “related party tenants” is not qualifying income for purposes of the gross income tests of the Code. To help insure that we meet the tests, our charter restricts the acquisition and ownership of shares of our stock. Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, no person may own more than

9.8%, by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock. Our board may grant such an exemption in its sole discretion, subject to such conditions, representations and undertakings as it may determine. These ownership limits could delay or prevent a transaction or a change in control of our company that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders.

Complying with REIT requirements may force us to liquidate otherwise profitable assets.

To qualify as a REIT, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and designated real estate assets, including certain mortgage loans and shares in other REITs. The remainder of our ownership of securities, other than government securities and real estate assets, generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets, other than government securities and real estate assets, can consist of the securities of any one issuer, and no more than 20% of the value of our total securities can be represented by securities of one or more TRSs. See “U.S. Federal Income Tax Considerations — Asset Tests.” If we fail to comply with these requirements at the end of any calendar quarter after the first calendar quarter for which we qualify as a REIT, we must generally correct such failure within 30 days after the end of the calendar quarter to avoid losing our REIT qualification. As a result, we may be required to liquidate otherwise profitable assets prematurely, which could reduce our return on assets, which could adversely affect returns to our stockholders.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing mortgage loans, that would be treated as sales for U.S. federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held as inventory or primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to sell or securitize loans in a manner that was treated as a sale of the loans for U.S. federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans, other than through a TRS, and we may be required to limit the structures we use for our securitization transactions, even though such sales or structures might otherwise be beneficial for us.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our shares of common stock.

At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be changed, possibly with retroactive effect. We cannot predict if or when any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective or whether any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.

Your investment has various U.S. federal income tax risks.

Although the provisions of the Internal Revenue Code generally relevant to an investment in our shares of common stock are described in “U.S. Federal Income Tax Considerations,” we urge you to consult your tax advisor concerning the effects of U.S. federal, state, local and foreign tax laws to you with regard to an investment in our shares of common stock.

FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, we intend to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking:

•	our business and investment strategy;

•	our projected operating results;

•	our ability to obtain financing arrangements;

•	general volatility of the securities markets in which we invest;

•	our expected investments;

•	interest rate mismatches between our Target Assets and our borrowings used to fund such investments;

•	changes in interest rates and the market value of our Target Assets;

•	changes in prepayment rates on our Target Assets;

•	effects of hedging instruments on our Target Assets;

•	rates of default or decreased recovery rates on our Target Assets;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	changes in governmental regulations, tax law and rates and similar matters;

•	our ability to maintain our qualification as a REIT for U.S. federal income tax purposes;

•	our ability to maintain our exemption from registration under the 1940 Act;

•	availability of investment opportunities in mortgage-related, real estate-related and other securities;

•	availability of qualified personnel;

•	estimates relating to our ability to make distributions to our stockholders in the future;

•	our understanding of our competition;

•	market trends in our industry, interest rates, real estate values, the debt securities markets or the general economy; and

•	use of the proceeds of this offering.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. You should not place undue reliance on these forward-looking statements. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described in this prospectus under the headings “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that our net proceeds from the initial public offering of our shares of common stock, after deducting the underwriting discount and our estimated offering and organizational expenses, will be approximately $233.4 million (based on the assumed offering price of $15.00 per share set forth on the cover of this prospectus). We estimate that our net proceeds will be approximately $268.5 million if the underwriters exercise their overallotment option in full.

Concurrent with this offering, we also expect to sell to MFA in the private offering at a price per share equal to the initial public offering price a number of shares of our common stock and OP units equal in the aggregate to 9.8% of our outstanding shares of common stock and OP units after giving effect to the shares sold in this offering, excluding shares sold pursuant to the underwriters’ exercise of their overallotment option, of which approximately 9.55% will be shares of our common stock and 0.25% will be OP units. No underwriting discount is payable in connection with the sale of shares to MFA. We plan to invest the net proceeds of this offering and the concurrent private offering in accordance with our investment objectives and the strategies described in this prospectus. See “Business — Our Investment Strategy.”

We intend to invest the net proceeds of this offering and the concurrent private offering in subsidiaries of our Operating Partnership which in turn will invest such net proceeds, on a leveraged basis, primarily in our Target Assets. Initially, we expect to focus our investment activities on purchasing investment grade residential non-Agency MBS. We also intend to focus on residential mortgage loans that have been originated by select originators that we believe employ rigorous and consistent underwriting and fraud prevention standards, as well as Agency MBS and other real estate-related financial assets. Until appropriate investments can be identified, our Manager may invest the net proceeds from such offerings in interest-bearing short-term investments, including money market accounts, that are consistent with our intention to qualify as a REIT. These investments are expected to provide a lower net return than we will seek to achieve from investments in our Target Assets. Prior to the time we have fully invested the net proceeds of this offering, we may fund our quarterly distributions out of such net proceeds. Our Manager intends to review and conduct due diligence with respect to each investment and suitable investment opportunities may not be immediately available.

DISTRIBUTION POLICY

We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its net taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income. We generally intend over time to pay quarterly dividends in an amount equal to our net taxable income, excluding net capital gains. We plan to pay our first dividend in respect of the period from the closing of this offering through June 30, 2008, which may be prior to the time that we have fully invested the net proceeds from this offering in our Target Assets.

To the extent that in respect of any calendar year, cash available for distribution is less than our REIT taxable income, we could be required to sell assets or borrow funds to make cash distributions or make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. In addition, prior to the time we have fully invested the net proceeds of this offering, we may fund our quarterly distributions out of such net proceeds. We will generally not be required to make distributions with respect to activities conducted through any domestic TRS that we form following the completion of this offering. For more information, see “U.S. Federal Income Tax Considerations — Taxation of Our Company — General.”

To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our net taxable income to holders of our common stock out of assets legally available therefor. Any distributions we make will be at the discretion of our board of directors and will depend upon our earnings and financial condition, debt covenants, funding or margin requirements under repurchase agreements, warehouse facilities or other secured and unsecured borrowing agreements, maintenance of our REIT qualification, applicable provisions of the MGCL and such other factors as our board of directors deems relevant. Our earnings and financial condition will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. For more information regarding risk factors that could materially adversely affect our earnings and financial condition, see “Risk Factors.”

We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as qualified dividend income or capital gain or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. For more information, see “U.S. Federal Income Tax Considerations — Taxation of Taxable U.S. Stockholders.”

CAPITALIZATION

The following table sets forth (1) our actual capitalization at May 7, 2008 and (2) our capitalization as adjusted to reflect the effects of the sale of our common stock in this offering at an assumed offering price of $15.00 per share after deducting the underwriting discount and estimated organizational and offering expenses payable by us and the concurrent private offering to MFA of a number of shares of our common stock and OP units equal in the aggregate to 9.8% of our outstanding shares of common stock and OP units after giving effect to the shares sold in this offering, and excluding shares sold pursuant to the underwriters’ exercise of their overallotment option, at the same assumed offering price. You should read this table together with “Use of Proceeds” included elsewhere in this prospectus.

	As of May 7, 2008
	Actual	As Adjusted(1)(2)(3)

Stockholders’ equity:
Common stock, par value $0.01 per share; 1,000 shares authorized, 1,000 shares outstanding, actual and 450,000,000 shares authorized and 18,493,020 shares outstanding, as adjusted(3)	$10	$184,930
Capital in excess of par value	$990	$260,585,369

Total stockholders’ equity	$1,000	$260,770,300

(1)	Assumes 18,493,020 shares will be sold in this offering and the concurrent private offering at an initial public offering price of $15.00 per share for net proceeds of approximately $260.8 million after deducting the underwriting discount and estimated organization and offering expenses of approximately $1.0 million. We will repurchase the 1,000 shares currently owned by MFA acquired in connection with our formation at a cost of $1.00 per share. The shares sold to MFA will be sold at the offering price without payment of any underwriting discount. See “Use of Proceeds.”

(2)	Does not include the underwriters’ option to purchase up to 2,500,000 additional shares.

(3)	Does not include 631,096 shares (or 716,411 shares if the underwriters exercise their overallotment option in full) of restricted common stock to be granted pursuant to our 2008 equity incentive plan or 47,930 shares of common stock issuable upon an exchange of 47,930 OP units.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a newly organized Maryland corporation that will invest primarily, on a leveraged basis, in residential MBS, residential mortgage loans and other real estate-related financial assets. We will be externally managed by our Manager, a subsidiary of MFA. Our objective is to provide attractive risk-adjusted returns to our stockholders over the long term, primarily through dividend distributions and secondarily through capital appreciation. We intend to achieve this objective by investing in a broad range of real estate-related financial assets and by efficiently financing those assets primarily through repurchase agreements, warehouse facilities and other secured and unsecured forms of borrowing. We will generate income principally from the difference between the yields earned on our investments and our cost of borrowing and hedging activities.

Our investment strategy will focus on investment opportunities that exist in the U.S. residential mortgage markets. We expect that our primary investment focus will initially be on investment grade non-Agency MBS, subject to our investment guidelines. We will also invest in Agency MBS consistent with maintaining our exemption from registration under the 1940 Act. We intend to adjust our strategy to changing market conditions by shifting our asset allocations across our Target Asset classes to take advantage of changes in interest rates and credit spreads as economic and credit conditions change over time. We believe that our strategy will position us to generate attractive risk-adjusted returns over the long term for our stockholders in a variety of investment and market conditions.

We are organized as a Maryland corporation and intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes. We will conduct substantially all of our operations through our Operating Partnership, of which we are the sole general partner. We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the 1940 Act.

Factors Impacting Our Operating Results

We expect that the results of our operations will be affected by a number of factors and primarily depend on, among other things, the level of our net interest income, the market value of our assets and the supply of, and demand for, non-Agency MBS, Agency MBS and residential mortgage loans in the marketplace. Our net interest income, which reflects the amortization of purchase premiums and accretion of purchase discounts, varies primarily as a result of changes in market interest rates, prepayment speeds, as measured by the Constant Prepayment Rate (or CPR), on our MBS assets and prepayment rates on our mortgage loans. Interest rates and prepayment rates vary according to the type of investment, conditions in the financial markets, competition and other factors, none of which can be predicted with any certainty. Our operating results may also be impacted by unanticipated credit events experienced by borrowers whose mortgage loans are included in our non-Agency MBS or are held directly by us.

Changes in Market Interest Rates.  With respect to our proposed business operations, increases in interest rates, in general, may over time cause: (i) the interest expense associated with our borrowings to increase; (ii) the value of our MBS portfolio and mortgage loans to decline; (iii) coupons on our adjustable-rate and hybrid MBS and mortgage loans to reset, although on a delayed basis, to higher interest rates; (iv) prepayments on our MBS and mortgage loan portfolio to slow, thereby slowing the amortization of our purchase premiums and the accretion of our purchase discounts; and (v) to the extent we enter into interest rate swap agreements as part of our hedging strategy, the value of these agreements to increase. Conversely, decreases in interest rates, in general, may over time cause: (i) prepayments on our MBS and mortgage loan portfolio to increase, thereby accelerating the amortization of our purchase premiums and the accretion of our purchase discounts; (ii) the interest expense associated with our borrowings to decrease; (iii) the value of our MBS and mortgage loan portfolio to increase; (iv) to the extent we enter into interest rate swap agreements as part of our hedging strategy, the value of these agreements to decrease, and (v) coupons on our adjustable-rate and hybrid MBS assets and mortgage loans to reset, although on a delayed basis, to lower interest rates.

Prepayment Speeds.  Prepayment speeds vary according to interest rates, the type of investment, conditions in the financial markets, competition and other factors, none of which can be predicted with any certainty. We expect that over time our adjustable-rate and hybrid MBS and mortgage loans will experience higher prepayment rates than do fixed-rate MBS and mortgage loans, as we believe that homeowners with adjustable-rate and hybrid mortgage loans exhibit more rapid housing turnover levels or refinancing activity compared to fixed-rate borrowers. In addition, we anticipate that prepayments on adjustable-rate mortgage loans accelerate significantly as the coupon reset date approaches.

Changes in Market Value of our Assets.  It is our business strategy to hold our Target Assets as long-term investments. As such, we expect that our MBS will be carried at their fair value, as available-for-sale in accordance with FAS 115, with changes in fair value recorded through accumulated other comprehensive income/(loss), a component of stockholders’ equity, rather than through earnings. As a result, we do not expect that changes in the market value of the assets will normally impact our operating results. However, at least on a quarterly basis, we will assess both our ability and intent to continue to hold such assets as long-term investments. As part of this process, we will monitor our Target Assets for other-than-temporary impairment. A change in our ability and/or intent to continue to hold any of our investment securities could result in our recognizing an impairment charge or realizing losses upon the sale of such securities.

Credit Risk.  Although we do not expect to encounter credit risk in our Agency MBS (which are guaranteed by an Agency as to payment of principal and/or interest), we do expect to be subject to varying degrees of credit risk in connection with our other Target Asset classes. Our Manager will seek to mitigate this risk by seeking to acquire high quality assets, by deploying a comprehensive investment review and asset selection process and by careful ongoing monitoring of acquired investments. Nevertheless, unanticipated credit losses could occur which could adversely impact our operating results.

Market Conditions.  Concerns about increased mortgage delinquencies and foreclosures, declining home prices and rising unsold home inventory have caused many investors to question the underlying risk and value of mortgage-related assets across the ratings spectrum. Recently, commercial banks, investment banks and insurance companies have announced extensive losses from exposure to the U.S. mortgage market. These losses have reduced financial industry capital, leading to reduced liquidity. Market conditions, which are likely to change over time, could cause one or more of our potential lenders to be unwilling or unable to provide us with financing or to increase the costs of that financing. These factors have impacted investor perception of the risk associated with mortgage-related assets and have resulted in these types of assets trading at lower values. Because mortgage-related assets offer a cash return to investors, a decline in their value causes a corresponding increase in their available yields. Although investor perception of the risk associated with these assets has increased, higher yields in turn offer the potential for us to earn higher returns on our Target Assets.

At the same time, current market conditions have also affected the cost and availability of financing. Current market conditions have affected different types of financing to varying degrees, with some sources generally being unavailable, others being available but at a high cost, while others being largely unaffected. For example, in the repurchase agreement market, non-Agency MBS have been more difficult to finance, compared to Agency MBS, and, currently, the financing for non-Agency MBS is generally expected to be, in each instance, provided by the lender who also acted, directly or indirectly, as the seller of such asset. In addition, as a result of lenders requiring less risky and more secure borrowing arrangements, margin requirements and the availability of financing have been impacted for both Agency and non-Agency MBS. The increase in margin requirements causes market participants to reduce their borrowings or to pledge additional collateral to keep their repurchase financings in place. Many borrowers have been unable or unwilling to meet these increased margin requirements which has resulted in a significant increase compared to prior periods in forced sales of these assets by lenders and significant losses to their borrowers. Further, warehouse facilities to finance prime residential mortgage loans are generally available from major banks, but at significantly higher cost and greater margin requirements than previously offered. Many major banks who offer warehouse facilities have also reduced the amount of capital available to new entrants and consequently the size of those facilities offered now are smaller than those previously available.

We believe that in spite of the difficult financing environment for mortgage-related assets, current market conditions offer potentially attractive spread investment opportunities for us, even in the face of a riskier and more volatile market environment, as the available yields from our Target Assets have increased more than related financing costs. We expect that market conditions will continue to impact our operating results and will cause us to adjust our investment and financing strategies over time as new opportunities emerge and risk profiles of our business change.

Critical Accounting Policies and Use of Estimates

Our financial statements are prepared in accordance with accounting principles in accordance with GAAP, which requires the use of estimates and assumptions that involve the exercise of judgment and use of assumptions as to future uncertainties. In accordance with SEC guidance, the following discussion addresses the accounting policies that we will apply to us based on our expectation of our initial operations. Our most critical accounting policies will involve decisions and assessments that could affect our reported assets and liabilities, as well as our reported revenues and expenses. We believe that all of the decisions and assessments upon which our financial statements will be based will be reasonable at the time made and based upon information available to us at that time. Our critical accounting policies and accounting estimates will be expanded over time as we fully implement our investment strategy. Those material accounting policies and estimates that we initially expect to be most critical to an investor’s understanding of our financial results and condition and require complex management judgment are discussed below.

Classification of Investment Securities and Valuations of Financial Instruments

Our investments are expected to initially consist primarily of investment grade non-Agency MBS and Agency MBS that we will classify as available-for-sale. We have not elected to adopt fair value accounting pursuant to SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (or FAS 159). As such, we expect that our MBS will be carried at their fair value, as available-for-sale in accordance with FAS 115, with changes in fair value recorded through accumulated other comprehensive income/(loss), a component of stockholders’ equity, rather than through earnings. We do not intend to hold any of our investment securities for trading purposes; however, if our securities were classified as trading securities, there could be substantially greater volatility in our earnings, as changes in the fair value of securities classified as trading are recorded through earnings.

Our investments will be carried at fair value in accordance with FAS 157, which defines fair value, provides a consistent framework for measuring fair value and provides for disclosure requirements about fair value measurements. In accordance with FAS 157, we will be required to disclose the fair value of our financial instruments based upon such instruments’ financial value hierarchy comprised of inputs ranging from level 1 through level 3 and providing additional disclosure for financial instruments based upon level 3 inputs. FAS 157 requires that the valuation techniques used to measure fair value of our financial instruments maximize the use of observable inputs and minimize the use of unobservable inputs.

When the estimated fair value of an available-for-sale security is less than amortized cost, we will consider whether there is an other-than-temporary impairment in the value of the security. If, in our judgment, an other-than-temporary impairment exists, the cost basis of the security will be written down to the then-current estimated fair value, with the amount of impairment charged against earnings. The determination of other-than-temporary impairment is a subjective on-going process, and different judgments and assumptions could affect the timing and amount of losses realized.

Intere
st Income Recognition

We expect that interest income on our non-Agency and Agency MBS will be accrued based on the actual coupon rate and the outstanding principal balance of such securities. Premiums and discounts will be amortized or accreted into interest income over the lives of the securities using the effective yield method, as adjusted for actual prepayments in accordance with SFAS No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases.”

We expect that interest income on our securities rated below AAA, including unrated securities, will be recognized in accordance with Emerging Issues Task Force (or EITF) of Financial Accounting Standards Board (or FASB) 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets” (or EITF 99-20). Pursuant to EITF 99-20, cash flows from a security are estimated applying assumptions used to determine the fair value of such security and the excess of the future cash flows over the investment are recognized as interest income under the effective yield method. We will review and, if appropriate, make adjustments to our cash flow projections at least quarterly and monitor these projections based on input and analysis received from external sources, internal models, and our judgment about interest rates, prepayment rates, the timing and amount of credit losses, and other factors. Changes in cash flows from those originally projected, or from those estimated at the last evaluation, may result in a prospective change in interest income recognized on, or the carrying value of, such securities.

Loans Held-for-Investment

Loans held-for-investment will be stated at the principal amount outstanding, net of unearned income and net deferred loan fees and costs. We expect that loan interest income will be recognized using the interest method or a method that approximates a level rate of return over the loan term in accordance with FAS 91. Net deferred loan fees, origination and acquisition costs will be recognized in interest income over the loan term as a yield adjustment.

Allowance for Loan Losses

We expect to establish and maintain an allowance for loan losses which will be increased by the provisions for loan losses charged to operations and reduced by net charge-offs or reversals. Our allowance for loan losses will be based on our evaluation of the probable inherent losses in our loan portfolio. We expect to evaluate the adequacy of our allowance on a quarterly basis. The allowance may be comprised of both specific valuation allowances and general valuation allowances.

Specific valuation allowances may be established in connection with individual loan reviews and a loan review process including the procedures for impairment recognition under SFAS, No. 114, “Accounting by Creditors for Impairment of a Loan, an Amendment of FASB Statements No. 5 and 15,” and SFAS No. 118, “Accounting by Creditors for Impairment of a Loan — Income Recognition and Disclosures, an Amendment of FASB Statement No. 114.” Our evaluation is expected to include a review of loans on which full collection is not reasonably assured, will consider the estimated fair value of the underlying collateral, if any, current and anticipated economic conditions, anticipated loss experience for similar loans and other factors that determine risk exposure to arrive at an adequate loan loss allowance.

We expect that loan losses will be charged-off in the period the loans, or portions thereof, are deemed uncollectible. The determination of the loans on which full collectibility is not reasonably assured, the estimates of the fair value of the underlying collateral and the assessments of economic and regulatory conditions are subject to our assumptions and judgments. Specific valuation allowances could differ materially as a result of changes in these assumptions and judgments.

General valuation allowances will represent loss allowances established to recognize the inherent risks associated with our lending activities, but which, unlike specific allowances, will not be allocated to particular loans. The determination of the adequacy of the general valuation allowances will take into consideration a variety of factors. We expect to implement a loan review process based on the specific characteristics of our portfolio over time.

While we will use available information to recognize losses on loans, future additions to the respective loan loss allowances may be necessary, based on changes in economic and market condition beyond our control. Changes in estimates could result in a material change in the allowance for loan losses.

Hedging Instruments and Hedging Activities

We may apply the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (or FAS 133) as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities.”

In accordance with FAS 133, a derivative, which is designated as a hedge, is recognized as an asset/liability and measured at estimated fair value. To qualify for hedge accounting, we must, at inception of a hedge, anticipate and document that the hedge will be highly effective. As long as the hedge remains effective, changes in the estimated fair value of the Hedging Instrument are included in the accumulated other comprehensive income, a component of stockholders’ equity.

To determine the estimated fair value of our hedging instruments, we expect to receive a valuation from each hedging counterparty. These valuations represent the amounts which we would pay or receive if we terminated the hedging instrument at such date, which also is the instruments fair value. We expect to independently review the valuations we receive from our counterparties for reasonableness relative to the forward curve to verify that the amount at which the hedging instrument could be settled approximates its fair value.

For interest rate cap agreements, upon commencement of the active period and throughout the active period, the premium paid to enter into the agreement will be amortized and reflected in interest expense. The periodic amortization of the premium on an interest rate cap agreement is based on an estimated allocation of the premium, determined at inception of the hedge based on the original purchase price. If we determine that an interest rate cap agreement is not effective, the premium would be reduced and a corresponding charge made to interest expense, for the ineffective portion of the agreement. The maximum cost related to our interest rate cap agreements is limited to the original purchase price of the hedging instrument. No premium is paid to enter into interest rate swap agreements. Net payments received on our interest rate swap agreements, if any, will offset interest expense on our hedged liabilities; while net payments made by us on our interest rate swap agreements will increase our interest expense on our hedged liabilities.

In order to continue to qualify for and to apply hedge accounting, our interest rate swap agreements and interest rate cap agreements will be documented at inception and monitored on a quarterly basis to determine whether they continue to be effective or, if prior to the commencement of the active period, whether the hedge is expected to continue to be effective. If during the term of a hedging instrument we were to determine that the hedge is not effective or that the hedge is not expected to be effective, the ineffective portion of the hedge would no longer qualify for hedge accounting and, accordingly, subsequent changes in the fair value of such hedging instrument would be reflected in earnings.

Income Taxes

Our financial results are generally not expected to reflect provisions for current or deferred income taxes. We believe that we will operate in a manner that will allow us to be taxed as a REIT. As a result of our expected REIT qualification, we do not generally expect to pay corporate level taxes. Many of the REIT requirements, however, are highly technical and complex. If we were to fail to meet the REIT requirements, we would be subject to U.S. federal, state and local income taxes.

Recent Accounting Pronouncements

In June 2007, the American Institute of Certified Public Accountants (or AICPA) issued Statement of Position (or SOP) 07-01, “Classification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies” (or SOP 07-01) which provides guidance for determining whether an entity is within the scope of the AICPA Audit and Accounting Guide “Investment Companies” (or the Guide). On October 17, 2007, FASB decided to issue a proposed FASB Staff Position (or FSP) that would indefinitely defer the effective date of SOP 07-01 and that early adoption of SOP 07-01 will not be permitted during such deferral period.

In February 2008, the FASB issued FSP 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions,” (“FSP 140-3”), which provides guidance on accounting for transfers of financial assets and repurchase financings. FSP 140-3 presumes that an initial transfer of a financial asset and a repurchase financing are considered part of the same arrangement (i.e., a linked transaction) under FAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“FAS 140”). However, if certain criteria, as described in FSP 140-3, are met, the initial transfer and repurchase financing shall not be evaluated as a linked transaction and shall be evaluated separately under FAS 140. If the linked transaction does not meet the requirements for sale accounting, the linked transaction shall generally be accounted for as a forward contract, as opposed to the current required accounting presentation, where the purchased asset and the repurchase liability are reflected separately on the balance sheet. FSP 140-3 is effective on a prospective basis for fiscal years beginning after November 15, 2008, with earlier application not permitted. Given that FSP 140-3 is to be applied prospectively, we do not expect that the initial adoption of FSP 140-3 will have a material impact on our financial statements.

Results of Operations

As of the date of this prospectus, we have not commenced any significant operations because we are in our organization stage. We will not commence any significant operations until we have completed this offering. We are not aware of any material trends or uncertainties, other than national economic conditions affecting mortgage loans, mortgage-backed securities and real estate, generally, that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition of real estate-related investments, other than those referred to in this prospectus.

Liquidity and Capital Resources

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain our investments and operations, make distributions to our stockholders and other general business needs. We will use significant cash to repay principal and interest on our borrowings, purchase our Target Assets, make distributions to our stockholders and fund our operations. Our principal sources of cash will generally consist of unused borrowing capacity under our financing sources, payments of principal and interest we receive on our investment portfolio and cash generated from our operating results. We expect that our primary sources of financing will be through repurchase agreements, warehouse facilities and other secured and unsecured forms of borrowing. Initially, we expect that we will deploy, on a debt-to-equity basis, up to three times leverage on our non-Agency MBS and up to seven times leverage on our Agency MBS assets. Although we do not have commitments in place for such financings, we believe, based on discussions with potential counterparties and lenders, that within such leverage parameters, financing will be generally available to us following the closing of this offering. Should our needs ever exceed the sources of liquidity discussed above, we believe that in most circumstances our investment securities will be able to be sold to raise cash.

While we generally intend to hold our Target Assets as long-term investments, certain of our investments securities may be sold in order to manage our interest rate risk and liquidity needs, meet other operating objectives and adapt to market conditions. The timing and impact of future sales of investment securities, if any, cannot be predicted with any certainty. Since we expect that our investment securities will generally be financed with repurchase agreements, warehouse facilities and other secured and unsecured forms of borrowing, we expect that a significant portion of the proceeds from sales of our investment securities (if any), prepayments and scheduled amortization will be used to repay balances under these financing sources.

Under our repurchase agreements, we will be required to pledge additional assets as collateral to our repurchase agreement counterparties (i.e., lenders) when the estimated fair value of the existing pledged collateral under such agreements declines and such lenders, through a margin call, demand additional collateral. Margin calls result from a decline in the value of our investments collateralizing the repurchase agreements, generally following the monthly principal reduction of such investments due to scheduled amortization and prepayments on the underlying mortgages, changes in market interest rates, a decline in market prices affecting such investments and other market factors. To cover a margin call, we may pledge additional securities or cash. At maturity, any cash on deposit as collateral (i.e., restricted cash), if any, would generally be applied against the repurchase agreement balance, thereby reducing the amount borrowed. Should the value of our investments suddenly decrease, significant margin calls on our repurchase agreements could result, causing an adverse change in our liquidity position.

Contractual Obligations and Commitments

We had no contractual obligations as of May 7, 2008. Prior to the completion of this offering, we will enter into a management agreement with our Manager. Our Manager will be entitled to receive a base management fee and the reimbursement of certain expenses. The base management fee will be calculated and payable quarterly in arrears in an amount equal to 1.0% per annum until January 1, 2009, 1.5% per annum thereafter, of our stockholders’ equity (as defined in the management agreement). Except for the special unit, we will treat outstanding limited partner interests (not held by us) as outstanding shares of capital stock for purposes of calculating the base management fee. Our Manager will use the proceeds from its management fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of them also are our officers, will receive no cash compensation directly from us.

Under the partnership agreement of our Operating Partnership, the Special Unitholder will be entitled to receive an incentive allocation and distribution, or Incentive Distribution, distributed quarterly in arrears, equal to 20% of the dollar amount by which Core Earnings for the most recently completed calendar quarter, or the Current Quarter, before the Incentive Distribution, exceeds the product of (1) the weighted average of the issue price per share of common stock in all of our offerings multiplied by the weighted average number of shares of common stock outstanding during the Current Quarter and (2) 3.0% per annum plus the daily average of the one-month LIBOR for the Current Quarter, expressed on a quarterly basis. The Incentive Distribution distributable to the Special Unitholder shall be subject to a trailing four-quarter high watermark. In determining the high watermark, an annual Incentive Distribution shall be calculated based upon the Current Quarter and prior three calendar quarters’ Core Earnings, or the Yearly Distribution. For purposes of calculating the Yearly Distribution in each of the initial four calendar quarters following this offering, Core Earnings and the LIBOR rate will be calculated for the Current Quarter and each previously completed quarter on an annualized basis. Accordingly, the Special Unitholder shall receive an Incentive Distribution with respect to the Current Quarter only if the Yearly Distribution exceeds the Incentive Distributions distributable cumulatively to the Special Unitholder in the prior three quarters. Core Earnings and the LIBOR rate for the initial quarter following this offering will each be calculated from the settlement date of this offering on an annualized basis. In addition, solely with respect to each of the calendar quarters following the closing of this offering through the calendar quarter ending December 31, 2008, or the 2008 Quarters, the Special Unitholder shall not be entitled to any Incentive Distributions in respect of any 2008 Quarter until the calendar quarter ending December 31, 2008, at which time the Special Unitholder shall be entitled to receive the aggregate amount of Incentive Distributions otherwise distributable to it in respect of the 2008 Quarters only if the following condition, or the Return Condition, is satisfied: (1) the average daily closing price of our common stock on the NYSE during the calendar month of December 2008 plus the aggregate amount of dividends per share paid by us, or declared by our board of directors and unpaid, in respect of the 2008 Quarters, equals or exceeds (2) the public offering price per share of our common stock in this offering as set forth on the cover page of this prospectus. In the event that the Return Condition is not satisfied, the Special Unitholder shall not be entitled to, and therefore shall permanently waive its right to receive any, Incentive Distributions in respect of the 2008 Quarters. Core Earnings is a non-GAAP measure and is defined as GAAP net income (loss) excluding non-cash equity compensation expense, excluding any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income). This amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain non-cash items after discussions between our Manager and our independent directors and approved by a majority of our independent directors. Except for the special unit, we will treat outstanding limited partner interests (not held by us) as outstanding shares of capital stock for purposes of calculating the Incentive Distribution and Yearly Distribution. For examples of the calculation of the Incentive Distribution, see Appendix 1 to this prospectus.

Under our 2008 equity incentive plan, our board of directors is authorized to approve grants of equity-based awards to our Manager, its personnel and its affiliates. To date, our board of directors has approved an initial grant of equity awards to our executive officers and our Manager’s personnel which, together with the shares of common stock to be granted to our independent directors, will be in an aggregate amount equal to 3.3% of the issued and outstanding shares of our common stock after giving effect to the shares sold in this offering, including shares sold pursuant to the underwriters’ exercise of their overallotment option. See “Management — 2008 Equity Incentive Plan.”

We expect to enter into certain contracts that may contain a variety of indemnification obligations, principally with brokers, underwriters and counterparties to repurchase agreements. The maximum potential future payment amount we could be required to pay under these indemnification obligations may be unlimited.

Off-Balance Sheet Arrangements

As of May 7, 2008, we did not maintain any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured investment vehicles, or special purpose or variable interest entities, established to facilitate off-balance sheet arrangements or other contractually narrow or limited purposes. Further, as of May 7, 2008, we had not guaranteed any obligations of unconsolidated entities or entered into any commitment or intent to provide additional funding to any such entities.

Dividends

We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its net taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income. We intend to pay regular quarterly dividends to our stockholders in an amount equal to our net taxable income, excluding net capital gains. Before we pay any dividend, whether for U.S. federal income tax purposes or otherwise, we must first meet both our operating requirements and scheduled debt service on our warehouse lines and other debt payable. If our cash available for distribution is less than our REIT taxable income, we could be required to sell assets or borrow funds to make cash distributions or we may make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. In addition, prior to the time we have fully invested the net proceeds of this offering, we may fund our quarterly distributions out of such net proceeds.

Inflation

Virtually all of our assets and liabilities will be interest rate sensitive in nature. As a result, interest rates and other factors influence our performance far more so than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Our financial statements are prepared in accordance with GAAP and our distributions will be determined by our board of directors consistent with our obligation to distribute to our stockholders at least 90% of our REIT taxable income on an annual basis in order to maintain our REIT qualification; in each case, our activities and balance sheet are measured with reference to historical cost and/or fair market value without considering inflation.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We seek to manage our risks related to the credit quality of our assets, interest rates, liquidity, prepayment speeds and market value while, at the same time, seeking to provide an opportunity to stockholders to realize attractive risk-adjusted returns through ownership of our capital stock. While we do not seek to avoid risk completely, we believe the risk can be quantified from historical experience and seek to actively manage that risk, to earn sufficient compensation to justify taking those risks and to maintain capital levels consistent with the risks we undertake.

Credit Risk

Although we do not expect to encounter credit risk in our Agency MBS, we do expect to be subject to varying degrees of credit risk in connection with our other investments. In our non-Agency MBS portfolio, we may have exposure to credit risk on the underlying mortgage loans. We will endeavor to mitigate this risk by focusing on non-Agency MBS which are collateralized with mortgage loans made to prime borrowers. In addition, we will seek to acquire non-Agency MBS consisting primarily of mortgages secured by owner-occupied homes in which the principal residents are borrowers. We also expect to focus our activities more on the higher rated non-Agency MBS tranches, thereby further reducing our exposure to credit defaults experienced by underlying borrowers. In our residential mortgage loan portfolio, we may retain the risk of potential credit losses on the mortgage loans we hold in our portfolio. We will seek to mitigate this risk by focusing on higher quality mortgage loans and by engaging in a due diligence process that allows us to remove loans that do not meet our credit standards based on loan-to-value ratios, borrower’s credit scores, income and asset documentation and other criteria that we believe to be important indications of credit risk. Our Manager will also seek to reduce credit risk on our investments through a comprehensive investment review and a selection process. Our Manager’s review of non-Agency MBS and other real estate-related securities will be based on quantitative and qualitative analysis of the risk-adjusted returns on such investments. Our Manager’s analysis of investments in residential mortgage loans will include borrower profiles, as well as valuation and appraisal data. Our Manager may also outsource underwriting services to review higher risk loans, either due to borrower credit profiles or collateral valuation issues. Credit risk will also be addressed through our Manager’s on-going surveillance.

Interest Rate Risk

Interest rates are highly sensitive to many factors, including fiscal and monetary policies and domestic and international economic and political considerations, as well as other factors beyond our control. We will be subject to interest rate risk in connection with our investments and our related financing obligations. In general, we finance the acquisition of our Target Assets through financings in the form of repurchase agreements, warehouse facilities and other secured and unsecured forms of borrowing. We intend to mitigate interest rate risk through utilization of hedging instruments, primarily interest rate swap agreements. Interest rate swap agreements are intended to serve as a hedge against future interest rate increases on our borrowings.

Interest Rate Effect on Net Interest Income

Our operating results will depend in large part on differences between the yields earned on our investments and our cost of borrowing and hedging activities. The cost of our borrowings will generally be based on prevailing market interest rates. During a period of rising interest rates, our borrowing costs generally will increase (i) while the yields earned on our leveraged fixed-rate mortgage assets will remain static and (ii) at a faster pace than the yields earned on our leveraged adjustable-rate and hybrid mortgage assets, which could result in a decline in our net interest spread and net interest margin. The severity of any such decline would depend on our asset/liability composition at the time as well as the magnitude and duration of the interest rate increase. Further, an increase in short-term interest rates could also have a negative impact on the market value of our Target Assets. If any of these events happen, we could experience a decrease in net income or incur a net loss during these periods, which could adversely affect our liquidity and results of operations.

Hedging techniques are partly based on assumed levels of prepayments of our Target Assets. If prepayments are slower or faster than assumed, the life of the investment will be longer or shorter, which would reduce the effectiveness of any hedging strategies we may use and may cause losses on such transactions. Hedging strategies involving the use of derivative securities are highly complex and may produce volatile returns.

Interest Rate Cap Risk

We will invest in adjustable-rate and hybrid mortgage assets. These are assets in which the underlying mortgages are typically subject to periodic and lifetime interest rate caps and floors, which limit the amount by which the security’s interest yield may change during any given period. However, our borrowing costs pursuant to our financing agreements will not be subject to similar restrictions. Therefore, in a period of increasing interest rates, interest rate costs on our borrowings could increase without limitation by caps, while the interest-rate yields on our adjustable-rate and hybrid mortgage assets would effectively be limited. This issue will be magnified to the extent we acquire adjustable-rate and hybrid mortgage assets that are not based on mortgages which are fully indexed. In addition, adjustable-rate and hybrid mortgage assets may be subject to periodic payment caps that result in some portion of the interest being deferred and added to the principal outstanding. This could result in our receipt of less cash income on such assets than we would need to pay the interest cost on our related borrowings. These factors could lower our net interest income or cause a net loss during periods of rising interest rates, which would harm our financial condition, cash flows and results of operations.

Interest Rate Mismatch Risk

We intend to fund a substantial portion of our acquisition of adjustable-rate and hybrid mortgages and MBS assets with borrowings that are based on LIBOR, while the interest rates on these assets may be indexed to LIBOR or another index rate, such as the one-year CMT rate, MTA or COFI. Accordingly, any increase in LIBOR relative to one-year CMT rates, MTA or COFI will generally result in an increase in our borrowing costs that is not matched by a corresponding increase in the interest earnings on these assets. Any such interest rate index mismatch could adversely affect our profitability, which may negatively impact distributions to our stockholders. To mitigate interest rate mismatches, we may utilize the hedging strategies discussed above.

Our analysis of risks is based on our Manager’s experience, estimates, models and assumptions. These analyses rely on models which utilize estimates of fair value and interest rate sensitivity. Actual economic conditions or implementation of investment decisions by our management may produce results that differ significantly from the estimates and assumptions used in our models and the projected results shown in this prospectus.

Prepayment Risk

As we receive repayments of principal on our MBS or residential mortgage loans, from prepayments and scheduled amortization, premiums paid on such securities are amortized against interest income and discounts are accreted to interest income. Premiums arise when we acquire MBS at prices in excess of the principal balance of the mortgages securing such MBS or when we acquire mortgage loans at prices in excess of the principal balance. Conversely, discounts arise when we acquire MBS at prices below the principal balance of the mortgages securing such MBS or when we acquire mortgage loans at prices below their principal balance. For financial accounting purposes, interest income is accrued based on the outstanding principal balance of the investment securities and their contractual terms. In general, purchase premiums on investment securities are amortized against interest income over the lives of the securities using the effective yield method, adjusted for actual prepayment and cash flow activity. An increase in the prepayment rate, as measured by the CPR, will typically accelerate the amortization of purchase premiums and a decrease in the prepayment rate will typically slow the accretion of purchase discounts, thereby reducing the yield/interest income earned on such assets.

For tax accounting purposes, the purchase premiums and discounts are amortized based on the constant effective yield calculated at the purchase date. Therefore, on a tax basis, amortization of premiums and discounts will differ from those reported for financial purposes under GAAP. In general, we believe that we will be able to reinvest proceeds from scheduled principal payments and prepayments at acceptable yields; however, no assurances can be given that, should significant prepayments occur, market conditions would be such that acceptable investments could be identified and the proceeds timely reinvested.

Extension Risk

Our Manager will compute the projected weighted-average life of our investments based on assumptions regarding the rate at which the borrowers will prepay the underlying mortgages. In general, when MBS secured by hybrid or fixed-rate loans are acquired with borrowings, we may, but are not required to, enter into interest rate swap agreements or other hedging instruments that effectively fixes our borrowing costs for a period close to the anticipated average life of the fixed-rate portion of the MBS. This strategy is designed to protect us from rising interest rates because the borrowing costs are fixed for the duration of the fixed-rate portion of the MBS.

However, if prepayment rates decrease in a rising interest rate environment, the life of the fixed-rate portion of the related MBS could extend beyond the term of the interest swap agreement or other hedging instrument. This could have a negative impact on our results from operations, as borrowing costs would no longer be fixed after the end of the hedging instrument while the income earned on the hybrid or fixed-rate MBS would remain fixed. This situation may also cause the market value of our hybrid or fixed-rate MBS to decline, with little or no offsetting gain from the related hedging transactions. In extreme situations, we may be forced to sell assets to maintain adequate liquidity, which could cause us to incur losses.

Market Risk

Market Value Risk

Our available-for-sale securities will be reflected at their estimated fair value, with the difference between amortized cost and estimated fair value reflected in accumulated other comprehensive income pursuant to FAS 115. The estimated fair value of these securities fluctuates primarily due to changes in interest rates and other factors. Generally, in a rising interest rate environment, the estimated fair value of these securities would be expected to decrease; conversely, in a decreasing interest rate environment, the estimated fair value of these securities would be expected to increase.

Real Estate Risk

Residential mortgage assets and residential property values are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions (such as an oversupply of housing); changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay the underlying loans or loans, as the case may be, which could also cause us to suffer losses.

Risk Management

To the extent consistent with maintaining our REIT qualification, we will seek to manage risk exposure to protect our portfolio of non-Agency MBS, Agency MBS, residential mortgage loans and other Target Assets against the effects of major interest rate changes. We generally seek to manage this risk by:

•	monitoring and adjusting, if necessary, the reset index and interest rate related to our MBS and our financings;

•	attempting to structure our financing agreements to have a range of different maturities, terms, amortizations and interest rate adjustment periods;

•	using hedging instruments, primarily interest rate swap agreements but also financial futures, options, interest rate cap agreements, floors and forward sales to adjust the interest rate sensitivity of our MBS and our borrowings;

•	using securitization financing to lower average cost of funds relative to short-term financing vehicles further allowing us to receive the benefit of attractive terms for an extended period of time in contrast to short term financing and maturity dates of the investments included in the securitization; and

•	actively managing, on an aggregate basis, the interest rate indices, interest rate adjustment periods, and gross reset margins of our MBS and the interest rate indices and adjustment periods of our financings.

BUSINESS
Our Company

We are a newly organized Maryland corporation that will invest primarily, on a leveraged basis, in residential MBS, residential mortgage loans and other real estate-related financial assets. Our objective is to provide attractive risk-adjusted returns to our stockholders over the long term, primarily through dividend distributions and secondarily through capital appreciation. We intend to achieve this objective by investing in a broad range of real estate-related financial assets and by efficiently financing those assets primarily through repurchase agreements, warehouse facilities and other secured and unsecured forms of borrowing. We will generate income principally from the difference between the yields earned on our investments and our cost of borrowing and hedging activities.

Our investment strategy will focus on investment opportunities that exist in the U.S. residential mortgage markets. We expect that our primary investment focus will initially be on investment grade non-Agency MBS, subject to our investment guidelines. We will also invest in Agency MBS consistent with maintaining our exemption from registration under the 1940 Act. Concerns about increased mortgage delinquencies and foreclosures, declining home prices and rising unsold home inventory have caused many investors to question the underlying risk and value of mortgage-related assets across the ratings spectrum. Many traditional mortgage investors have suffered losses in their residential mortgage portfolios, resulting in a contraction in market liquidity for mortgage-related assets. While this illiquidity has been most pronounced in the subprime sector, it has negatively affected both the terms and availability of financing for all mortgage-related assets, including investment grade non-Agency MBS. Haircut levels and financing rates have increased and, in certain instances, owners of mortgage-related assets, including REITs such as MFA, have responded to these conditions by reducing their leverage ratios.

The current conditions in the mortgage market have generally resulted in mortgage-related assets trading at lower values. Because mortgage-related assets offer a cash return to investors, the decline in their value has caused a corresponding increase in their available yields, creating attractive return opportunities for us. We believe that investment grade non-Agency MBS currently present highly attractive risk adjusted return profiles and we expect to concentrate our initial investment activities in this asset class. We intend to adjust our strategy to changing market conditions by shifting our asset allocations across our Target Asset classes to take advantage of changes in interest rates, credit spreads and economic and credit conditions. We believe that our strategy will position us to generate attractive risk-adjusted returns for our stockholders in a variety of investment and market conditions.

We are organized as a Maryland corporation and intend to elect and qualify to be taxed as a REIT for federal income tax purposes. We will conduct substantially all of our operations through our Operating Partnership, of which we are the sole general partner. We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the 1940 Act.

Our Manager

We will be externally managed by our Manager. Our Manager is a subsidiary of MFA, a leading U.S. REIT which commenced trading of its common stock on the NYSE in April 1998. MFA, which pursues a related but distinct business strategy compared to our strategy, is primarily engaged in the business of investing, on a leveraged basis, in hybrid and adjustable-rate Agency MBS. At March 31, 2008, MFA had approximately $8.552 billion of total assets, of which $7.796 billion was Agency MBS.

In addition to its Agency MBS portfolio experience, MFA also has a long track record of investing in and managing non-Agency MBS, which will initially be our primary investment focus, subject to our investment guidelines. We will also invest in Agency MBS consistent with maintaining our exemption from registration under the 1940 Act. At March 31, 2008 and December 31, 2007, 2006 and 2005, MFA had investments in non-Agency MBS of approximately $319 million, $431 million, $254 million and $586 million, respectively, and has over the three-year period ended December 31, 2007 owned as much as $910.1 million of non-Agency MBS. While MFA’s investments in non-Agency MBS have primarily consisted of AAA rated securities, MFA’s non-Agency portfolio has also included other investment grade and non-investment grade classes.

MFA also has previous experience in selecting residential mortgage loans for securitization. In November 2004, MFA selected and had securitized 633 mortgage loans with a face amount of approximately $232.7 million into BSARM 2004-10 (Group 3) which was owned by MFA. MFA subsequently sold the more senior tranches and retained the subordinate tranches of this securitization. As of March 31, 2008, there were no realized losses on any of the underlying mortgage loans in this securitization.

Our Manager’s management team will be led by Stewart Zimmerman, MFA’s Chairman of the Board, Chief Executive Officer and President, William Gorin, MFA’s Executive Vice President and Chief Financial Officer, Ronald Freydberg, MFA’s Executive Vice President and Chief Portfolio Officer, and Craig Knutson, MFA’s Senior Vice President. Messrs. Zimmerman, Gorin and Freydberg have an average of 25 years of experience in structuring and managing Agency and non-Agency MBS and other mortgage-related assets and have worked together at MFA for ten years. We believe that we will benefit from MFA’s long track record and broad experience in managing mortgage-related assets through a variety of credit and interest rate environments and its analytical and portfolio management capabilities in pursuing our business objectives.

Our Competitive Advantages

Significant Experience of our Manager

The senior management team of our Manager has a long track record and broad experience in managing mortgage-related assets through a variety of credit and interest rate environments and has demonstrated the ability to generate attractive risk-adjusted returns under different market conditions and cycles. In addition, an Investment Committee comprised of our Manager’s professionals will oversee our investments and compliance with our investment guidelines. We expect to benefit from this varied expertise, and believe that our Manager’s investment team provides us with a competitive advantage relative to companies that have management teams with less experience.

Disciplined, Credit-Oriented Investment Approach

We will seek to minimize principal loss while maximizing our risk-adjusted returns through our Manager’s disciplined and credit-based investment approach, which relies on rigorous quantitative and qualitative analysis. Our Manager will monitor our overall portfolio risk and evaluate credit characteristics of MBS investments including, but not limited to, loan balance distribution, geographic concentration, property type, occupancy, periodic and lifetime interest rate cap, weighted-average loan-to-value and weighted-average credit score. In addition, we intend to source residential mortgage loans from originators that we believe employ rigorous and consistent underwriting and fraud prevention standards, which we believe will provide us with high quality and attractively priced assets.

Access to MFA’s Market Database and Infrastructure

MFA has created and maintains analytical and portfolio management capabilities. Through our Manager, we intend to capitalize on the market knowledge and ready access to data across the real estate finance industry that MFA obtains through its established platform. We will also benefit from MFA’s comprehensive finance and administrative infrastructure.

Strategic Relationships and Access to Deal Flow

MFA maintains extensive long-term relationships with financial intermediaries, including primary dealers, leading investment banks, brokerage firms, repurchase agreement counterparties, leading mortgage originators and commercial banks. We believe these relationships will enhance our ability to source and finance investment opportunities and access borrowings and, thus, enable us to grow through various credit and interest rate environments.

Alignment of Interests

We have taken multiple steps to structure our relationship with our Manager’s parent company, MFA, so that our interests and those of MFA are closely aligned. MFA has agreed to purchase in the concurrent private offering a number of shares of our common stock and OP units equal in the aggregate to 9.8% of our outstanding shares of common stock after giving effect to the shares sold in this offering, excluding shares sold pursuant to the underwriters’ exercise of their overallotment option, of which approximately 9.55% will be shares of our common stock and 0.25% will be OP units. We have also structured our management agreement to provide for incentive compensation if our performance exceeds a specified threshold. We believe that MFA’s investment in us and the Special Unitholder’s ability to receive performance distributions will align MFA’s and our Manager’s interests with ours and create an incentive to maximize returns for our stockholders.

Our Investment Strategy

Our objective is to provide attractive risk-adjusted returns to our stockholders over the long term, primarily through dividend distributions and secondarily through capital appreciation. We intend to achieve this objective by investing in a broad range of real estate-related financial assets and by efficiently financing those assets through a combination of repurchase agreements, warehouse facilities and other secured and unsecured forms of borrowing.

We will rely on our Manager’s expertise in identifying assets within the Target Assets described below and efficiently financing those assets. We expect that our Manager will make investment decisions based on a variety of factors, including expected risk-adjusted returns, credit fundamentals, liquidity, availability of adequate financing, borrowing costs and macroeconomic conditions, as well as maintaining our REIT qualification and our exemption from registration under the 1940 Act.

Target Assets

Our Target Assets and the principal investments we expect to make in each are as follows:

Residential MBS

We intend to invest in residential MBS, which are typically pass-through certificates created by the securitization of adjustable-rate, hybrid and/or fixed-rate mortgage loans that are collateralized by residential real estate properties.

We intend to primarily invest in investment grade MBS and may also invest in non-investment grade MBS. We expect to evaluate the credit characteristics of these types of securities, including, but not limited to, loan balance distribution, geographic concentration, property type, periodic and lifetime interest rate caps, weighted-average loan-to-value and weighted-average credit score. Qualifying securities will then be analyzed using base line expectations of expected prepayments and losses, issuers and the current state of the fixed-income market. Losses and prepayments are stressed simultaneously based on a credit risk-based model. Securities in this portfolio will be monitored for variance from expected prepayments, frequencies, severities, losses and cash flow.

Non-Agency MBS may be AAA-rated through unrated. The rating, as determined by one or more of the rating agencies, including Fitch, Inc. Moody’s Investors Service, Inc. and Standard & Poor’s Corporation, indicates the creditworthiness of the investment (i.e., the obligor’s ability to meet its financial commitment on the obligation). The mortgage loan collateral for non-Agency MBS generally consists of residential mortgage loans that do not generally conform to the Agency underwriting guidelines due to certain factors including mortgage balance in excess of such guidelines, borrower characteristics, loan characteristics and level of documentation. In response to the uncertainty in the current U.S. mortgage markets, the Agencies have recently proposed changes to these underwriting guidelines, including changes to pricing and credit requirements. We may also invest in Agency MBS, which are guaranteed as to the payment of principal and/or interest by an Agency and carry an implied AAA rating. While not a primary focus of our investment strategy, whole pool Agency MBS are considered qualifying assets for any of our subsidiaries that intend to qualify for an exemption from registration under the 1940 Act pursuant to Section 3(c)(5)(C). See “— Operating and Regulatory Structure — 1940 Act Exemption.”

We may also invest, subject to maintaining our qualifications as a REIT, in net interest margin securities (or NIMs) which are notes that are payable from and secured by excess cash flow that is generated by MBS, after paying the debt service, expenses and fees on such securities. The excess cash flow represents all or a portion of a residual that is generally retained by the originator of the MBS. The residual is illiquid, thus the originator will monetize the position by securitizing the residual and issuing a NIM, usually in the form of a note that is backed by the excess cash flow expected to be generated in the underlying securitization.

In February 2008, the Recovery Rebates & Economic Stimulus for the American People Act of 2008 (H.R. 5140), or the Economic Stimulus Act of 2008, was signed into law by President Bush. A component of the Economic Stimulus Act of 2008 provides for a temporary increase in the Federal Housing Administration, or FHA, Fannie Mae and Freddie Mac conforming loan limits for certain high cost areas to as much as 125 percent of the median home price of an area. The Economic Stimulus Act of 2008 will allow the FHA, Fannie Mae and Freddie Mac to purchase or guarantee certain mortgages originated between July 1, 2007 and December 31, 2008 that they otherwise would not have been able to purchase or guarantee. We do not believe that the temporary increase in the conforming loan limits will have a material impact on our business strategy.

Residential Mortgage Loans

We intend to invest in adjustable-rate, hybrid and/or fixed-rate residential mortgage loans primarily through direct purchases from selected originators. We intend to enter into mortgage loan purchase agreements with a number of primary mortgage loan originators, including mortgage bankers, commercial banks, savings and loan associations, home builders, credit unions and mortgage conduits. We may also purchase mortgage loans on the secondary market. We expect these loans to be secured primarily by residential properties in the United States.

We intend to invest in residential mortgage loans underwritten to our specifications. We will require that the selected originators perform, or have caused to be performed, the credit review of the borrowers, the appraisal of the properties securing the loan, and maintain other quality control procedures, including verification of income and assets and credit history. Depending on the size of the loans, we may not review all of the loans in a pool, but rather select loans for underwriting review based upon specific risk-based criteria such as property location, loan size, effective loan-to-value ratio, borrowers’ credit score and other criteria we believe to be important indicators of credit risk. Additionally, before the purchase of loans, we will obtain representations and warranties from each originator stating that each loan is underwritten to our requirements or, in the event underwriting exceptions have been made, we are informed of the exceptions so that we may evaluate whether to accept or reject the loans. An originator who breaches these representations and warranties in making a loan that we purchase may be obligated to repurchase the loan from us. As added security, we will use the services of a third-party document custodian to insure the quality and accuracy of all individual mortgage loan closing documents and to hold the documents in safekeeping. As a result, all of the original loan collateral documents that are signed by the borrower, other than the original credit verification documents, are examined, verified and held by the third-party document custodian. We or a third party will perform an independent underwriting review of the processing, underwriting and loan closing methodologies that the originators used in qualifying a borrower for a loan. The due diligence process is particularly important and costly with respect to newly formed originators or issuers because there may be little or no information publicly available about these entities and investments.

We currently do not intend to originate mortgage loans or provide other types of financing to the owners of real estate. We currently do not intend to establish a loan servicing platform, but expect to retain highly-rated servicers to service our mortgage loan portfolio. We may also purchase certain residential mortgage loans on a servicing-retained basis. In the future, however, we may decide to originate mortgage loans or other types of financing, and we may elect to service mortgage loans and other types of financing.

We expect that all servicers servicing our loans will be highly rated by the rating agencies. We will also conduct a due diligence review of each servicer before executing a servicing agreement. Servicing procedures will typically follow Fannie Mae guidelines but will be specified in each servicing agreement. All servicing agreements will meet standards for inclusion in highly rated mortgage-backed or asset-backed securitizations.

We expect that the residential mortgage loans we acquire will be first lien, single-family residential traditional adjustable-rate, hybrid and/or fixed-rate loans with original terms to maturity of not more than 40 years and are either fully amortizing or are interest-only for up to ten years, and fully amortizing thereafter. Fixed-rate mortgage loans bear an interest rate that is fixed for the term of the loan and do not adjust. The interest rates on adjustable-rate mortgage loans generally adjust annually (although some may adjust more frequently) to an increment over a specified interest rate index. Hybrid mortgage loans have interest rates that are fixed for a specified period of time

(typically three to ten years) and, thereafter, adjust to an increment over a specified interest rate index. Adjustable-rate and hybrid mortgage loans generally have periodic and lifetime constraints on how much the loan interest rate can change on any predetermined interest rate reset date.

We will acquire residential mortgage loans for our portfolio with the intention of either securitizing them and retaining them in our portfolio as securitized mortgage loans, or holding them in our residential mortgage loan portfolio. To facilitate the securitization or financing of our loans, we expect to generally create subordinate certificates, which provide a specified amount of credit enhancement. We expect to issue securities through securities underwriters and either retain these securities or finance them in the repurchase agreement market. There is no limit on the amount we may retain of these below-investment-grade or unrated subordinate certificates. Until we securitize our residential mortgage loans, we expect to finance our residential mortgage loan portfolio through the use of repurchase agreements and warehouse facilities.

Once a potential residential loan package investment has been identified, our Manager and third parties it engages will perform financial, operational and legal due diligence to assess the risks of the investment. Our Manager and third parties it engages will analyze the loan pool and conduct follow-up due diligence as part of the underwriting process. As part of this process, the key factors which the underwriters will consider include, but are not limited to, documentation, debt-to-income ratio, loan-to-value ratios and property valuation. Consideration is also given to other factors such as price of the pool, geographic concentrations and type of product. Our Manager will refine its underwriting criteria based upon actual loan portfolio experience and as market conditions and investor requirements evolve.

Other Real Estate-Related Financial Assets

We intend to invest in debt and equity tranches of securitizations backed by various asset classes and in securities, including common stock, preferred stock and debt, of other mortgage-related entities. To avoid any actual or perceived conflicts of interest with our Manager, prior to an investment in any such security structured or issued by an entity managed by our Manager or MFA, such investment will be approved by a majority of our independent directors. To the extent such securities are treated as debt of the issuer of the securitization vehicle for U.S. federal income tax purposes, we will hold the securities directly, subject to the requirements of our continued qualification as a REIT as described in “U.S. Federal Income Tax Considerations — Asset Tests.” To the extent the securities represent equity interests in the issuer of the securitization for U.S. federal income tax purposes, we may hold such securities through a TRS which would cause the income recognized with respect to such securities to be subject to U.S. federal (and applicable state and local) corporate income tax.

In general, issuers of securitizations are special purpose vehicles that hold a portfolio of income-producing assets financed through the issuance of rated debt securities of different seniority and equity. The debt tranches are typically rated based on cash flow structure, portfolio quality, diversification and credit enhancement. The equity securities issued by the securitization vehicle are the “first loss” piece of the securitization vehicle’s capital structure, but they are also generally entitled to all residual amounts available for payment after the securitization vehicle’s senior obligations have been satisfied. Some securitization vehicles are “synthetic,” in which the credit risk to the collateral pool is transferred to the securitization vehicle by a credit derivative such as a credit default swap.

Investment Sourcing

We expect our Manager to take advantage of the broad network of relationships MFA has established over the past decade to identify investment opportunities. MFA and, as a result, our Manager have extensive long-term relationships with financial intermediaries, including primary dealers, leading investment banks, brokerage firms, leading mortgage originators and commercial banks.

Investing in, and sourcing financing for, our Target Assets is highly competitive. Our Manager competes with many other investment managers for profitable investment opportunities in fixed-income asset classes and related investment opportunities and sources of financing.

Investment Process

We expect our investment process will benefit from the resources and professionals of our Manager. The professionals responsible for portfolio management decisions are Stewart Zimmerman, MFA’s Chairman of the Board, Chief Executive Officer and President, William Gorin, MFA’s Executive Vice President and Chief Financial Officer, Ronald Freydberg, MFA’s Executive Vice President and Chief Portfolio Officer and Craig Knutson, MFA’s Senior Vice President. Investments will be overseen by an Investment Committee of our Manager’s professionals, comprising Messrs. Zimmerman, Gorin, Freydberg and Knutson. This Investment Committee will oversee our investment guidelines and will meet periodically to discuss preferences for sectors and sub-sectors.

Our investment process will include sourcing and screening of investment opportunities, assessing investment suitability, conducting credit and prepayment analysis, evaluating cash flow and collateral performance, reviewing legal structure and servicer and originator information and investment structuring, as appropriate, to seek an attractive return commensurate with the risk we are bearing. Upon identification of an investment opportunity, the investment will be screened and monitored by our Manager to determine its impact on maintaining our REIT qualification and our exemption from registration under the 1940 Act. We will seek to make investments in sectors where our Manager has strong core competencies and where we believe credit risk and expected performance can be reasonably quantified.

Our Manager will evaluate each one of our investment opportunities based on its expected risk-adjusted return relative to the returns available from other, comparable investments. The evaluation process with respect to MBS will include relative value analyses based on yield, credit rating, average life, expected duration, option-adjusted spreads, prepayment assumptions and credit exceptions. In addition, our Manager will evaluate new opportunities based on their relative expected returns compared to comparable securities held in our portfolio. The terms of any leverage available to us for use in funding an investment purchase are also taken into consideration, as are any risks posed by illiquidity or correlations with other securities in the portfolio.

Our Financing Strategy

We intend to use leverage to increase potential returns to our stockholders. Although we are not required to maintain any particular assets-to-equity leverage ratio, the amount of leverage we will deploy for particular assets will depend upon our Manager’s assessment of the credit and other risks of those assets. Initially, we expect that we will deploy, on a debt-to-equity basis, up to three times leverage on our non-Agency MBS and up to seven times leverage on our Agency MBS assets.

Subject to our maintaining our qualification as a REIT, we expect to use a number of sources to finance our investments, including the following:

•	Repurchase Agreements. We intend to finance certain of our assets by pledging these assets as collateral to secure loans with repurchase agreement counterparties (i.e., lenders). Repurchase agreements take the form of a sale of the pledged collateral to a lender at an agreed upon price in return for such lender’s simultaneous agreement to resell the same securities back to the borrower at a future date (i.e., the maturity of the borrowing) at a higher price. The difference between the sale price and repurchase price is the cost, or interest expense, of borrowing under a repurchase agreement. Amounts borrowed under repurchase agreements are typically based upon the market value of the pledged collateral, less an agreed upon percentage that is referred to as the advance rate, or haircut. Repurchase agreements typically require that the percentage of the market value of collateral to the loan amount at inception of the loan be maintained throughout the term of the loan. This is done through a constant revaluation of the collateral by the lender to its current market value and, to the extent the lender believes the value of the collateral has declined, it will require the pledge of additional collateral, or a margin call, or, if it determines the value of the collateral has increased, a portion of the collateral may be returned. Under our repurchase agreements, we retain beneficial ownership of the pledged collateral, while the lender maintains custody of such collateral. At the maturity of a repurchase agreement, we are required to repay the loan and concurrently receive back our pledged collateral or, with the consent of the lender, we may renew such agreement at the then prevailing market interest rate. We anticipate that repurchase agreements will be one of the sources we will use to achieve our desired amount of leverage for our residential mortgage assets. We intend to maintain formal relationships with multiple counterparties to obtain financing on favorable terms. For a description of risks related to repurchase agreements, see “Risk Factors — Risks Related to Our Business — We intend to use leverage to finance our investments, which may adversely affect the return on our investments and may reduce cash available for distribution to our stockholders, as well as increase losses when economic conditions are unfavorable” and “ — We will depend on repurchase agreements, warehouse facilities and other secured and unsecured forms of borrowing to execute our business plan, and our inability to access funding could have a material adverse effect on our results of operations, financial condition and business.”

•	Warehouse Facilities. We intend to rely on warehouse facilities to fund our mortgage loans prior to arranging long-term funding. Warehouse facilities are generally collateralized loans made to investors who invest in securities and loans that are pledged as collateral to the lender. Third-party custodians, usually large banks, hold the securities and loans funded with the warehouse facility borrowings. The pool of assets acquired within a warehouse facility typically must meet certain requirements, including term, average life, investment rating, agency rating and sector diversity requirements, as well as requirements relating to portfolio performance. We intend to maintain formal relationships with multiple counterparties to maintain warehouse lines on favorable terms. For a description of risks related to warehouse facilities, see “Risk Factors — Risks Related to Our Business — We will depend on repurchase agreements, warehouse facilities and other secured and unsecured forms of borrowing to execute our business plan, and our inability to access funding could have a material adverse effect on our results of operations, financial condition and business.”

Based on management’s assessment of market conditions and subject to our maintaining our qualification as a REIT, we may also acquire residential mortgage loans or MBS for our portfolio with the intention of securitizing them and retaining all or a part of the securitized assets in our portfolio. To facilitate the securitization, we will generally create subordinate certificates, providing a specified amount of credit enhancement, which we intend to retain in our portfolio. We anticipate that we will often hold the most junior certificates associated with a securitization. As a holder of the most junior certificates, we are more exposed to losses on the portfolio investments because the equity interest we retain in the issuing entity would be subordinate to the more senior notes issued to investors and we would, therefore, absorb all of the losses sustained with respect to a securitized pool of assets before the owners of the notes experience any losses.

Our Interest Rate Hedging and Risk Management Strategy

We may, from time to time, utilize derivative financial instruments to hedge the interest rate risk associated with our borrowings. Under the U.S. federal income tax laws applicable to REITs, we generally will be able to enter into certain transactions to hedge indebtedness that we may incur, or plan to incur, to acquire or carry real estate assets, although our total gross income from such hedges and other non-qualifying sources must not exceed 25% of our gross income.

We intend to engage in a variety of interest rate management techniques that seek to mitigate changes in interest rates or other potential influences on the values of our assets. The U.S. federal income tax rules applicable to REITs may require us to implement certain of these techniques through a TRS that is fully subject to corporate income taxation. Our interest rate management techniques may include:

•	interest rate swap agreements, interest rate cap agreements and swaptions;

•	puts and calls on securities or indices of securities;

•	Eurodollar futures contracts and options on such contracts;

•	U.S. treasury securities and options on U.S. treasury securities; and

•	other similar transactions.

We expect to attempt to reduce interest rate risks and to minimize exposure to interest rate fluctuations through the use of match funded financing structures, when appropriate, whereby we seek (i) to match the maturities of our debt obligations with the maturities of our assets and (ii) to match the interest rates on our investments with like-kind debt (i.e., floating rate assets are financed with floating rate debt and fixed-rate assets are financed with fixed-

rate debt), directly or through the use of interest rate swap agreements, interest rate cap agreements, or other financial instruments, or through a combination of these strategies. We expect this to allow us to minimize, but not eliminate, the risk that we have to refinance our liabilities before the maturities of our assets and to reduce the impact of changing interest rates on our earnings.

Risk management is an integral component of our strategy to deliver consistent risk-adjusted returns to our stockholders. Because we invest primarily in fixed income securities, investment losses from credit defaults, interest rate volatility or other risks can meaningfully reduce or eliminate our distributions to stockholders. In addition, because we employ financial leverage in funding our portfolio, mismatches in the maturities of our assets and liabilities creates risk in the need to continually renew or otherwise refinance our liabilities. Our net interest margins are dependent upon a positive spread between the returns on our asset portfolio and our overall cost of funding. In order to minimize the risks to us, we actively employ portfolio-wide and security-specific risk measurement and management processes in our daily operations. Our risk management tools include software and services licensed or purchased from third parties, in addition to proprietary analytical methods developed by MFA. There can be no guarantee that these tools will protect us from market risks.

Investment Guidelines

Our board of directors has adopted a set of investment guidelines that set out the asset classes and other criteria to be used by our Manager to evaluate specific investments as well as the overall portfolio composition. Our Manager’s Investment Committee will review our compliance with the investment guidelines periodically and our board of directors receives an investment report at each quarter-end in conjunction with its review of our quarterly results. Our board also will review our investment portfolio and related compliance with our investment policies and procedures and investment guidelines at each regularly scheduled board of directors meeting.

Our board of directors and our Manager’s Investment Committee have adopted the following guidelines for our investments and borrowings:

•	No investment shall be made that would cause us to fail to qualify as a REIT for U.S. federal income tax purposes;

•	No investment shall be made that would cause us to be required to register as an investment company under the 1940 Act;

•	With the exception of real estate and housing, no single industry shall represent greater than 20% of the securities or aggregate risk exposure in our portfolio; and

•	Investments in unrated or deeply subordinated ABS or other securities that are non-qualifying assets for purposes of the 75% REIT asset test will be limited to an amount not to exceed 50% of our stockholders’ equity.

These investment guidelines may be changed from time to time by a majority of our board of directors without the approval of our stockholders.

Our board of directors has also adopted a separate set of investment guidelines and procedures to govern our relationships with our Manager and MFA. We have also adopted detailed compliance policies to govern our interaction with our Manager when our Manager is in receipt of material non-public information.

Policies with Respect to Certain Other Activities

If our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow (subject to provisions in the Internal Revenue Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods. In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time.

We may offer equity or debt securities in exchange for property and to repurchase or otherwise reacquire our shares and may engage in such activities in the future.

In addition, we intend to borrow money to finance the acquisition of investments. We intend to use traditional forms of financing, such as repurchase agreements and warehouse facilities. We also may utilize structured financing techniques, such as securitizations, to create attractively priced non-recourse financing at an all-in borrowing cost that is lower than that provided by traditional sources of financing and that provide long-term, floating rate financing. Our investment guidelines and our portfolio and leverage will periodically reviewed by our board of directors as part of their oversight of our Manager.

We may, subject to gross income and assets tests necessary for REIT qualification, invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers.

We engage in the purchase and sale of investments. We may underwrite the securities of other issuers.

Our board of directors may change any of these policies at any time without prior notice to you or a vote of our stockholders.

MFA Historical Performance

Formed in 1997, MFA has a ten-year history of investing, on a leveraged basis, in hybrid and adjustable-rate Agency MBS and other real estate-related financial assets. As of March 31, 2008, MFA had approximately $8.552 billion of total assets, of which $8.115 billion, or 94.9%, represented its MBS portfolio. Of MFA’s MBS portfolio as of March 31, 2008, approximately $7.796 billion, or 96.1%, was comprised of Agency MBS, $315 million, or 3.9%, was comprised of AAA rated non-Agency MBS and $3.5 million, or less than 0.1%, was comprised of non-Agency MBS rated below AAA or unrated, none of which were collateralized by subprime mortgage loans.

The tables below set forth certain historical investment performance data about MFA. This information is a reflection of the past performance of MFA and is not intended to be indicative of, or a guarantee or prediction of, the returns that we, MFA or our Manager may achieve in the future. This is especially true for us because we intend to invest in a much broader range of real estate-related financial assets than MFA has on a historical basis. In contrast to MFA, which focuses primarily on Agency MBS, our primary investment focus will initially be on investment grade non-Agency MBS, subject to our investment guidelines. We will also invest in Agency MBS consistent with maintaining our exemption from registration under the 1940 Act. We also intend to focus on residential mortgage loans, Agency MBS and other real estate-related securities. Neither MFA nor our Manager has significant experience in purchasing residential mortgage loans directly or certain of the other Target Assets which we may pursue as part of our investment strategy. Accordingly, MFA’s historical returns will not be indicative of the performance of our investment strategy and we can offer no assurance that MFA and our Manager will replicate the historical performance of their investment professionals in their previous endeavors. Our investment returns could be substantially lower than the returns achieved by MFA and our Manager’s investment professionals in their previous endeavors.

Table I sets forth certain historical information with respect to MFA as of and for the three months ended March 31, 2008 and the fiscal years ended December 31, 2007, 2006, and 2005.

Table I

MFA Mortgage Investments, Inc.

Historical Information

	As of and for the
	Three Months
	Ended	As of and for the Year Ended December 31,
	March 31, 2008	2007	2006	2005
	(Dollars in thousands)

Total Capital Raised	$265,990	$325,041	$11,484	$3,018
Amount paid to MFA and Affiliates from proceeds of offerings(1)	—	—	—	—
Amounts paid to third parties from proceeds of offerings(2)	$12,908	$16,009	$286	$—
Stockholder’s Equity	$1,051,695	$927,263	$678,558	$661,102
Total Assets	$8,551,765	$8,605,859	$6,443,967	$5,846,917
Leverage(3)	7.0:1	8.1:1	8.4:1	7.7:1

(1)	MFA and its affiliates do not receive any commissions with respect to amounts raised.

(2)	Aggregate fees and commissions paid to underwriters and sales agents, and fees and expenses paid to third parties in connection with the offerings such as legal, accounting, printing, travel and listing expenses.

(3)	Ratio of debt-to-equity.

Table II sets forth certain summary financial information about MFA for the three months ended March 31, 2008 and for each calendar year in the five-year period ended December 31, 2007.

Table II

MFA Mortgage Investments, Inc.

Summary Financial Information

	Three Months Ended
	March 31,	For the Year Ended December 31,
	2008	2007	2006	2005	2004	2003
		(In thousands, except per share amounts)

Operating Data:
Interest and dividends on securities	125,065	$380,328	$216,871	$235,798	$174,957	$119,612
Interest income on short-term cash investments	3,031	4,493	2,321	2,921	807	746
Interest expense on repurchase agreements	93,472	(321,305)	(181,922)	(183,833)	(88,888)	(56,592)
Net (loss)/gain on sale of investment securities(1)	(24,530)	(21,793)	(23,113)	(18,354)	371	(265)
Net loss on early termination of swaps	(91,481)	(384)	—	—	—	—
Other-than-temporary impairment on investment securities(1)	(851)	—	—	(20,720)	—	—
Other income(2)	506	2,060	2,264	1,811	1,675	1,346
Operating and other expenses	(4,211)	(13,446)	(11,185)	(10,829)	(10,622)	(8,295)
Income/(loss) from continuing operations	(85,943)	29,953	5,236	6,794	78,300	56,552
Discontinued operations, net	—	257	3,522	(86)	(227)	1,296
Net income/(loss)	$(85,943)	$30,210	$8,758	$6,708	$78,073	$57,848
Preferred stock dividends	$2,040	$8,160	8,160	8,160	3,576	—
Net income/(loss) to common stockholders	$(87,983)	$22,050	$598	$(1,452)	$74,497	$57,848
Net (loss)/income, per share of common stock from continuing operations — basic and diluted	$(0.61)	$0.24	$(0.03)	$(0.02)	$0.98	$1.05
Net income, per share of common stock from discontinued operations — basic and diluted	—	—	$0.04	—	—	$0.02
Net income/(loss), per share of common stock — basic and diluted	$(0.61)	$0.24	$0.01	$(0.02)	$0.98	$1.07
Dividends declared per share of common stock(3)	— (4)	$0.415	$0.210	$0.405	$0.960	$1.090
Dividends declared per share of preferred stock	$0.531	$2.125	$2.125	$2.125	$1.440	—

	At March 31,	At December 31,
	2008	2007	2006	2005	2004	2003
		(In thousands)

Balance Sheet Data:
MBS	$8,114,924	$8,301,183	$6,340,668	$5,714,906	$6,777,574	$4,372,718
Total assets	8,551,765	8,605,859	6,443,967	5,846,917	6,913,684	4,564,930
Repurchase agreements	7,311,767	7,526,014	5,722,711	5,099,532	6,113,032	4,024,376
Preferred stock, liquidation preference(5)	96,000	96,000	96,000	96,000	96,000	—
Total stockholders’ equity	1,051,695	927,263	678,558	661,102	728,834	484,958

(1)	During the quarter ended March 31, 2008, MFA recognized an impairment of $851,000 against one of its unrated securities with an amortized cost, prior to recognizing such impairment, of $1.9 million. During 2007, MFA selectively sold $844.5 million of Agency and

AAA rated MBS, resulting in a realized net loss of $21.8 million. These sales were primarily made during the third quarter of 2007. Beginning in the fourth quarter of 2005 through the second quarter of 2006, MFA reduced its asset base through a strategy under which it, among other things, sold its higher duration and lower yielding MBS. During 2006, MFA sold approximately $1.844 billion of MBS, realizing net losses of $23.1 million, comprised of gross losses of $25.2 million and gross gains of $2.1 million. For 2005, the repositioning involved the sale of $564.8 million of MBS, which resulted in an $18.4 million loss on sale and an impairment charge of $20.7 million against certain MBS with an amortized cost of $842.2 million. None of MFA’s sales of MBS in 2008, 2007, 2006 or 2005 were due to margin calls.

(2)	Results of operations for real estate sold has been reclassified to discontinued operations for each of the prior periods presented.

(3)	MFA generally declares dividends on its common stock in the month subsequent to the end of each calendar quarter, with the exception of the fourth quarter dividend which is typically declared during the fourth calendar quarter for tax purposes.

(4)	On April 1, 2008, MFA declared a $0.18 dividend per common share for the first quarter of 2008. The dividend was paid on April 30, 2008 to stockholders of record on April 14, 2008.

(5)	Reflects the aggregate liquidation preference on the 3,840,000 outstanding shares of 8.50% Series A Cumulative Redeemable preferred stock, par value $0.01 per share. MFA’s preferred stock is redeemable exclusively at its option at $25.00 per share plus accrued interest and unpaid dividends (whether or not declared) commencing on April 27, 2009. No dividends may be paid on MFA’s common stock unless full cumulative dividends have been paid on MFA’s preferred stock. From the date of MFA’s original issuance in April 2004 through December 31, 2007, MFA has paid full quarterly dividends on its preferred stock.

For 2007, MFA had net income available to its common stockholders of $22.1 million, or $0.24 per share, compared to net income of $598,000, or $0.01 per share, for 2006. During 2007 and 2006, MFA repositioned its MBS portfolio, realizing net losses on the sale of MBS of $21.8 million and $23.1 million, respectively.

Interest income from MFA’s cash investments increased by $2.2 million to $4.5 million for 2007 from $2.3 million for 2006. MFA’s average cash investments increased by $43.4 million to $93.4 million for 2007 compared to $50.0 million for 2006 and yielded 4.81% for 2007 compared to 4.65% for 2006.

MFA’s borrowings under repurchase agreements increased as it leveraged equity capital raised during 2007 to grow its MBS portfolio. The average amount outstanding under MFA’s repurchase agreements increased by $2.141 billion, or 52.4%, to $6.229 billion for 2007 from $4.088 billion for 2006. MFA experienced a 71 basis point increase in its effective cost of borrowing to 5.16% for 2007 from 4.45% for 2006. This increase in rate paid on MFA’s borrowings reflects the higher market rates paid on incremental borrowings and repurchase agreements that matured during 2007. MFA’s interest expense for 2007 increased by 76.6% to $321.3 million, from $181.9 million for 2006, reflecting an increase in the amount of, and interest rate paid on, its borrowings.

For 2007, net interest income of MFA increased by $26.2 million, or 70.4%, to $63.5 million, from $37.3 million for 2006. This increase reflects the growth in MFA’s interest-earning assets, an increase in the yield on its MBS and an improvement in its net interest spread as MBS yields relative to its cost of funding widened. For 2007, MFA’s net interest spread and margin increased to 0.35% and 0.91%, respectively, from 0.12% and 0.78%, respectively, for 2006.

Recent financial market events have led to a contraction in market liquidity for mortgage-related assets. While this illiquidity has been most pronounced in the subprime sector, it has negatively affected both the terms and availability of financing for all mortgage-related assets, including investment grade non-Agency MBS. In connection with repurchase agreement, financing rates and haircut levels have increased. Repurchase agreement counterparties have taken these steps in order to compensate themselves for a perceived increased risk due to the illiquidity of the underlying collateral. In some cases, margin calls have forced borrowers to liquidate collateral in order to meet the capital requirements of these margin calls, resulting in losses.

In response to these events, MFA, over the later part of 2007 and in the first quarter of 2008, has taken steps to adjust its balance sheet strategy. While it historically maintained an assets-to-equity multiple of approximately 9x to 10x (or a debt-to-equity multiple of approximately 8x to 9x), MFA determined that it was prudent to generally lower its target debt-to-equity multiple to approximately 7x to 9x. To effect this change in leverage strategy, MFA sold assets and used the proceeds from such sales to reduce borrowings. In particular, MFA sold approximately $1.851 billion of MBS in March 2008. The assets sold consisted of approximately $1.800 billion of Agency MBS and $51 million of AAA rated MBS at a realized aggregate loss of approximately $25 million. Concurrently, MFA terminated repurchase agreements at no cost to it and approximately $1.637 billion of associated interest rate swap agreement at a cash cost of approximately $91 million.

Operating and Regulatory Structure

REIT Qualification

We intend to elect to qualify as a REIT under Sections 856 through 859 of the Internal Revenue Code commencing with our taxable year ending on December 31, 2008. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property.

1940 Act Exemption

We intend to conduct our operations so that we are not required to register as an investment company under the 1940 Act. Section 3(a)(1)(A) of the 1940 Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the 1940 Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act. Because we are organized as a holding company that conducts its businesses primarily through our Operating Partnership and its majority-owned subsidiaries, the securities issued to our Operating Partnership by these subsidiaries that are excepted from the definition of “investment company” in Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets on an unconsolidated basis. We will monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe our company will not be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because we will not engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through our majority-owned subsidiaries, we are primarily engaged in the business of our subsidiaries.

If the value of our Operating Partnership’s investments in its subsidiaries that are excepted from the definition of “investment company” by Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities it owns, exceeds 40% of its total assets on an unconsolidated basis, or if one or more of such subsidiaries fails to maintain their exceptions or exemptions from the 1940 Act, we may have to register under the 1940 Act and could become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the 1940 Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters.

In addition, certain of our subsidiaries intend to qualify for an exemption from the definition of “investment company” under Section 3(c)(5)(C) of the 1940 Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exemption generally means that at least 55% of such subsidiary’s portfolio must be comprised of qualifying assets and 80% of each of their portfolios must be comprised of qualifying assets and real estate-related assets under the 1940 Act. Qualifying assets for this purpose include mortgage loans and other assets, such as whole pool Agency MBS, that are considered the functional equivalent of mortgage loans for the purposes of the 1940 Act. Although we intend to monitor our portfolio periodically and prior to each acquisition, there can be no assurance that we will be able to maintain this exemption from registration.

Qualification for exemption from registration under the 1940 Act will limit our ability to make certain investments. For example, these restrictions will limit the ability of our subsidiaries to invest directly in mortgage-backed securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain ABS and real estate companies or in assets not related to real estate.

Licensing

We may be required to be licensed to purchase and sell previously originated residential mortgage loans in certain jurisdictions (including the District of Columbia) in which we will conduct our business. We are currently in the process of obtaining those licenses, if required. Our failure to obtain or maintain licenses will restrict our investment options. We may consummate this offering even if we have not yet obtained such licenses. Once we are fully licensed to purchase and sell mortgage loans in each of the states in which we become licensed, we expect that we will acquire previously originated residential loans in those states.

Competition

In acquiring our Target Assets, we will compete with a variety of institutional investors, including other REITs, public and private funds, commercial and investment banks, commercial finance and insurance companies and other financial institutions. Many of our competitors are substantially larger and have considerably greater financial, technical, marketing and other resources than we do. Several other REITs have recently raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with ours, which may create additional competition for investment opportunities. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. Many of our competitors are not subject to the operating constraints associated with REIT tax compliance or maintenance of an exemption from the 1940 Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Furthermore, competition for investments of the types and classes which we will seek to acquire may lead to the price of such assets increasing, which may further limit our ability to generate desired risk-adjusted returns for our stockholders.

In the face of this competition, we expect to have access to our Manager’s professionals and their industry expertise, which may provide us with a competitive advantage and help us assess investment risks and determine appropriate pricing for certain potential investments. We expect that these relationships will enable us to compete more effectively for attractive investment opportunities. In addition, we believe that current market conditions may have adversely affected the financial condition of certain competitors. Thus, not having a legacy portfolio may also enable us to compete more effectively for attractive investment opportunities. However, we may not be able to achieve our business goals or expectations due to the competitive risks that we face. For additional information concerning these competitive risks, see “Risk Factors — Risks Related To Our Business — We operate in a highly competitive market for investment opportunities and competition may limit our ability to acquire desirable investments.”

Staffing

We will be managed by our Manager pursuant to the management agreement between our Manager and us. All of our officers are employees of MFA or its affiliates. We will have no employees upon completion of this offering. See “Our Manager and the Management Agreement — Management Agreement.”

Legal Proceedings

Neither we nor our Manager is currently subject to any legal proceedings which it considers to be material.

OUR MANAGER AND THE MANAGEMENT AGREEMENT

General

We are externally advised and managed by our Manager. All of our officers are employees of MFA or its affiliates. The executive offices of our Manager are located at 350 Park Avenue, 21st Floor, New York, New York 10022, and the telephone number of our Manager’s executive offices is (212) 207-6400.

Executive Officers of MFA

The following table sets forth certain information with respect to each of the executive officers of MFA:

Executive Officer	Age	Position Held with MFA

Stewart Zimmerman	63	Chairman of the Board, Chief Executive Officer and President
William S. Gorin	49	Executive Vice President and Chief Financial Officer
Ronald A. Freydberg	47	Executive Vice President and Chief Portfolio Officer
Timothy W. Korth	42	General Counsel, Senior Vice President — Business Development and Corporate Secretary
Teresa D. Covello	43	Senior Vice President, Chief Accounting Officer and Treasurer
Craig L. Knutson	49	Senior Vice President

Stewart Zimmerman has served as MFA’s Chief Executive Officer, President and a Director since 1997 and was appointed Chairman of the Board in March 2003. He is also serving as our Chairman of the Board and Chief Executive Officer. From 1989 through 1997, he initially served as a consultant to The America First Companies and became Executive Vice President of America First Companies, L.L.C. During this time, he held a number of positions: President and Chief Operating Officer of America First REIT, Inc. and President of several mortgage funds, including America First Participating/Preferred Equity Mortgage Fund, America First PREP Fund 2, America First PREP Fund II Pension Series L.P., Capital Source L.P., Capital Source II L.P.-A, America First Tax Exempt Mortgage Fund Limited Partnership and America First Tax Exempt Fund 2-Limited Partnership. Previously, Mr. Zimmerman held various progressive positions with other companies, including Security Pacific Merchant Bank, E.F. Hutton & Company, Inc., Lehman Brothers, Bankers Trust Company and Zenith Mortgage Company. Mr. Zimmerman holds a Bachelors of Arts degree from Michigan State University.

William S. Gorin serves as MFA’s Executive Vice President and Chief Financial Officer. He has served as Executive Vice President since 1997 and was appointed Chief Financial Officer and Treasurer in 2001. He is also serving as our President, Principal Financial Officer and a Director. From 1998 to 2001, Mr. Gorin served as Executive Vice President and Secretary. From 1989 to 1997, Mr. Gorin held various positions with PaineWebber Incorporated/Kidder, Peabody & Co. Incorporated, serving as a First Vice President in the Research Department. Prior to that position, Mr. Gorin was Senior Vice President in the Special Products Group. From 1982 to 1988, Mr. Gorin was employed by Shearson Lehman Hutton, Inc./E.F. Hutton & Company, Inc. in various positions in corporate finance and direct investments. Mr. Gorin has a Masters of Business Administration degree from Stanford University and a Bachelor of Arts degree in Economics from Brandeis University.

Ronald A. Freydberg serves as MFA’s Executive Vice President and Chief Portfolio Officer, which positions he was appointed to in 2001. From 1997 to 2001, he served as Senior Vice President. He is also serving as our Chief Investment Officer and Executive Vice President. From 1995 to 1997, Mr. Freydberg served as a Vice President of Pentalpha Capital, in Greenwich, Connecticut, where he was a fixed-income quantitative analysis and structuring specialist. From 1988 to 1995, Mr. Freydberg held various positions with J.P. Morgan & Co. From 1994 to 1995, he was with the Global Markets Group. In that position, he was involved in commercial mortgage-backed securitization and sale of distressed commercial real estate, including structuring, due diligence and marketing. From 1985 to 1988, Mr. Freydberg was employed by Citicorp. Mr. Freydberg holds a Masters of Business Administration degree in Finance from George Washington University and a Bachelor of Arts degree from Muhlenberg College.

Timothy W. Korth II serves as MFA’s General Counsel, Senior Vice President — Business Development and Corporate Secretary, which positions he has held since July 2003. He holds similar positions with us. From 2001 to 2003, Mr. Korth was a Counsel at the law firm of Clifford Chance US LLP, where he specialized in corporate and securities transactions involving REITs and other real estate companies, and, prior to such time, had practiced law with that firm and its predecessor, Rogers & Wells LLP, since 1992. Mr. Korth is admitted as an attorney in the State of New York and has a Juris Doctorate and a Bachelor of Business Administration degree in Finance from the University of Notre Dame.

Teresa D. Covello serves as MFA’s Senior Vice President, Chief Accounting Officer and Treasurer, which positions she was appointed to in 2003. From 2001 to 2003, Ms. Covello served as MFA’s Senior Vice President and Controller. She is also serving as our Senior Vice President — Accounting. From 2000 until joining MFA in 2001, Ms. Covello was a self-employed financial consultant, concentrating in investment banking within the financial services sector. From 1990 to 2000, she was the Director of Financial Reporting and served on the Strategic Planning Team for JSB Financial, Inc. Ms. Covello began her career in public accounting in 1987 with KPMG Peat Marwick (predecessor to KPMG LLP), participating in and supervising financial statement audits, compliance examinations, public debt and equity offerings. Ms. Covello currently serves as a member of the board of directors of Commerce Plaza, Inc., a not-for-profit organization. Ms. Covello is a Certified Public Accountant and has a Bachelor of Science degree in Public Accounting from Hofstra University.

Craig L. Knutson serves as MFA’s Senior Vice President, which position he has held since March 2008. He is also serving as our Senior Vice President — Portfolio Manager. From 2004 to 2007, Mr. Knutson served as Senior Executive Vice President of CBA Commercial, LLC, an acquirer and securitizer of small balance commercial mortgages. From 2001 to 2004, Mr. Knutson served as President and Chief Operating Officer of ARIASYS Inc. From 1986 to 1999, Mr. Knutson held various progressive positions in the mortgage trading departments of First Boston Corporation (later Credit Suisse), Smith Barney and Morgan Stanley. In these capacities, Mr. Knutson traded agency and private label MBS as well as whole loans (unsecuritized mortgages). From 1981 to 1984, Mr. Knutson served as an Analyst and then Associate in the Investment Banking Department of E.F. Hutton & Company Inc. Mr. Knutson holds a Masters of Business Administration degree from Harvard University and a Bachelor of Arts degree in Economics and French from Hamilton College.

Investment Committee

Our Manager has an Investment Committee comprised of our Manager’s professionals, Messrs. Zimmerman, Gorin, Freydberg and Knutson. For biographical information on the members of the Investment Committee, see “— Officers of MFA.” The role of the Investment Committee is to oversee our investment guidelines, our investment portfolio holdings and related compliance with our investment policies. The Investment Committee will meet as frequently as it believes is necessary.

Management Agreement

Before the completion of this offering, we will enter into a management agreement with our Manager pursuant to which it will provide for the day-to-day management of our operations.

The management agreement requires our Manager to manage our business affairs in conformity with the investment guidelines and other policies that are approved and monitored by our board of directors. Our Manager’s role as manager is under the supervision and direction of our board of directors. Our Manager will be responsible for (i) the selection, purchase and sale of our portfolio investments, (ii) our financing activities, and (iii) providing us with investment advisory services. Our Manager will be responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our assets and operations as may be appropriate, which may include, without limitation, the following:

(i) serving as our consultant with respect to the periodic review of the investment guidelines and other parameters for our investments, financing activities and operations, any modification to which will be approved by a majority of our independent directors;

(ii) investigating, analyzing and selecting possible investment opportunities and acquiring, financing, retaining, selling, restructuring or disposing of investments consistent with the investment guidelines;

(iii) with respect to prospective purchases, sales or exchanges of investments, conducting negotiations on our behalf with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;

(iv) negotiating and entering into, on our behalf, repurchase agreements, credit finance agreements, securitizations, commercial papers, interest rate swap agreements and other hedging instruments, warehouse facilities and all other agreements and engagements required for us to conduct our business;

(v) engaging and supervising, on our behalf and at our expense, independent contractors which provide investment banking, securities brokerage, mortgage brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services as may be required relating to our investments;

(vi) coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with the joint venture or co-investment partners;

(vii) providing executive and administrative personnel, office space and office services required in rendering services to us;

(viii) administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and our board of directors, including, without limitation, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(ix) communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(x) counseling us in connection with policy decisions to be made by our board of directors;

(xi) evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities on our behalf, consistent with such strategies as so modified from time to time, with our qualification as a REIT and with the investment guidelines;

(xii) counseling us regarding the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause us to qualify for taxation as a REIT;

(xiii) counseling us regarding the maintenance of our exemption from the status of an investment company required to register under the 1940 Act, monitoring compliance with the requirements for maintaining such exemption and using commercially reasonable efforts to cause us to maintain such exemption from such status;

(xiv) assisting us in developing criteria for asset purchase commitments that are specifically tailored to our investment objectives and making available to us its knowledge and experience with respect to MBS, mortgage loans, real estate, real estate-related securities, other real estate-related assets and non-real estate-related assets;

(xv) furnishing reports and statistical and economic research to us regarding our activities and services performed for us by our Manager;

(xvi) monitoring the operating performance of our investments and providing periodic reports with respect thereto to the board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xvii) investing and reinvesting any moneys and securities of ours (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners) and advising us as to our capital structure and capital raising;

(xviii) causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Internal Revenue Code applicable to REITs and to conduct quarterly compliance reviews with respect thereto;

(xix) assisting us in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xx) assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act, or by the NYSE;

(xxi) assisting us in taking all necessary action to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent required by the provisions of the Internal Revenue Code applicable to REITs;

(xxii) placing, or arranging for the placement of, all orders pursuant to the Manager’s investment determinations for us either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

(xxiii) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations (other than with the Manager of its affiliates), subject to such limitations or parameters as may be imposed from time to time by the board of directors;

(xxiv) using commercially reasonable efforts to cause expenses incurred by us or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the board of directors from time to time;

(xxv) representing and making recommendations to us in connection with the purchase and finance of, and commitment to purchase and finance, MBS, mortgage loans (including on a portfolio basis), real estate, real estate-related securities, other real estate-related assets and non-real estate-related assets, and the sale and commitment to sell such assets;

(xxvi) advising us with respect to obtaining appropriate repurchase agreements, warehouse facilities or other secured and unsecured forms of borrowing for our assets;

(xxvii) advising us with respect to and structuring long-term financing vehicles for our portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

(xxviii) performing such other services as may be required from time to time for management and other activities relating to our assets and business as our board of directors shall reasonably request or our Manager shall deem appropriate under the particular circumstances; and

(xxix) using commercially reasonable efforts to cause us to comply with all applicable laws.

Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager maintains a contractual as opposed to a fiduciary relationship with us. Under the terms of the management agreement, our Manager, its officers, stockholders, members, managers, directors, personnel, any person controlling or controlled by the Manager and any person providing sub-advisory services to the Manager will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except because of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement, as determined by a final non-appealable order of a court of competent jurisdiction. We have agreed to indemnify our Manager, its members, its officers and its other personnel with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement. Our Manager has agreed to indemnify us, our directors and officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement or any claims by our Manager’s personnel relating to the terms and conditions of their employment by our Manager. For the avoidance of doubt, our Manager will not be liable for trade errors that may result from ordinary negligence, such as errors in the investment decision making process (e.g., a transaction was effected in violation of our investment guidelines) or in the trade process (e.g., a buy order was entered instead of a sell order, or the wrong security was purchased or sold, or a security was purchased or sold in an amount or at a price other than the correct amount or price). Notwithstanding the foregoing, our Manager will carry errors and omissions and other customary insurance upon the completion of the offering.

Pursuant to the terms of the management agreement, our Manager is required to provide us with our management team, including a president, chief executive officer, chief investment officer, and principal financial officer along with appropriate support personnel, to provide the management services to be provided by our Manager to us.

The management agreement may be amended or modified by agreement between us and our Manager. The initial term of the management agreement expires on the third anniversary of the closing of this offering and will be automatically renewed for a one-year term each anniversary date thereafter unless previously terminated as described below. Our independent directors will review our Manager’s performance and the management fees annually and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors or by a vote of the holders of a majority of the outstanding shares of our common stock (other than those shares held by MFA or its affiliates), based upon (1) unsatisfactory performance that is materially detrimental to us or (2) our determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent such termination due to unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We must provide 180 days prior notice of any such termination. Unless terminated for cause, our Manager will be paid a termination fee equal to three times the sum of the average annual base management fee during the 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination. In addition, the Operating Partnership will repurchase, concurrently with such termination, the special unit for an amount equal to three times the average annual amount of the incentive allocation and distribution paid or payable in respect of the special unit during the prior 24-month period preceding the date of such termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

We may also terminate the management agreement at any time, including during the initial term, without the payment of any termination fee, with 30 days prior written notice from our board of directors for cause, which is defined as:

•	our Manager’s continued material breach of any provision of the management agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

•	our Manager’s fraud, misappropriation of funds, or embezzlement against us;

•	our Manager’s gross negligence of duties under the management agreement;

•	the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

•	our Manager is convicted (including a plea of nolo contendere) of a felony; and

•	the dissolution of our Manager.

Our Manager may generally only assign the management agreement with the written approval of a majority of our independent directors. Our Manager, however, may assign the management agreement to any of its affiliates without the approval of our independent directors.

Our Manager may terminate the management agreement if we become required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee. Our Manager may decline to renew the management agreement by providing us with 180 days written notice, in which case we would not be required to pay a termination fee. In addition, if we default in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to us, our Manager may terminate the management agreement upon 60 days, written notice. If the management agreement is terminated by the Manager upon our breach, we would be required to pay our Manager the termination fee described above.

Management Fees, Expense Reimbursements and Termination Fee

We do not maintain an office or employ personnel. Instead we rely on the facilities and resources of our Manager to manage our day-to-day operations. Expense reimbursements to our Manager are made in cash on a monthly basis following the end of each month.

Base Management Fee

We will pay our Manager a base management fee in an amount equal to 1.0% per annum until January 1, 2009, 1.5% per annum thereafter, calculated and payable quarterly in arrears, of our stockholders’ equity. For purposes of calculating the base management fee, our stockholders’ equity means the sum of the net proceeds from all issuances of our equity securities since inception (allocated on a pro rata basis for such issuances during the fiscal quarter of any such issuance), plus our retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any amount that we pay for repurchases of our common stock since inception, and excluding any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income). This amount will be adjusted to exclude one-time events pursuant to changes in GAAP, and certain non-cash items after discussions between our Manager and our independent directors and approved by a majority of our independent directors. Our stockholders’ equity, for purposes of calculating the base management fee, could be greater than the amount of stockholders’ equity shown on our financial statements. Except for the special unit, we will treat outstanding limited partner interests (not held by us) as outstanding shares of capital stock for purposes of calculating the base management fee. Our Manager uses the proceeds from its management fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us. The base management fee will be reduced, but not below zero, by our proportionate share of any securitization base management fees that MFA receives in connection with securitizations in which we invest, based on the percentage of equity we hold in such securitization.

The base management fee of our Manager shall be calculated within 30 days after the end of each quarter and such calculation shall be promptly delivered to us. We are obligated to pay the base management fee in cash within five business days after delivery to us of the written statement of our Manager setting forth the computation of the base management fee for such quarter.

Reimbursement of Expenses

Because our Manager’s personnel perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our Manager is paid or reimbursed for the documented cost of performing such tasks, provided that such costs and reimbursements are in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

We also pay all operating expenses, except those specifically required to be borne by our Manager under the management agreement. The expenses required to be paid by us include, but are not limited to:

•	expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of our investments;

•	costs of legal, tax, accounting, consulting, auditing, administrative and other similar services rendered for us by providers retained by our Manager or, if provided by our Manager’s personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;

•	the compensation and expenses of our directors and the cost of liability insurance to indemnify our directors and officers;

•	costs associated with the establishment and maintenance of any of our repurchase agreements, warehouse facilities and other secured and unsecured forms of borrowings (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of our securities offerings;

•	expenses connected with communications to holders of our securities or of our subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by us to any transfer agent and registrar in connection with the listing and/or trading of our stock on any exchange, the fees payable by us to any such exchange in connection with its listing, costs of preparing, printing and mailing our annual report to our stockholders and proxy materials with respect to any meeting of our stockholders;

•	costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for us;

•	expenses incurred by managers, officers, personnel and agents of our Manager for travel on our behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of our Manager in connection with the purchase, financing, refinancing, sale or other disposition of an investment or establishment and maintenance of any of our repurchase agreements, warehouse facilities and other secured and unsecured forms of borrowings or any of our securities offerings;

•	costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;

•	compensation and expenses of our custodian and transfer agent, if any;

•	the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

•	all taxes and license fees;

•	all insurance costs incurred in connection with the operation of our business except for the costs attributable to the insurance that our Manager elects to carry for itself and its personnel;

•	costs and expenses incurred in contracting with third parties, including affiliates of our Manager, for the servicing and special servicing of our assets;

•	all other costs and expenses relating to our business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;

•	expenses relating to any office(s) or office facilities, including but not limited to disaster backup recovery sites and facilities, maintained for us or our investments separate from the office or offices of our Manager;

•	expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the board of directors to or on account of holders of our securities or of our subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

•	any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against us or any subsidiary, or against any trustee, director or officer of us or of any subsidiary in his capacity as such for which we or any subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency; and

•	all other expenses actually incurred by our Manager (except as described below) which are reasonably necessary for the performance by our Manager of its duties and functions under the management agreement.

We will not reimburse our Manager for the salaries and other compensation of its personnel, except for the allocable share of the compensation of our Principal Financial Officer and personnel hired by our Manager as in-house accounting, legal and back-office resources, based on the time they spend on our affairs. Our Manager will be responsible for the compensation of our Chief Executive Officer, Chief Investment Officer and Executive Vice President, Chief Portfolio Manager and Senior Vice President and our Manager’s investment professionals.

In addition, we will be required to pay our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates required for our operations. These expenses will be allocated between our Manager and us based on the ratio of our proportion of gross assets compared to all remaining gross assets managed or held by MFA or managed by our Manager as calculated at each quarter end. We and our Manager will modify this allocation methodology, subject to our independent directors’ approval if the allocation becomes inequitable (i.e., if we become very highly leveraged compared to MFA or other managed accounts or funds).

Termination Fee

A termination fee will be payable in the event that the management agreement is terminated without cause upon the affirmative vote two-thirds of our independent directors or the holders of a majority of our outstanding common stock (other than those shares held by MFA and its affiliates), based upon unsatisfactory performance by our Manager that is materially detrimental to us or a determination that the compensation payable to our manager under the management agreement is not fair, unless our Manager agrees to compensation that two-thirds of our independent directors determine is fair. The termination fee will be equal to three times the sum of the average annual base management fee earned by our Manager during the prior 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

Incentive Allocation and Distribution

Under the partnership agreement of our Operating Partnership, the Special Unitholder will be entitled to receive an incentive allocation and distribution, or Incentive Distribution, distributed quarterly in arrears, equal to 20% of the dollar amount by which Core Earnings for the most recently completed calendar quarter, or the Current Quarter, before the Incentive Distribution, exceeds the product of (1) the weighted average of the issue price per share of common stock in all of our offerings multiplied by the weighted average number of shares of common stock outstanding during the Current Quarter and (2) 3.0% per annum plus the daily average of the one-month LIBOR for the Current Quarter, expressed on a quarterly basis. The Incentive Distribution distributable to the Special Unitholder shall be subject to a trailing four-quarter high watermark. In determining the high watermark, an annual Incentive Distribution shall be calculated based upon the Current Quarter and prior three calendar quarters’ Core Earnings, or the Yearly Distribution. For purposes of calculating the Yearly Distribution in each of the initial four calendar quarters following this offering, Core Earnings and the LIBOR rate will be calculated for the Current Quarter and each previously completed quarter on an annualized basis. Accordingly, the Special Unitholder shall receive an Incentive Distribution with respect to the Current Quarter only if the Yearly Distribution exceeds the Incentive Distributions distributable cumulatively to the Special Unitholder in the prior three quarters. Core Earnings and the LIBOR rate for the initial quarter following this offering will each be calculated from the settlement date of this offering on an annualized basis. In addition, solely with respect to each of the calendar quarters following the closing of this offering through the calendar quarter ending December 31, 2008, or the 2008 Quarters, the Special Unitholder shall not be entitled to any Incentive Distributions in respect of any 2008 Quarter until the calendar quarter ending December 31, 2008, at which time the Special Unitholder shall be entitled to receive the aggregate amount of Incentive Distributions otherwise distributable to it in respect of the 2008 Quarters only if the following condition, or the Return Condition, is satisfied: (1) the average daily closing price of our common stock on the NYSE during the calendar month of December 2008 plus the aggregate amount of dividends per share paid by us, or declared by our board of directors and unpaid, in respect of the 2008 Quarters, equals or exceeds (2) the public offering price per share of our common stock in this offering as set forth on the cover page of this prospectus. In the event that the Return Condition is not satisfied, the Special Unitholder shall not be entitled to, and therefore shall permanently waive its right to receive any, Incentive Distributions in respect of the 2008 Quarters. Core Earnings is a non-GAAP measure and is defined as GAAP net income (loss) excluding non-cash equity compensation expense, excluding any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income). This amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain non-cash items after discussions between our Manager and our independent directors and approved by a majority of our independent directors. Except for the special unit, we will treat outstanding limited partner interests (not held by us) as outstanding shares of capital stock for purposes of calculating the Incentive Distribution and Yearly Distribution. For examples of the calculation of the Incentive Distribution, see Appendix 1 to this prospectus.

The incentive allocation and distribution shall be calculated within 30 days after the end of each quarter and such calculation shall be promptly delivered to us. We are obligated to pay the incentive allocation and distribution in cash within five business days after delivery to us of the written statement of our Manager setting forth the computation of the incentive allocation and distribution for such quarter.

Repurchase of the Special Unit

If the management agreement is terminated under circumstances under which we are obligated to make a termination payment to our Manager, the Operating Partnership shall repurchase, concurrently with such termination, the special unit for an amount equal to three times the average annual amount of the incentive allocation and distribution paid or payable in respect of the special unit during the prior 24-month period preceding the date of such termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. If the management agreement is terminated under circumstances under which we are not obligated to make a termination payment to our Manager, then the Operating Partnership shall repurchase the special unit for $100.00. MFA Manager (Incentive), LLC may transfer all or any portion of the special unit to any person who is an affiliate of our Manager.

Grants of Equity Compensation to Our Manager, Its Personnel and Its Affiliates

Under our 2008 equity incentive plan, our board of directors is authorized to approve grants of equity-based awards to our Manager, its personnel and its affiliates. To date, our board of directors has approved an initial grant of equity awards to our executive officers and our Manager’s personnel which, together with the shares of common stock to be granted to our independent directors, will be in an aggregate amount equal to 3.3% of the issued and outstanding shares of our common stock after giving effect to the shares sold in this offering, including shares sold pursuant to the underwriters’ exercise of their overallotment option. See “Management — 2008 Equity Incentive Plan.”

Shared Facilities and Services Agreement

Pursuant to the terms of the management agreement, our Manager will provide us with our management team, including our officers, along with appropriate support personnel. Our Manager is at all times subject to the supervision and oversight of our board of directors and has only such functions and authority as we delegate to it.

Our Manager will enter into a shared facilities and services agreement with affiliates of our Manager, pursuant to which they will provide our Manager with access to, among other things, their information technology, office space, personnel and other resources necessary to enable our Manager to perform its obligations under the management agreement. The shared facilities and services agreement is intended to provide us access to MFA’s pipeline of assets and its personnel’s experience in capital markets, credit analysis, debt structuring and risk and asset management, as well as assistance with corporate operations, legal and compliance functions. MFA, and as a result, our Manager have well respected and established portfolio management resources for our Target Assets and a sophisticated infrastructure supporting those resources, including investment professionals focusing on non-Agency MBS, Agency MBS, residential mortgage loans and other asset-backed securities. We also expect to benefit from our Manager’s finance and administration functions, which address legal, compliance, investor relations and operational matters, including portfolio management, trade allocation and execution, securities valuation, risk management and information technologies in connection with the performance of its duties.

We have no employees and we do not pay any of our officers or our Manager’s officers or personnel any cash compensation. Rather, we pay our Manager a base management fee and our Manager’s affiliated entity, the Special Unitholder, an incentive allocation and distribution, based on performance pursuant to the terms of the management agreement.

MANAGEMENT

Our Directors and Executive Officers

Upon completion of the offering, our board of directors will comprise six members. We currently have two directors. Our two directors will nominate four additional persons to be directors. Our board of directors has determined that our director nominees satisfy the listing standards for independence of the NYSE. Our bylaws provide that a majority of the entire board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than the minimum number required by the MGCL nor more than 15.

The following sets forth certain information with respect to our directors, director nominees and executive officers:

Name	Age	Position Held with us

Stewart Zimmerman	63	Chairman of the Board and Chief Executive Officer
William S. Gorin	49	President, Principal Financial Officer and Director
Ronald A. Freydberg	47	Chief Investment Officer and Executive Vice President
Craig L. Knutson	49	Senior Vice President — Portfolio Manager
Timothy W. Korth	42	General Counsel, Senior Vice President and Corporate Secretary
Teresa D. Covello	43	Senior Vice President — Accounting
John H. Cassidy	56	Director Nominee
F. Allen Graham	75	Director Nominee
Lawrence J. Santoro	53	Director Nominee
Lawrence S. Wizel	64	Director Nominee

Biographical Information

Directors, Director Nominees and Executive Officers

For biographical information on Messrs. Zimmerman and Gorin and our other executive officers, see “Our Manager and the Management Agreement — Officers of MFA.”

John H. Cassidy, 56, is a nominee to be one of our directors. In April 2008, Mr. Cassidy became President of Beacon Residential. Mr. Cassidy was named President and Chief Executive Officer of America First Apartment Investors, Inc. in September 2003 and served in that capacity until September 2007 when America First Apartment Investors, Inc. merged with and into Sentinel White Plains LLC, a Delaware limited liability company and a wholly-owned subsidiary of Sentinel Omaha LLC. From 2006 until September 2007, Mr. Cassidy was also a Director of America First Apartment Investors, Inc. Before being named President and Chief Executive Officer of America First Apartment Investors, Inc., Mr. Cassidy had been employed by America First Companies L.L.C. since 1988 and had served in a number of capacities with respect to the public real estate partnerships sponsored by America First Companies L.L.C. From 2001 to 2003, Mr. Cassidy served as Managing Director of America First Tax Exempt Investors LP, a publicly held limited partnership. From 1992 to 2002, Mr. Cassidy was President of America First Properties Management Company, Inc., the property management subsidiary of America First Companies L.L.C. From 1988 to 1992, Mr. Cassidy served as an asset manager with America First Companies. From 1982 to 1988, Mr. Cassidy served as a Vice President of E.F. Hutton & Company. From 1978 to 1980, Mr. Cassidy was an Assistant Vice President with Bank of America. Mr. Cassidy holds a Masters of Business Administration degree in Finance from Columbia University and a Bachelor of Arts degree in Economics from Georgetown University.

F. Allen Graham, 75, is a nominee to be one of our directors. Since 1991, Mr. Graham has worked as a mortgage banking consultant and expert witness. From 1987 to 1991, Mr. Graham served as President of D&N Mortgage Corporation. From 1984 to 1987, Mr. Graham served as President and Chief Operating Officer of Bloomfield Savings Association and as Chairman and Chief Executive Officer of Bloomfield Mortgage Corporation. From 1983 to 1984, Mr. Graham served as Senior Vice President of Murray Financial Corporation and Vice Chairman of the Board of Murray Investment Corporation. From January 1983 to April 1983, Mr. Graham served as

President of Lambrecht Realty Company. From 1959 to 1983, Mr. Graham served as President of Graham Mortgage Corporation. Mr. Graham is a Certified Mortgage Banker and a graduate of Northwestern University’s School of Mortgage Banking. Mr. Graham holds a Juris Doctorate from the Detroit College of Law/Michigan State University and a Bachelor of Arts degree from the University of Michigan.

Lawrence J. Santoro, 53, is a nominee to be one of our directors. Mr. Santoro recently retired from Bear, Stearns & Co., Inc. after a career that spanned 22 years. From 1985 to 2007, Mr. Santoro held various progressive positions with Bear, Stearns & Co., Inc., with his most recent position being Senior Managing Director in Fixed Income Sales and Structured Finance. From 1979 to 1985, Mr. Santoro was an associate at the law firm of Costello & Shea, Esqs, where he specialized in litigation. Mr. Santoro is admitted as an attorney in the State of New York and has a Juris Doctorate from St. John’s University School of Law and a Bachelor of Arts degree in Social and Behavioral Sciences from The Johns Hopkins University.

Lawrence S. Wizel, 64, is a nominee to be one of our directors. Since June 2006, Mr. Wizel has served as a member of the board and chairman of the audit committee of three companies, one of which is traded on the New York Stock Exchange. From 1965 to June 2006, Mr. Wizel held various progressive positions with Deloitte & Touche LLP. From 2002 until his retirement in June 2006, Mr. Wizel served as Deputy Professional Practice Director in Deloitte & Touche’s New York office and as Northeast Region China Service Group Leader. From 2002 to 2004, Mr. Wizel was the Partner-In-Charge of the U.S. Offering Service. From 1980 (when he was admitted to the partnership) to 2002, Mr. Wizel was a leader in the Technology Group of Deloitte & Touche’s New York office. Mr. Wizel holds a Bachelor of Science degree from Michigan State University.

Executive and Director Compensation

Compensation of Directors

We will pay a $50,000 annual director’s fee to each of our independent directors. In addition, we will pay an annual fee of $10,000 to the chair of the audit committee of our board of directors and an annual fee of $5,000 to each of the chairs of the compensation committee and the nominating and corporate governance committee of our board of directors. Fees to our independent directors will be paid in cash or shares of our common stock at the election of each independent director. We will also reimburse all members of our board of directors for their travel expenses incurred in connection with their attendance at full board and committee meetings.

Our independent directors will also be eligible to receive restricted common stock, options and other stock-based awards under our 2008 equity incentive plan. In addition, each of our independent directors will receive 3,000 shares of restricted common stock, which will fully vest on January 1, 2009, upon completion of this offering.

We will pay directors fees only to those directors who are independent under the NYSE listing standards. We have not made any payments to our independent director nominees in 2008.

Executive Compensation

Because our management agreement provides that our Manager is responsible for managing our affairs, our executive officers, who are employees of MFA, do not receive cash compensation from us for serving as our executive officers. In their capacities as officers or personnel of our Manager or its affiliates, they will devote such portion of their time to our affairs as is necessary to enable us to operate our business.

Except for certain equity grants, our Manager compensates each of our executive officers. We pay our Manager a management fee and our Manager uses the proceeds from the management fee in part to pay compensation to its officers and personnel. We will adopt a 2008 equity incentive plan to provide incentive compensation to our officers, our non-employee directors, our Manager’s personnel and other service providers to encourage their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain key personnel. See “— 2008 Equity Incentive Plan” for detailed description of our 2008 equity incentive plan.

Corporate Governance — Board of Directors and Committees

Our business is managed by our Manager, subject to the supervision and oversight of our board of directors, which has established investment guidelines for our Manager to follow in its day-to-day management of our business. A majority of our board of directors is “independent,” as determined by the requirements of the NYSE and the regulations of the SEC. Our directors keep informed about our business by attendance at meetings of our board and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Upon completion of this offering, our board of directors will form an audit committee, a compensation committee and a nominating and corporate governance committee and adopt charters for each of these committees. Each of these committees will have three directors and will be composed exclusively of independent directors, as defined by the listing standards of the NYSE. Moreover, the compensation committee will be composed exclusively of individuals intended to be, to the extent provided by Rule 16b-3 of the Exchange Act, non-employee directors and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code, qualify as outside directors for purposes of Section 162(m) of the Internal Revenue Code.

Audit Committee

The audit committee will comprise Messrs. Wizel, Cassidy and Graham, each of whom will be an independent director and “financially literate” under the rules of the NYSE. Mr. Wizel will chair our audit committee and serve as our audit committee financial expert, as that term is defined by the SEC. The audit committee will be responsible for engaging independent certified public accountants, preparing audit committee reports, reviewing with the independent certified public accountants the plans and results of the audit engagement, approving professional services provided by the independent certified public accountants, reviewing the independence of the independent certified public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee

The compensation committee will comprise Messrs. Cassidy, Santoro and Wizel, each of whom will be an independent director. Mr. Cassidy will chair our compensation committee. The principal functions of the compensation committee will be to (1) evaluate the performance of our officers, (2) review the compensation payable to our officers, (3) evaluate the performance of our Manager, (4) review the compensation and fees payable to our Manager under the management agreement, (5) prepare compensation committee reports and (6) administer the issuance of any common stock issued to the personnel of our Manager who provide services to us.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will comprise Messrs. Graham, Santoro and Wizel, each of whom will be an independent director. Mr. Graham will chair our nominating and corporate governance committee. The nominating and corporate governance committee will be responsible for seeking, considering and recommending to the board qualified candidates for election as directors and will approve and recommend to the full board of directors the appointment of each of our executive officers.

It also will periodically prepare and submit to the board of directors for adoption the committee’s selection criteria for director nominees. It will review and make recommendations on matters involving general operation of the board and our corporate governance and will annually recommend to the board of directors nominees for each committee of the board. In addition, the committee will annually facilitate the assessment of the board of directors’ performance as a whole and of the individual directors and report thereon to the board.

Code of Business Conduct and Ethics

Our board of directors has established a code of business conduct and ethics that applies to our officers and directors and to our Manager’s officers, directors and personnel when such individuals are acting for or on our behalf. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our executive officers or directors may be made only by our board of directors or one of our board committees and will be promptly disclosed as required by law or stock exchange regulations.

Conflicts of Interest

We are dependent on our Manager for our day-to-day management and do not have any independent officers or employees. Our officers and our non-independent directors also serve as employees of MFA. Our management agreement with our Manager and the terms of the special unit were negotiated between related parties and their respective terms, including fees and other amounts payable, may not be as favorable to us as if they had been negotiated at arm’s length with an unaffiliated third party. In addition, the ability of our Manager and its officers and personnel to engage in other business activities may reduce the time our Manager and its officers and personnel spend managing us.

Our Manager’s parent, MFA, manages a large portfolio consisting primarily of Agency MBS. Although Agency MBS are not anticipated to be the primary focus of our initial investment strategy, to the extent we seek to invest in Agency MBS, we may compete for investment opportunities directly with MFA or other clients of MFA or our Manager. We may also compete directly with MFA or other clients of MFA or our Manager for investment opportunities in our other Target Assets. In addition, it is possible in the future that MFA and/or our Manager may have clients that may compete directly with us for investment opportunities. We may also compete with MFA and/or other clients of MFA or our Manager for the same borrowing sources. Our Manager has an investment allocation policy in place that is intended to enable us to share equitably with MFA and other clients of our Manager and MFA in all investment opportunities that may be suitable for us, MFA and such other clients. Pursuant to this policy, we will have the right to participate in all investment opportunities that our Manager determines are appropriate for us in view of our investment objectives, policies and strategies and other relevant factors. Our Manager allocates investments among eligible accounts, including us, based on current demand according to the market value of the account (which is the amount of available capital that, consistent with such account’s investment parameters, may be invested in a proposed investment). For certain transactions that cannot be allocated on a pro rata basis, such as in the case of “whole pool” Agency MBS, our Manager will endeavor to allocate such purchases over time in a fair and equitable manner. If the investment cannot fulfill the pro rata allocation or be allocated in marketable portions, the investment is allocated on a rotational basis. Our Manager’s policy also requires a fair and equitable allocation of financing opportunities over time among us MFA and other clients of our Manager and MFA. These allocation policies may be amended by our Manager at any time without our consent. To the extent our Manager’s, MFA’s or our business evolves in such a way as to give rise to conflicts not currently addressed by our Manager’s allocation policies, our Manager may need to refine its policies to handle any such situations. Our independent directors will review our Manager’s compliance with its allocation policies. In addition, to avoid any actual or perceived conflicts of interest with our Manager, prior to an investment in any security structured or issued by an entity managed by our Manager or MFA, such investment will be approved by a majority of our independent directors. Further, although we do not expect that assets will be traded among MFA, another account managed by MFA or us, to the extent that such transactions do occur, all such trades will be executed, without specific independent director approval, at fair market value based on information available to us from third-party pricing services or other sources.

While we have agreed to pay our Manager a base management fee that is not tied to our performance, the Special Unitholder, an entity affiliated with our Manager, holds the special unit in our Operating Partnership which entitles it to receive an incentive allocation and distribution based entirely on our performance. This performance-based arrangement may cause our Manager to make high risk investments. Investments with higher yield potential are generally riskier or more speculative. The base management fee component may not sufficiently incentivize our Manager or its affiliates to generate attractive risk-adjusted returns for us. The performance-based incentive allocation and distribution on the special unit may cause our Manager to place undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, to achieve higher incentive distributions. This could result in increased risk to the value of our investment portfolio.

2008 Equity Incentive Plan

Prior to the completion of this offering, we will adopt a 2008 equity incentive plan to provide incentive compensation to attract and retain qualified directors, officers, advisors, consultants and other personnel, including our Manager and affiliates and personnel of our Manager and its affiliates, and any joint venture affiliates of ours. The 2008 equity incentive plan is administered by the compensation committee appointed by our board of directors. The 2008 equity incentive plan will permit the granting of share options, restricted shares of common stock, phantom shares, dividend equivalent rights and other equity-based awards. Prior to the completion of this offering, we have not issued any equity-based compensation.

Administration

The 2008 equity incentive plan is administered by the compensation committee. The compensation committee, appointed by our board of directors, has the full authority to administer and interpret the 2008 equity incentive plan, to authorize the granting of awards, to determine the eligibility directors, officers, advisors, consultants and other personnel, including our Manager and affiliates and personnel of our Manager and its affiliates, and any joint venture affiliates of ours to receive an award, to determine the number of shares of common stock to be covered by each award (subject to the individual participant limitations provided in the 2008 equity incentive plan), to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the 2008 equity incentive plan), to prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the 2008 equity incentive plan or the administration or interpretation thereof. In connection with this authority, the compensation committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. From and after the consummation of this offering, the 2008 equity incentive plan will be administered by a compensation committee consisting of two or more non-employee directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee director and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code, qualify as an outside director for purposes of Section 162(m) of the Internal Revenue Code, or, if no committee exists, the board of directors. References below to the compensation committee include a reference to the board for those periods in which the board is acting.

Available Shares

Our 2008 equity incentive plan provides for grants of restricted common stock and other equity-based awards up to an aggregate of 8% of the issued and outstanding shares of our common stock (on a fully diluted basis and including shares and OP units to be sold to MFA concurrently with this offering and shares to be sold pursuant to the underwriters’ exercise of their overallotment option) at the time of the award, subject to a ceiling of 40,000,000 shares available for issuance under the plan. The maximum number of shares that may underlie awards, other than options, in any one year to any eligible person, may not exceed 1,000,000. In addition, subject to adjustment upon certain corporate transactions or events, options for more than 1,000,000 shares of common stock over the life of the 2008 equity incentive plan may not be granted. If an option or other award granted under the 2008 equity incentive plan expires or terminates, the shares subject to any portion of the award that expires or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by our board of directors, no new award may be granted under the 2008 equity incentive plan after the tenth anniversary of the date that such plan was initially approved by our board of directors. No award may be granted under our 2008 equity incentive plan to any person who, assuming exercise of all options and payment of all awards held by such person would own or be deemed to own more than 9.8% of the outstanding shares of our common stock.

Awards Under the Plan

Share Options.  The terms of specific options, including whether options shall constitute “incentive stock options” for purposes of Section 422(b) of the Internal Revenue Code, shall be determined by the committee. The exercise price of an option shall be determined by the committee and reflected in the applicable award agreement. The exercise price with respect to incentive stock options may not be lower than 100% (110% in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan) of the fair market value of our shares of common stock on the date of grant. Each option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan). Options will be exercisable at such times and subject to such terms as determined by the committee.

Restricted Shares of Common Stock.  A restricted share award is an award of shares of common stock that is subject to restrictions on transferability and such other restrictions, if any, as our board of directors or committee may impose at the date of grant. Grants of restricted shares of common stock will be subject to vesting schedules as determined by the compensation committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the compensation committee of our board of directors may determine. Except to the extent restricted under the award agreement relating to the restricted shares of common stock, a participant granted restricted shares of common stock has all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the restricted shares of common stock. Although dividends may be paid on restricted shares of common stock, whether or not vested, at the same rate and on the same date as on our shares of common stock, holders of restricted shares of common stock are prohibited from selling such shares until they vest.

Phantom Shares.  Phantom shares, when issued, will reduce the number of shares available for grant under the 2008 equity incentive plan and will vest as provided in the applicable award agreement. A phantom share represents a right to receive the fair market value of a share of common stock, or, if provided by the committee, the right to receive the fair market value of a share of common stock in excess of a base value established by the committee at the time of grant. Phantom shares may generally be settled in cash or by transfer of shares of common stock (as may be elected by the participant or the committee, as may be provided by the committee at grant). The committee may, in its discretion and under certain circumstances, permit a participant to receive as settlement of the phantom shares installments over a period not to exceed ten years.

LTIP Units.  LTIP units are a special class of partner interests in our Operating Partnership. Each LTIP unit awarded will be deemed equivalent to an award of one share of common stock under our 2008 equity incentive plan, reducing the availability for other equity awards on a one-for-one basis. The vesting period for LTIP units, if any, will be determined at the time of issuance. Quarterly cash distributions on each LTIP unit, whether vested or not, will be the same as those made with respect to our shares of common stock. This treatment with respect to quarterly distributions is similar to the expected treatment of our restricted share awards, which will generally receive full dividends whether vested or not. Initially, LTIP units will not have full parity with OP units with respect to liquidating distributions. Under the terms of the LTIP units, our Operating Partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of OP unit holders. Upon equalization of the capital accounts of the holders of LTIP units with the other holders of OP units, the LTIP units will achieve full parity with OP units of our Operating Partnership for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of OP units, and thereafter enjoy all the rights of OP units. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that will be realized for a given number of vested LTIP units will be less than the value of an equal number of shares of common stock. See “The Operating Partnership Agreement” for a further description of the rights of limited partners in the Operating Partnership.

Dividend Equivalents.  A dividend equivalent is a right to receive (or have credited) the equivalent value (in cash or shares of common stock) of dividends paid on shares of common stock otherwise subject to an award. The committee may provide that amounts payable with respect to dividend equivalents shall be converted into cash or additional shares of common stock. The committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.

Other Share-Based Awards.  The 2008 equity incentive plan authorizes the granting of other awards based upon shares of our common stock (including the grant of securities convertible into shares of common stock and share appreciation rights), subject to terms and conditions established at the time of grant.

Change in Control

Upon a change in control (as defined in the 2008 equity incentive plan), the committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control, but only if the committee determines that the adjustments do not have an adverse economic impact on the participants (as determined at the time of the adjustments).

Our board of directors may amend, alter or discontinue the 2008 equity incentive plan but cannot take any action that would impair the rights of a participant without such participant’s consent. To the extent necessary and desirable, the board of directors must obtain approval of our stockholders for any amendment that would:

•	other than through adjustment as provided in the 2008 equity incentive plan, increase the total number of shares of common stock reserved for issuance under the 2008 equity incentive plan; or

•	change the class of officers, directors, employees, consultants and advisors eligible to participate in the 2008 equity incentive plan.

The compensation committee or our board of directors may amend the terms of any award granted under the 2008 equity incentive plan, prospectively or retroactively, but, generally may not impair the rights of any participant without his or her consent.

Limitation of Liability and Indemnification

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision and limits the liability of our directors and officers to the maximum extent permitted by Maryland law.

Our charter authorizes us, to the maximum extent permitted by Maryland law, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer of our company or (2) any individual who, while serving as our director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity or capacities. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer of our company who is made or threatened to be made a party to the proceeding by reason of his service in that capacity or (2) any individual who, while serving as our director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise, and who is made or threatened to be made a party to the proceeding by reason of his service in that capacity. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served any predecessor of our company in any of the capacities described above and to any employee or agent of our company or of any predecessor.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the appropriate standard of conduct was not met.

PRINCIPAL STOCKHOLDERS

Immediately prior to the completion of this offering, there will be 1,000 shares of common stock outstanding and one stockholder of record. At that time, we will have no other shares of capital stock outstanding. The following table sets forth certain information, prior to and after this offering, regarding the ownership of each class of our capital stock by:

•	each of our directors and director nominees;

•	each of our executive officers;

•	each holder of 5% or more of each class of our capital stock; and

•	all of our directors, director nominees and officers as a group.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as shares of restricted common stock that are currently vested or which are scheduled to vest within 60 days).

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, 350 Park Avenue, 21st Floor, New York, New York 10022.

Percentage of Common Stock Outstanding
	Immediately Prior to this Offering		Immediately After this Offering(1)
Name and Address	Shares Owned	Percentage	Shares Owned	Percentage

Stewart Zimmerman
William S. Gorin
Ronald A. Freydberg
Craig L. Knutson
Timothy W. Korth
Teresa D. Covello
John H. Cassidy
F. Allen Graham
Lawrence J. Santoro
Lawrence S. Wizel
MFA Mortgage Investments, Inc.(2)
All Directors, Director Nominees and Executive Officers as a Group

(1)	Assumes issuance of 16,666,667 shares offered hereby, 1,826,353 shares of common stock sold to MFA in the concurrent private offering and 631,096 shares of restricted common stock to be granted to our executive officers, our independent directors and personnel of our Manager pursuant to our 2008 equity incentive plan. Does not reflect 2,500,000 shares of common stock reserved for issuance upon exercise of the underwriters’ overallotment option in full, 85,315 shares of restricted common stock to be granted under our 2008 equity incentive plan to our executive officers and our Manager’s personnel upon exercise of the underwriters’ overallotment option in full, and 47,930 shares of our common stock that may be issued by us upon a redemption of 47,930 OP units.

(2)	MFA Mortgage Investments, Inc. owns our Manager and its affiliated entity, the Special Unitholder.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreement and Shared Facilities and Services Agreement

Prior to the completion of this offering, we will enter into a management agreement with MFA Manager, LLC, our Manager, pursuant to which our Manager will provide the day-to-day management of our operations. The management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. The management agreement has an initial three-year term and will be renewed for one-year terms thereafter unless terminated by either us or our Manager. Our Manager is entitled to receive a termination fee from us, under certain circumstances. We are also obligated to reimburse certain expenses incurred by our Manager. In addition, MFA Manager (Incentive), LLC holds the limited partner interest in the Operating Partnership entitling it to receive an incentive allocation and distribution tied to our achieving certain performance thresholds. Our Manager is entitled to receive from us a base management fee. See “Our Manager and the Management Agreement — Management Agreement.”

Our executive officers also are employees of MFA. As a result, the management agreement between us and our Manager and the terms of the limited partner interest were negotiated between related parties, and the terms, including fees and other amounts payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. See “Management — Conflicts of Interest” and “Risk Factors — Risks Associated with Our Management and Relationship with Our Manager — There are conflicts of interest in our relationship with our Manager and MFA, which could result in decisions that are not in the best interests of our stockholders.”

In addition, our Manager will enter into a shared facilities and services agreement with certain affiliates of our Manager, pursuant to which those affiliates will provide our Manager with access to office space, equipment, personnel, credit analysis and risk management expertise and processes, information technology and other resources. See “Our Manager and the Management Agreement — Shared Facilities and Services Agreement.”

Our management agreement and the shared facilities and services agreement are intended to provide us with access to MFA’s pipeline of assets and its personnel and its experience in capital markets, credit analysis, debt structuring and risk and asset management, as well as assistance with corporate operations, legal and compliance functions and governance.

Restricted Common Stock and Other Equity-Based Awards

Our 2008 equity incentive plan provides for grants of restricted common stock and other equity-based awards up to an aggregate of 8% of the issued and outstanding shares of our common stock (on a fully diluted basis and including shares and OP units to be sold to MFA concurrently with this offering and shares to be sold pursuant to the underwriters’ exercise of their overallotment option) at the time of the award, subject to a ceiling of 40,000,000 shares available for issuance under the plan. Each independent director will receive 3,000 shares of our restricted common stock upon completion of this offering. In addition, our executive officers and our Manager’s personnel will receive shares of our restricted common stock under our 2008 equity incentive plan which, as a group and together with the shares to be granted to our independent directors, will be an aggregate of 3.3% of the issued and outstanding shares of our common stock after giving effect to the shares sold in this offering, including shares sold pursuant to the underwriters’ exercise of their overallotment option. The shares of restricted common stock to be granted to our executive officers and our Manager’s personnel shall vest in equal installments on the first business day of each fiscal quarter over a period of five years expected to begin on July 1, 2008 and the shares of restricted common stock to be granted to our independent directors shall fully vest on January 1, 2009. We will not make distributions on shares of restricted common stock to be granted to our independent directors and the personnel of our Manager upon completion of the offering which have not vested.

Purchases of Common Stock by Affiliates

MFA has agreed to purchase in the concurrent private offering a number of shares of our common stock and OP units equal in the aggregate to 9.8% of our outstanding shares of common stock and OP units after giving effect to the shares sold in this offering, excluding shares sold pursuant to the underwriters’ exercise of their overallotment option. We plan to invest the net proceeds of this offering and the concurrent private offering in accordance with our investment objectives and the strategies described in this prospectus.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that limits such liability to the maximum extent permitted by Maryland law.

The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer of our company who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

We expect to enter into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law. In addition, the partnership agreement provides that we, as general partner, and our officers and directors are indemnified to the fullest extent permitted by law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Registration Rights

Pursuant to the registration rights agreement between us and MFA, subject to certain conditions, we must prepare a registration statement to be filed with the SEC to register the resale by MFA of the shares of our common stock purchased by MFA in the concurrent private placement and any shares of our common stock issued to MFA upon a redemption of its OP Units. The registration statement must be filed no later than 37 months following the date of this prospectus (which is 30 days following the expiration of the lock-up agreement to which MFA is a party) and during a period of time that we are eligible to use a registration statement on Form S-3. We must use our commercially reasonable efforts to have the registration statement declared effective as soon thereafter as is practicable. Generally, we will not become eligible to use Form S-3 for the resale of our securities until (1) we have been subject to the periodic reporting requirements of Section 13 of the Exchange Act for a period of 12 consecutive months and have timely filed all required reports with the SEC during the period and (2) our securities are listed and registered on a national securities exchange or quoted on the automated quotation system of a national securities association. Pursuant to the registration rights agreement, we will agree to use all reasonable efforts to keep any shelf registration statement effective until the second anniversary of the date on which the registration statement becomes effective. We will have the right to delay the filing or amendment of the registration statement prior to its effectiveness or, if effective, to suspend its effectiveness for a reasonable length of time and from time to time, provided that we may exercise such delay or suspension right only if we plan to engage in a public offering within a 90-day period, or if a majority of the independent directors has reasonably and in good faith determined that a registration or continued effectiveness would materially interfere with any of our material transactions. We may exercise such delay or suspension right up to four times during the effectiveness of the registration statement. We will bear all expenses incurred in connection with any registration statement filed pursuant to the registration rights agreement, except for out-of-pocket expenses of MFA, transfer taxes and underwriting or brokerage discounts and commissions, which will be borne by MFA.

DESCRIPTION OF CAPITAL STOCK

The following summary description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and our charter and our bylaws, copies of which will be available before the closing of this offering from us upon request. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 450,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series without stockholder approval. After giving effect to this offering and the other transactions described in this prospectus, 19,172,046 shares of common stock will be issued and outstanding on a fully diluted basis (21,757,361 if the underwriters’ overallotment option is exercised in full), and no preferred shares will be issued and outstanding. Under Maryland law, stockholders are not generally liable for our debts or obligations.

Shares of Common Stock

All shares of common stock offered by this prospectus will be duly authorized, validly issued, fully paid and nonassessable. Subject to the preferential rights of any other class or series of shares of stock and to the provisions of our charter regarding the restrictions on transfer of shares of stock, holders of shares of common stock are entitled to receive dividends on such shares of common stock out of assets legally available therefore if, as and when authorized by our board of directors and declared by us, and the holders of our shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

The shares of common stock that we are offering will be issued by us and do not represent any interest in or obligation of MFA or any of its affiliates. Further, the shares are not a deposit or other obligation of any bank, are not an insurance policy of any insurance company and are not insured or guaranteed by the Federal Deposit Insurance Company, any other governmental agency or any insurance company. The shares of common stock will not benefit from any insurance guaranty association coverage or any similar protection.

Subject to the provisions of our charter regarding the restrictions on transfer of shares of stock and except as may otherwise be specified in the terms of any class or series of shares of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of stock, the holders of such shares of common stock will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of our charter regarding the restrictions on transfer of shares of stock, shares of common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge with another entity or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides that these matters (other than certain amendments to the provisions of our charter related to the removal of directors and the restrictions on ownership and transfer of our shares of stock) may be approved by a majority of all of the votes entitled to be cast on the matter. Our charter also provides that we may sell or transfer all or substantially all of our assets if approved by our board of directors and by the affirmative vote of not less than a majority of all the votes entitled to be cast on the matter.

Power to Reclassify Our Unissued Shares of Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of common or preferred stock into other classes or series of shares of stock. Prior to issuance of shares of each class or series, our board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on transfer of shares of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders. No shares of preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock

We believe that the power of our board of directors to amend our charter to increase or decrease the number of authorized shares of stock, to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the shares of common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Internal Revenue Code, our shares of stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of our shares of common stock and other outstanding shares of stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock (the common share ownership limit), or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock (the aggregate share ownership limit). We refer to the common share ownership limit and the aggregate share ownership limit collectively as the “ownership limits.” A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our shares of stock, or is referred to as a “purported record transferee” if, had the violative transfer been effective, the person or entity would have been solely a record owner of our shares of stock.

The constructive ownership rules under the Internal Revenue Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, our shares of stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock and thereby subject the shares of common stock or total shares of stock to the applicable ownership limit.

Our board of directors may, in its sole discretion, exempt a person from the above-referenced ownership limits. However, the board of directors may not exempt any person whose ownership of our outstanding stock would result in our being “closely held” within the meaning of Section 856(h) of the Code or otherwise would result in our failing to qualify as a REIT. In order to be considered by the board of directors for exemption, a person also must not own, directly or indirectly, an interest in our tenant (or a tenant of any entity which we own or control) that would cause us to own, directly or indirectly, more than a 9.9% interest in the tenant. The person seeking an exemption must represent to the satisfaction of our board of directors that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer of the shares of stock causing the violation. As a condition of its waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors with respect to our qualification as a REIT.

In connection with the waiver of the ownership limit or at any other time, our board of directors may from time to time increase or decrease the ownership limit for all other persons and entities; provided, however, that any decrease may be made only prospectively as to existing holders (other than a decrease as a result of a retroactive change in existing law, in which case the decrease will be effective immediately); and provided further that the ownership limit may not be increased if, after giving effect to such increase, five or fewer individuals could own or constructively own in the aggregate, more than 49.9% in value of the shares then outstanding. Prior to the modification of the ownership limit, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT. A reduced ownership limit will not apply to any person or entity whose percentage ownership in our shares of common stock or total shares of stock, as applicable, is in excess of such decreased ownership limit until such time as such person’s or entity’s percentage of our shares of common stock or total shares of stock, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of our shares of common stock or total shares of stock, as applicable, in excess of such percentage ownership of our shares of common stock or total shares of stock will be in violation of the ownership limit. Additionally, the new ownership limit may not allow five or fewer individuals to own more than 49.9% in value of our outstanding shares of stock.

Our charter provisions further prohibit:

•	any person from beneficially or constructively owning, applying certain attribution rules of the Internal Revenue Code, our shares of stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring our shares of stock if such transfer would result in our shares of stock being owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give at least 15 days prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Pursuant to our charter, if any transfer of our shares of stock would result in our shares of stock being owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of our shares of stock or any other event would otherwise result in any person violating the ownership limits or such other limit established by our board of directors or in our being

“closely held” under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary by the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT, then our charter provides that the transfer of the shares will be void.

Shares of stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares of stock at market price, the last reported sales price reported on the NYSE (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such shares of stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limit or such other limit as established by our board of directors. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the NYSE (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. Any net sales proceeds in excess of the amount payable to the purported record transferee will be immediately paid to the beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of stock have been transferred to a trust, such shares of stock are sold by a purported record transferee, then such shares will be deemed to have been sold on behalf of the trust and to the extent that the purported record transferee received an amount for or in respect of such shares that exceeds the amount that such purported record transferee was entitled to receive, such excess amount will be paid to the trustee upon demand. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.

The trustee will be designated by us and will be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible action, then the trustee may not rescind and recast the vote.

In addition, if our board of directors or other permitted designees determine in good faith that a proposed transfer would violate the restrictions on ownership and transfer of our shares of stock set forth in our charter, our board of directors or other permitted designees will take such action as it deems or they deem advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem the shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his name and address, the number of shares of each class and series of our stock which he beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of his beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder shall upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

Transfer Agent and Registrar

We expect the transfer agent and registrar for our shares of common stock to be BNY Mellon Shareowner Services.

SHARES ELIGIBLE FOR FUTURE SALE

After giving effect to this offering and the other transactions described in this prospectus, we will have 19,172,046 shares of common stock outstanding on a fully diluted basis. Our shares of common stock are newly issued securities for which there is no established trading market. No assurance can be given as to (1) the likelihood that an active market for our shares of common stock will develop, (2) the liquidity of any such market, (3) the ability of the stockholders to sell the shares or (4) the prices that stockholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of shares of common stock, or the perception that such sales could occur, may affect adversely prevailing market prices of the shares of common stock. See “Risk Factors — Risks Related to Our Common Stock.”

For a description of certain restrictions on transfers of our shares of common stock held by certain of our stockholders, see “Description of Capital Stock — Restrictions on Ownership and Transfer.”

Securities Convertible into Shares of Common Stock

Upon completion of this offering, we will have (1) 47,930 OP units outstanding (excluding OP units that we own in the Operating Partnership) exchangeable, on a one-for-one basis, by the unitholders for cash equal to the market value of an equivalent number of shares of our common stock or, at our option, shares of our common stock and (2) reserved for issuance up to an aggregate of 8% of the issued and outstanding shares of our common stock (on a fully diluted basis and including shares and OP units to be sold to MFA concurrently with this offering and shares to be sold pursuant to the underwriters’ exercise of their overallotment option) at the time of award, subject to a ceiling of 40,000,000 shares, for future awards under our 2008 equity incentive plan. In connection with this offering, our board of directors has approved an aggregate of 631,096 shares of our restricted common stock (or 716,411 shares if the underwriters exercise their overallotment option in full) to be granted to our executive officers, our independent director nominees and personnel of our Manager under our 2008 equity incentive plan.

Rule 144

2,505,379 of our shares of common stock that will be outstanding after giving effect to this offering and the transactions described in this prospectus on a fully-diluted basis will be “restricted” securities under the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

On November 15, 2007, the Securities and Exchange Commission adopted amendments to Rule 144. These amendments became effective on February 15, 2008. Rule 144, as amended, is described below. In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which requires that we are current in our periodic reports under the Exchange Act).

Lock-Up Agreements

Each of our executive officers, directors, Manager and MFA has agreed, subject to specified exceptions, not to, directly or indirectly,

•	offer, pledge, sell or contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer or request or demand that we file a registration statement related to our common stock or any securities convertible or exercisable, redeemable or exchangeable for shares of our common stock; or sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of any shares of common stock, any of our or our subsidiaries’ other equity securities or any securities convertible into or exercisable or exchangeable for shares of common stock or any such equity securities; or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise for a period of 180 days after the date of this prospectus without the prior written consent of the representatives of the underwriters.

This restriction terminates after the close of trading of the shares of common stock on and including the 180th day after the date of this prospectus. However, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions imposed by this agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. However, the representatives of the underwriters may, in their sole discretion and at any time or from time to time before the termination of the 180-day period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no other existing agreements between the underwriters and any officer or director who has executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

In addition, we have agreed that, for 180 days after the date of this prospectus, we will not, without the prior written consent of the representatives of the underwriters, issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering and the concurrent private offering or the issuance of options or shares of common stock under existing stock option and incentive plans for our executive officers and directors. We also have agreed that we will not consent to the disposition of any shares held by officers, directors, our Manager or MFA subject to lock-up agreements prior to the expiration of their respective lock-up periods unless pursuant to an exception to those agreements or with the consent of the representatives of the underwriters.

MFA has agreed to extend its restricted lock-up period as set forth above to the earlier of:

•	the date which is three years following the date of this prospectus; or

•	the termination date of the management agreement.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL
CORPORATION LAW AND OUR CHARTER AND BYLAWS

The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. For a complete description, we refer you to the MGCL, our charter and our bylaws, copies of which will be available before the closing of this offering from us upon request.

Our Board of Directors

Our bylaws and charter provide that the number of directors we have may be established by our board of directors but may not be more than 15. Our bylaws currently provide that any vacancy may be filled by a majority of the remaining directors. Any individual elected to fill such vacancy will serve until the next annual meeting of stockholders and until a successor is duly elected and qualifies.

Pursuant to our bylaws, each of our directors is elected by our common stockholders entitled to vote to serve until the next annual meeting and until his or her successor is duly elected and qualifies. Holders of shares of common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of common stock entitled to vote will be able to elect all of our directors.

Removal of Directors

Our charter provides that a director may be removed with or without cause and only by the affirmative vote of at least two-thirds of the votes of common stockholders entitled to be cast generally in the election of directors. This provision, when coupled with the power of our board of directors to fill vacancies on our board of directors, precludes stockholders from (1) removing incumbent directors except upon a substantial affirmative vote and (2) filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting shares of common stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. Our board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations (1) between us and MFA or its affiliates and (2) between us and any person, provided that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person described above. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by our company with the supermajority vote requirements and other provisions of the statute.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting of stockholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third; (B) one-third or more but less than a majority; or (C) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of stock. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Our charter provides that, at such time as we are able to make a Subtitle 8 election, vacancies on our board may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any director from the board, which removal will be allowed with or without cause, (2) vest in the board the exclusive power to fix the number of directorships and (3) require, unless called by our chairman of the board, chief executive officer, president or the board of directors, the written request of stockholders of not less than a majority of all votes entitled to be cast at such a meeting to call a special meeting.

Meetings of Stockholders

Pursuant to our bylaws, a meeting of our stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time set by our board of directors during May of each year beginning with 2008. In addition, the chairman of our board of directors, chief executive officer, president or board of directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders will also be called by our secretary upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting.

Amendment to Our Charter and Bylaws

Except for amendments related to removal of directors and the restrictions on ownership and transfer of our shares of stock (each of which require the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter and the approval of our board of directors), our charter may be amended only with the approval of our board of directors and the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Dissolution of Our Company

The dissolution of our company must be approved by a majority of our entire board of directors and the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) provided that our board of directors has determined that directors will be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for our shares of common stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote requirements and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded or if we were to opt in to the classified board or other provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

We expect to enter into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law. In addition, the Operating Partnerhsip’s partnership agreement provides that we, as general partner through our wholly-owned subsidiary, and our officers and directors are indemnified to the maximum extent permitted by law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

THE OPERATING PARTNERSHIP AGREEMENT

The following is a summary of material provisions in the partnership agreement of our Operating Partnership. For more detail, you should refer to the partnership agreement itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

General

MFR Operating Partnership, LP, our Operating Partnership, was formed on February 28, 2008 to acquire and own our assets. We are considered to be an umbrella partnership real estate investment trust (or an UPREIT) in which all of our assets are owned in a limited partnership, the Operating Partnership, of which we are the sole general partner. For purposes of satisfying the asset and income tests for qualification as a REIT for U.S. federal income tax purposes, our proportionate share of the assets and income of our Operating Partnership will be deemed to be our assets and income.

Our Operating Partnership will be structured to make distributions with respect to OP units (other than the special unit) that will be equivalent to the distributions made to our common stockholders. Finally, the Operating Partnership will be structured to permit limited partners in the Operating Partnership to redeem their OP units (other than the special unit) for cash or, at our election, shares of our common stock on a one-for-one basis (in a taxable transaction) and, if our shares are then listed, achieve liquidity for their investment.

We are the sole general partner of the Operating Partnership and are liable for its obligations. As the sole general partner of the Operating Partnership, we have the exclusive power to manage and conduct the business of the Operating Partnership. The Special Unitholder, an entity affiliated with our Manager, also holds the special unit which entitles it to receive an incentive allocation and distribution, or Incentive Distribution, distributed quarterly in arrears, equal to 20% of the dollar amount by which Core Earnings for the most recently completed calendar quarter, or the Current Quarter, before the Incentive Distribution, exceeds the product of (1) the weighted average of the issue price per share of common stock in all of our offerings multiplied by the weighted average number of shares of common stock outstanding during the Current Quarter and (2) 3.0% per annum plus the daily average of the one-month LIBOR for the Current Quarter, expressed on a quarterly basis. The Incentive Distribution distributable to the Special Unitholder shall be subject to a trailing four-quarter high watermark. In determining the high watermark, an annual Incentive Distribution shall be calculated based upon the Current Quarter and prior three calendar quarters’ Core Earnings, or the Yearly Distribution. For purposes of calculating the Yearly Distribution in each of the initial four calendar quarters following this offering, Core Earnings and the LIBOR rate will be calculated for the Current Quarter and each previously completed quarter on an annualized basis. Accordingly, the Special Unitholder shall receive an Incentive Distribution with respect to the Current Quarter only if the Yearly Distribution exceeds the Incentive Distributions distributable cumulatively to the Special Unitholder in the prior three quarters. In addition, solely with respect to each of the calendar quarters following the closing of this offering through the calendar quarter ending December 31, 2008, or the 2008 Quarters, the Special Unitholder shall not be entitled to any Incentive Distributions in respect of any 2008 Quarter until the calendar quarter ending December 31, 2008, at which time the Special Unitholder shall be entitled to receive the aggregate amount of Incentive Distributions otherwise distributable to it in respect of the 2008 Quarters only if the following condition, or the Return Condition, is satisfied: (1) the average daily closing price of our common stock on the NYSE during the calendar month of December 2008 plus the aggregate amount of dividends per share paid by us, or declared by our board of directors and unpaid, in respect of the 2008 Quarters, equals or exceeds (2) the public offering price per share of our common stock in this offering as set forth on the cover page of this prospectus. In the event that the Return Condition is not satisfied, the Special Unitholder shall not be entitled to, and therefore shall permanently waive its right to receive any, Incentive Distributions in respect of the 2008 Quarters. Core Earnings and the LIBOR rate for the initial quarter following this offering will each be calculated from the settlement date of this offering on an annualized basis. Core Earnings is a non-GAAP measure and is defined as GAAP net income (loss) excluding non-cash equity compensation expense, excluding any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income). This amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain non-cash items after discussions between our Manager and our independent directors and approved by a majority of our independent directors. Except for the special unit, we will treat outstanding limited partner interests (not held by us)

as outstanding shares of capital stock for purposes of calculating the Incentive Distribution and Yearly Distribution. See “Our Manager and the Management Agreement — Management Agreement.” For examples of the calculation of the Incentive Distribution, see Appendix 1 to this prospectus. The special unit is not convertible into other limited partner interests or exchangeable for shares of our common stock. There will be no partners other than MFA, initially.

Although initially all of our assets will be held through the UPREIT structure, we may in the future elect for various reasons to hold certain of our assets directly rather than through the Operating Partnership. In the event we elect to hold assets directly, the income of the Operating Partnership will be allocated as between us and limited partners so as to take into account the performance of such assets.

Capital Contributions

We will transfer substantially all of the net proceeds of this offering to the Operating Partnership as a capital contribution in the amount of the gross offering proceeds received from investors and receive a number of OP units equal to the number of shares of common stock issued to investors. The Operating Partnership will be deemed to have simultaneously paid the selling commissions and other costs associated with the offering. If the Operating Partnership requires additional funds at any time in excess of capital contributions made by us or from borrowing, we may borrow funds from a financial institution or other lender and lend such funds to the Operating Partnership on the same terms and conditions as are applicable to our borrowing of such funds. In addition, we are authorized to cause the Operating Partnership to issue partner interests for less than fair market value if we conclude in good faith that such issuance is in the best interest of the Operating Partnership and our stockholders.

Operations

The partnership agreement of the Operating Partnership will provide that the Operating Partnership is to be operated in a manner that will (1) enable us to satisfy the requirements for classification as a REIT for U.S. federal income tax purposes, (2) avoid any federal income or excise tax liability and (3) ensure that the Operating Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code, which classification could result in the Operating Partnership being taxed as a corporation, rather than as a disregarded entity or a partnership.

The partnership agreement will provide that the Operating Partnership will distribute cash flow from operations to the partners of the Operating Partnership other than the Special Unitholder in accordance with its relative percentage interests on at least a quarterly basis in amounts determined by us as the general partner such that a holder of one OP unit will receive the same amount of annual cash flow distributions from the Operating Partnership as the amount of annual distributions paid to the holder of one share of our common stock.

Similarly, the partnership agreement of the Operating Partnership will provide that taxable income is allocated to the partners of the Operating Partnership other than the Special Unitholder in accordance with their relative percentage interests such that a holder of one OP unit will be allocated taxable income for each taxable year in an amount equal to the amount of taxable income to be recognized by a holder of one of our shares of common stock, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and corresponding Treasury Regulations. Losses, if any, will generally be allocated among the partners in accordance with their respective percentage interests in the Operating Partnership.

Upon the liquidation of the Operating Partnership, after payment of debts and obligations, any remaining assets of the Operating Partnership will be distributed to partners with positive capital accounts in accordance with their respective positive capital account balances.

In addition to the administrative and operating costs and expenses incurred by the Operating Partnership in acquiring and holding our assets, the Operating Partnership will pay all of our administrative costs and expenses and such expenses will be treated as expenses of the Operating Partnership. Such expenses will include:

•	all expenses relating to our formation and continuity of existence;

•	all expenses relating to any offerings and registrations of securities;

•	all expenses associated with our preparation and filing of any periodic reports under federal, state or local laws or regulations;

•	all expenses associated with our compliance with applicable laws, rules and regulations; and

•	all other operating or administrative costs of ours incurred in the ordinary course of its business.

Redemption Rights

Subject to certain limitations and exceptions, the limited partners of the Operating Partnership, other than our subsidiaries and other than the Special Unitholder, will have the right to cause the Operating Partnership to redeem their OP units for cash equal to the market value of an equivalent number of our shares of common stock, or, at our option, we may purchase their OP units by issuing one share of common stock for each OP unit redeemed. The market value of the OP units for this purpose will be equal to the average of the closing trading price of a share of our common stock on the NYSE for the ten trading days before the day on which the redemption notice was given to the Operating Partnership of exercise of the redemption rights. These redemption rights may not be exercised, however, if and to the extent that the delivery of shares upon such exercise would (1) result in any person owning shares in excess of our ownership limits, (2) result in shares being owned by fewer than 100 persons or (3) result in us being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code.

In addition, if the management agreement is terminated under circumstances under which we are obligated to make a termination payment to our Manager, the Operating Partnership shall repurchase, concurrently with such termination, the special unit for an amount equal to three times the average annual amount of the incentive allocation and distribution paid or payable in respect of the special unit during the 24-month period preceding the date of such termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. If the management agreement is terminated under circumstances under which we are not obligated to make a termination payment to our Manager, then the Operating Partnership shall repurchase the special unit for $100.00.

Transferability of Interests

We will not be able to (1) voluntarily withdraw as the general partner of the Operating Partnership, or (2) transfer our general partner interest in the Operating Partnership (except to a wholly-owned subsidiary), unless the transaction in which such withdrawal or transfer occurs results in the limited partners receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their redemption rights immediately prior to such transaction. The limited partners will not be able to transfer their OP units, in whole or in part, without our written consent as the general partner of the partnership except where the limited partner becomes incapacitated.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common stock. For purposes of this section, references to “we,” “our,” “us” or “our company” mean only MFResidential Investments, Inc. and not our subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department (or the Treasury regulations), current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of our company, and of its subsidiaries and other lower-tier and affiliated entities, including the Operating Partnership, will, in each case, be in accordance with its applicable organizational documents. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

•	U.S. expatriates;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies (or RICs);

•	trusts and estates;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons holding their interest through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in us; and, except to the extent discussed below:

•	tax-exempt organizations; and

•	non-U.S. stockholders (as defined below).

This summary assumes that stockholders will hold our common stock as capital assets, which generally means as property held for investment.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S

PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK.

Taxation of Our Company — General

We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ending December 31, 2008. We believe that we have been organized and we intend to operate in a manner that allows us to qualify for taxation as a REIT under the Internal Revenue Code.

The law firm of Clifford Chance US LLP has acted as our counsel in connection with this offering. We have received an opinion of Clifford Chance US LLP to the effect that, commencing with our taxable year ending December 31, 2008, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that the opinion of Clifford Chance US LLP is based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus. Additionally, the opinion of Clifford Chance US LLP is conditioned upon factual representations and covenants made by our management and affiliated entities, regarding our organization, assets, present and future conduct of our business operations and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. In addition, to the extent we make certain investments, such as investments in preferred equity securities of REITs, or whole loan mortgage securitizations, the accuracy of such opinion will also depend on the accuracy of certain opinions rendered to us in connection with such transactions. While we believe that we are organized and intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Clifford Chance US LLP or us that we will so qualify for any particular year. Clifford Chance US LLP will have no obligation to advise us or the holders of our shares of common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Clifford Chance US LLP. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest, which could include entities that have made elections to be taxed as REITs, the qualification of which will not have been reviewed by Clifford Chance US LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by us or which serve as security for loans made by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below, under “— Requirements for Qualification as a REIT.” While we believe that we will operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT or that we will be able to operate in accordance with the REIT requirements in the future. See “— Failure to Qualify.”

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our net taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that results generally from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level, upon a distribution of dividends by the REIT.

For tax years through 2010, stockholders who are individual U.S. stockholders (as defined below) are generally taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends.

With limited exceptions, however, dividends received by individual U.S. stockholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2010. Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items, such as capital gains, recognized by REITs. See “— Taxation of Taxable U.S. Stockholders.”

Even if we qualify for taxation as a REIT, however, we will be subject to U.S. federal income taxation as follows:

•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, if any.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “— Prohibited Transactions” and “— Foreclosure Property” below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” we may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

•	If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT asset tests that do not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•	If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods (or the required distribution), we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (1) the amounts actually distributed (taking into account excess distributions from prior years), plus (2) retained amounts on which income tax is paid at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “— Requirements for Qualification as a REIT.”

•	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us and any taxable REIT subsidiaries (or TRSs) we may own if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•	If we acquire appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, we will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the non-REIT corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

•	We will generally be subject to tax on the portion of any excess inclusion income derived from an investment in residual interests in real estate mortgage investment conduits or REMICs to the extent our stock is held by specified tax-exempt organizations not subject to tax on unrelated business taxable income. Similar rules will apply if we own an equity interest in a taxable mortgage pool through a subsidiary REIT of our Operating Partnership. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax. For a discussion of “excess inclusion income,” see “— Effect of Subsidiary Entities — Taxable Mortgage Pools” and “— Excess Inclusion Income.”

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our common stock.

•	We may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations, the earnings of which could be subject to U.S. federal corporate income tax.

In addition, we may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, franchise property and other taxes. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4) that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5) the beneficial ownership of which is held by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months;

(6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified entities);

(7) which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and

(8) that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our charter provides restrictions regarding the ownership and transfer of its shares, which are intended, among other purposes to assist in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares of stock, in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and after exercising reasonable diligence would not have known that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partner Interests

In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Internal Revenue Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest (including our interest in our Operating Partnership and its equity interests in lower-tier partnerships) is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership. A summary of certain rules governing the U.S. federal income taxation of partnerships and their partners is provided below in “— Tax Aspects of Ownership of Equity Interests in Partnerships.”

Disregarded Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, that is wholly-owned by a REIT, by other disregarded subsidiaries or by a combination of the two. Single member limited liability companies that are wholly-owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly-owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “— Asset Tests” and “— Gross Income Tests.”

Taxable REIT Subsidiaries

A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders.

We anticipate that we will likely make TRS elections with respect to certain domestic entities and non-U.S. entities we may form in the future. The Internal Revenue Code and the Treasury regulations promulgated thereunder provide a specific exemption from U.S. federal income tax to non-U.S. corporations that restrict their activities in the United States to trading in stock and securities (or any activity closely related thereto) for their own account whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. Certain U.S. shareholders of such a non-U.S. corporation are required to include in their income currently their proportionate share of the earnings of such a corporation, whether or not such earnings are distributed. We may invest in certain non-U.S. corporations with which we will jointly make a TRS election which will be organized as Cayman Islands companies and will either rely on such exemption or otherwise operate in a manner so that they will not be subject to U.S. federal income tax on their net income. Therefore, despite such contemplated entities’ status as TRSs, such entities should generally not be subject to U.S. federal corporate income tax on their earnings. However, we will likely be required to include in our income, on a current basis, the earnings of any such TRSs. This could affect our ability to comply with the REIT income tests and distribution requirement. See “— Gross Income Tests” and “— Annual Distribution Requirements.”

A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying hedging income or inventory sales). If dividends are paid to us by one or more domestic TRSs we may own, then a portion of the dividends that we distribute to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “— Taxation of Taxable U.S. Stockholders” and “— Annual Distribution Requirements.”

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or the TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. Rents we receive that include amounts for services furnished by one of our TRSs to any of our tenants will not be subject to the excise tax if such amounts qualify for the safe harbor provisions contained in the Internal Revenue Code. Safe harbor provisions are provided where: (1) amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception; (2) a TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable; (3) rents paid to us by tenants that are not receiving services from the TRS are substantially comparable to the rents paid by our tenants leasing comparable space that are receiving such services from the TRS and the charge for the services is separately stated; or (4) the TRS’s gross income from the service is not less than 150% of the TRS’s direct cost of furnishing the service.

Taxable Mortgage Pools

An entity, or a portion of an entity, is classified as a taxable mortgage pool under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

We may enter into transactions that could result in us, our Operating Partnership or a portion of our assets being treated as a “taxable mortgage pool” for U.S. federal income tax purposes. Specifically, we may securitize MBS that we acquire and such securitizations will likely result in us owning interests in a taxable mortgage pool. We would be precluded from holding equity interests in such a securitization through our Operating Partnership. Accordingly, we would likely enter into such transactions at a subsidiary REIT level, and will be precluded from selling to outside investors equity interests in such securitizations or from selling any debt securities issued in connection with such securitizations that might be considered to be equity interests for U.S. federal income tax purposes.

A taxable mortgage pool generally is treated as a corporation for U.S. federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. If a REIT, including a subsidiary REIT formed by our Operating Partnership, owns directly, or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for U.S. federal income tax purposes, 100% of the equity interests in the taxable mortgage pool, the taxable mortgage pool will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the REIT for U.S. federal income tax purposes and would not generally affect the tax qualification of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT’s stockholders. See “— Excess Inclusion Income.”

If such a subsidiary REIT of our Operating Partnership owns less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for U.S. federal income tax purposes, and would be subject to corporate income tax. In addition, this characterization would alter the REIT income and asset test calculations of such a subsidiary REIT and could adversely affect such REIT’s compliance with those requirements, which, in turn, could affect our compliance with the REIT requirements. We do not expect that we, or any subsidiary REIT owned by our Operating Partnership, would form any subsidiary that would become a taxable mortgage pool, in which we own some, but less than all, of the ownership interests, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.

Gross Income Tests

In order to maintain our qualification as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from and gains from the disposition of other shares of REITs, interest income derived from mortgage loans secured by real property (including certain types of MBS), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

Interest Income

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. If we acquire or originate a construction loan, for purposes of the foregoing apportionment, the fair market value of the real property includes the fair market value of the land plus the reasonably estimated cost of improvement or developments (other than personal property) which secure the construction loan. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (or a shared appreciation provision), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us.

To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.

Any amount includible in our gross income with respect to a regular or residual interest in a REMIC generally is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as receiving directly our proportionate share of the income of the REMIC for purposes of determining the amount which is treated as interest on an obligation secured by a mortgage on real property.

Among the assets we may hold are certain mezzanine loans secured by equity interests in a pass-through entity that directly or indirectly owns real property, rather than a direct mortgage on the real property. The IRS issued Revenue Procedure 2003-65, which provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test (described above). Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. The mezzanine loans that we acquire may not meet all of the requirements for reliance on this safe harbor. Hence, there can be no assurance that the IRS will not challenge the qualification of such assets as real estate assets or the interest generated by these loans as qualifying income under the 75% gross income test (described above). To the extent we make corporate mezzanine loans, such loans will not qualify as real estate assets and interest income with respect to such loans will not be qualifying income for the 75% gross income test (described above).

We believe that the interest, original issue discount, and market discount income that we receive from our mortgage related securities generally will be qualifying income for purposes of both gross income tests. However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, income from the loan will be qualifying income for purposes of the 95% gross income test, but the interest attributable to the amount of the loan that exceeds the value of the real property securing the loan will not be qualifying income for purposes of the 75% gross income test.

Fee Income

We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees are not qualifying income for purposes of either gross income test. Any fees earned by a TRS will not be included for purposes of the gross income tests.

Dividend Income

We may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions are generally classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Any dividends received by us from a REIT is qualifying income in our hands for purposes of both the 95% and 75% gross income tests.

Income inclusions from equity investments in a foreign TRS or other non-U.S. corporations in which we hold an equity interest are technically neither dividends nor any of the other enumerated categories of income specified in the 95% gross income test for U.S. federal income tax purposes, and there is no other clear precedent with respect to the qualification of such income. However, based on advice of counsel, we intend to treat such income inclusions, to the extent distributed by a foreign TRS or other non-U.S. corporation in which we hold an equity interest in the year accrued, as qualifying income for purposes of the 95% gross income test. Nevertheless, because this income does not meet the literal requirements of the REIT provisions, it is possible that the IRS could successfully take the position that such income is not qualifying income. We do not currently expect such income together with any other nonqualifying income that we receive for purposes of the 95% gross income test to be in excess of 5% of our annual gross income. In the event that such income, together with any other nonqualifying income for purposes of the 95% gross income test was in excess of 5% of our annual gross income and was determined not to qualify for the 95% gross income test, we would be subject to a penalty tax with respect to such income to the extent it and our other nonqualifying income exceeds 5% of our gross income and/or we could fail to qualify as a REIT. See “— Failure to Satisfy the Gross Income Tests” and “— Failure to Qualify.” In addition, if such income was determined not to qualify for the 95% gross income test, we would need to invest in sufficient qualifying assets, or sell some of our interests in any foreign TRSs or other non-U.S. corporations in which we hold an equity interest to ensure that the income recognized by us from our foreign TRSs or such other corporations does not exceed 5% of our gross income.

Foreign Investments

To the extent that we hold or acquire foreign investments, such investments may generate foreign currency gains and losses. Foreign currency gains are generally treated as income that does not qualify under the 95% or 75% gross income tests. However, under recent IRS guidance, if foreign currency gain is recognized with respect to income which otherwise qualifies for purposes of the 95% or 75% gross income tests, then such foreign currency gain will also qualify for either the 95% or 75% gross income tests, respectively. No assurance can be given that any foreign currency gains recognized by us directly or through pass-through subsidiaries will not adversely affect our ability to satisfy the REIT qualification requirements.

Hedging Transactions

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test (and will generally constitute non-qualifying income for purposes of the 75% gross income test). To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Rents from Real Property

To the extent that we own real property or interests therein, rents we receive qualify as “rents from real property” in satisfying the gross income tests described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with real property is greater than 15% of the total rent received under any particular lease, then all of the rent attributable to such personal property will not qualify as rents from real property. The determination of whether an item of personal property constitutes real or personal property under the REIT provisions of the Internal Revenue Code is subject to both legal and factual considerations and is therefore subject to different interpretations.

In addition, in order for rents received by us to qualify as “rents from real property,” the rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by being based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property, if earned directly by us. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income or through a TRS. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the related rent.

Rental income will qualify as rents from real property only to the extent that we do not directly or constructively own, (1) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant.

Failure to Satisfy the Gross Income Tests

We intend to monitor our sources of income, including any non-qualifying income received by us, so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will generally be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury regulation. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “— Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

Asset Tests

We, at the close of each calendar quarter, must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs and certain kinds of MBS and mortgage loans. Regular or residual interest in REMICs are generally treated as a real estate asset. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as owning our proportionate share of the assets of the REMIC. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below. Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our gross assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of TRSs held by us may not exceed 20% of the value of our gross assets.

The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Internal Revenue Code, including but not limited to any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (b) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” as defined in the Internal Revenue Code, hold any securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test.

We expect that the assets and mortgage related securities that we own generally will be qualifying assets for purposes of the 75% asset test. However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities issued by C corporations that are not secured by mortgages on real property, those securities may not be qualifying assets for purposes of the 75% asset test. We believe that our holdings of securities and other assets will be structured in a manner that will comply with the foregoing REIT asset requirements and intend to monitor compliance on an ongoing basis. Moreover, values of some assets may not be susceptible to a precise determination and are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. As an example, if we were to acquire equity securities of a REIT issuer that were determined by the IRS to represent debt securities of such issuer, such securities would also not qualify as real estate assets. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in the securities of other issuers (including REIT issuers) cause a violation of the REIT asset tests.

In addition, we intend to enter into repurchase agreements under which we will nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any such agreement notwithstanding that we may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a) the sum of:

•	90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and our net capital gains); and

•	90% of the net income (after tax), if any, from foreclosure property (as described below); minus

(b) the sum of specified items of non-cash income that exceeds a percentage of our income.

These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards our distribution requirement and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their proportionate share of the tax paid by us. Our stockholders would then increase the adjusted basis of their stock in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from our subsidiaries and (b) the inclusion of items in income by us for U.S. federal income tax purposes. For example, we may acquire debt instruments or notes whose face value may exceed its issue price as determined for U.S. federal income tax purposes (such excess, “original issue discount,” or OID), such that we will be required to include in our income a portion of the OID each year that the instrument is held before we receive any corresponding cash. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable in-kind distributions of property. We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Recordkeeping Requirements

We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualifications as a REIT.

Excess Inclusion Income

If we, our Operating Partnership or a subsidiary REIT owned by our Operating Partnership, acquire a residual interest in a REMIC, we may realize excess inclusion income. If we, our Operating Partnership or a subsidiary REIT owned by our Operating Partnership is deemed to have issued debt obligations having two or more maturities, the payments on which correspond to payments on mortgage loans owned by us, such arrangement will be treated as a taxable mortgage pool for U.S. federal income tax purposes. See “— Effect of Subsidiary Entities — Taxable Mortgage Pools.” We may securitize MBS that we acquire and such securitizations will likely result in us owning interests in a taxable mortgage pool. We would be precluded from holding equity interests in such a securitization through our Operating Partnership. Accordingly, we would likely enter into such transactions at a subsidiary REIT level, and will be precluded from selling to outside investors equity interests in such securitizations or from selling any debt securities issued in connection with such securitizations that might be considered to be equity interests for U.S. federal income tax purposes. We are taxed at the highest corporate income tax rate on a portion of the income, referred to as “excess inclusion income,” arising from a taxable mortgage pool that is allocable to the percentage of our shares held in record name by “disqualified organizations,” which are generally certain cooperatives, governmental entities and tax-exempt organizations that are exempt from tax on unrelated business taxable income. To the extent that common stock owned by “disqualified organizations” is held in record name by a broker/dealer or other nominee, the broker/dealer or other nominee would be liable for the corporate level tax on the portion of our excess inclusion income allocable to the common stock held by the broker/dealer or other nominee on behalf of the “disqualified organizations.” We expect that disqualified organizations own our stock. Because this tax would be imposed on us, all of our investors, including investors that are not disqualified organizations, will bear a portion of the tax cost associated with the classification of us or a portion of our assets as a taxable mortgage pool. A regulated investment company (or RIC) or other pass-through entity owning our common stock in record name will be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to their owners that are disqualified organizations.

In addition, if we realize excess inclusion income and allocate it to stockholders, this income cannot be offset by net operating losses of our stockholders. If the stockholder is a tax-exempt entity and not a disqualified organization, then this income is fully taxable as unrelated business taxable income under Section 512 of the Internal Revenue Code. If the stockholder is a foreign person, it would be subject to U.S. federal income tax withholding on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty. If the stockholder is a REIT, a RIC, common trust fund or other pass-through entity, our allocable share of our excess inclusion income could be considered excess inclusion income of such entity. Accordingly, such investors should be aware that a significant portion of our income may be considered excess inclusion income. Finally, if a subsidiary REIT through which we held taxable mortgage pool securitizations were to fail to qualify as a REIT, our taxable mortgage pool securitizations will be treated as separate taxable corporations for U.S. federal income tax purposes that could not be included in any consolidated corporate tax return.

Prohibited Transactions

Net income we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers, in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held as inventory or primarily for sale to customers, and that a sale of any assets owned by us directly or through a pass-through subsidiary will not be in the ordinary course of business. However, whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular asset in which we hold a direct or indirect interest will not be treated as property held as inventory or primarily for sale to customers or that certain safe harbor provisions of the Internal Revenue Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to elect to treat the related property as foreclosure property.

Failure to Qualify

In the event that we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT, we may nevertheless continue to qualify as a REIT under specified relief provisions will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause and not due to willful neglect, (2) we pay a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Internal Revenue Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to our stockholders will generally be taxable in the case of our stockholders who are individual U.S. stockholders (as defined below), at a maximum rate of 15%, and dividends in the hands of our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.

Tax Aspects of Ownership of Equity Interests in Partnerships

General

We may hold assets through entities that are classified as partnerships for U.S. federal income tax purposes, including our interest in our Operating Partnership and the equity interests in lower-tier partnerships. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests, based on our capital interest in such partnership, and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by subsidiary partnerships, based on our capital interest in such partnerships (other than for purposes of the 10% value test, for which the determination of our interest in partnership assets will be based on our proportionate interest in any securities issued by the partnership excluding, for these purposes, certain excluded securities as described in the Code). Consequently, to the extent that we hold an equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

Entity Classification

The ownership by us of equity interests in partnerships, including our Operating Partnership, involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of our subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. Because it is likely that at least half of our Operating Partnership’s investments will be mortgage loans and the Operating Partnership intends to use leverage to finance the investments, the taxable mortgage pool rules potentially could apply to the Operating Partnership. However, the Operating Partnership does not intend on incurring any indebtedness, the payments on which bear a relationship to payments (including payments at maturity) received by the Operating Partnership from its investments. Accordingly, the Operating Partnership does not believe it will be an obligor under debt obligations with two or more maturities, the payments on which bear a relationship to payments on the Operating Partnership’s debt investments, and, therefore, the Operating Partnership does not believe that it will be classified as a taxable mortgage pool. If our Operating Partnership or any subsidiary partnership were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of our gross income would change and would preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in “— Asset Tests” and “— Gross Income Tests” above, and in turn would prevent us from qualifying as a REIT. See “— Failure to Qualify,” above, for a discussion of the effect of our failure to meet these tests for a taxable year.

In addition, any change in the status of any of our subsidiary partnerships for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

The partnership agreement of our Operating Partnership generally provides that items of operating income and loss will be allocated to the holders of units in proportion to the number of units held by each holder. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our Operating Partnership’s allocations of income and loss are intended to comply with the requirements of Section 704(b) of the Code of the Treasury regulations promulgated under this section of the Code. Under the Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property and the adjusted tax basis of such property at the time of the contribution (a “book-tax difference”). Such allocations are solely for U.S. federal income tax purposes and do not affect partnership capital accounts or other economic or legal arrangements among the partners. To the extent that any of our subsidiary partnerships acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements.

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a beneficial owner of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the U.S.;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions

Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current and accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders who receive dividends from taxable subchapter C corporations.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of our company for the taxable year, without regard to the period for which the U.S. stockholder has held its stock. To the extent that we elect under the applicable provisions of the Internal Revenue Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010) in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for individual U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. stockholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a) the qualified dividend income received by us during such taxable year from non-REIT C corporations (including any TRS in which we may own an interest);

(b) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(c) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a RIC), any TRS we may form, or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “— Taxation of Our Company — General” and “— Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Common Stock

In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of our common stock will be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2010, if our common stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if our common stock is held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

Holders are advised to consult with their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to in this prospectus as UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. stockholder has not held our common stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), (2) our common stock is not otherwise used in an unrelated trade or business and (3) we do not hold an asset that gives rise to “excess inclusion income” (see “— Effect of Subsidiary Entities,” and “— Excess Inclusion Income”), distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder. As previously noted, we expect to engage in transactions that would result in a portion of our dividend income being considered “excess inclusion income,” and accordingly, it is likely that a portion of our dividends received by a tax-exempt stockholder will be treated as UBTI.

Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Internal Revenue Code, (2) is tax exempt under Section 501(a) of the Internal Revenue Code, and (3) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock; and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include certain entities), as owned by the beneficiaries of such trusts. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, or us from becoming a pension-held REIT.

Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our stock.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders of our common stock. For purposes of this summary, a non-U.S. stockholder is a beneficial owner of our common stock that is not a U.S. stockholder or an entity that is treated as a partnership for U.S. federal income tax purposes. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation.

Ordinary Dividends

The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. stockholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. As previously noted, we expect to engage in transactions that result in a portion of our dividends being considered excess inclusion income, and accordingly, it is likely that a portion of our dividend income will not be eligible for exemption from the 30% withholding rate or a reduced treaty rate.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions

Unless (A) our common stock constitutes a U.S. real property interest (or USRPI) or (B) either (1) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder’s adjusted tax basis in our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (or FIRPTA) at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends

Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries (or USRPI capital gains), will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the U.S. if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the taxable year. Instead any capital gain dividend will be treated as a distribution subject to the rules discussed above under “— Taxation of Non-U.S. Stockholders — Ordinary Dividends.” Also, the branch profits tax will not apply to such a distribution. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year).

Dispositions of Our Common Stock

Unless our common stock constitutes a USRPI, a sale of the stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. The stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the U.S., excluding, for this purpose, interests in real property solely in a capacity as a creditor. We do not expect that more than 50% of our assets will consist of interests in real property located in the U.S.

Even if our shares of common stock otherwise would be a USRPI under the foregoing test, our shares of common stock will not constitute a USRPI if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period (generally the lesser of the five year period ending on the date of disposition of our shares of common stock or the period of our existence), less than 50% in value of its outstanding shares of common stock is held directly or indirectly by non-U.S. stockholders. We believe we will be a domestically controlled REIT and, therefore, the sale of our common stock should not be subject to taxation under FIRPTA. However, because our stock will be widely held, we cannot assure our investors that we will be a domestically controlled REIT. Even if we do not qualify as a domestically controlled REIT, a non-U.S. stockholder’s sale of our common stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (a) our common stock owned is of a class that is “regularly traded,” as defined by the applicable Treasury regulation, on an established securities market, and (b) the selling non-U.S. stockholder owned, actually or constructively, 5% or less of our outstanding stock of that class at all times during a specified testing period.

If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. stockholder in two cases: (a) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Backup Withholding and Information Reporting

We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. stockholder who fails to certify their non-foreign status.

We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common stock within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

State, Local and Foreign Taxes

We and our stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. The state, local or foreign tax treatment of our company and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our company’s common stock.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in our shares of common stock.

UNDERWRITING

We are offering the shares of our common stock described in this prospectus through the underwriters named below. UBS Securities LLC, Deutsche Bank Securities Inc. and Morgan Stanley & Co. Incorporated are the representatives of the underwriters. We, the Operating Partnership and our Manager have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of our common stock listed next to its name in the following table:

Number of
Underwriters	Shares

UBS Securities LLC
Deutsche Bank Securities Inc.
Morgan Stanley & Co. Incorporated
Credit Suisse Securities (USA) LLC
Cantor Fitzgerald & Co.
JMP Securities LLC

Total	16,666,667

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ overallotment option described below.

Our common stock is offered subject to a number of conditions, including:

•	receipt and acceptance of the common stock by the underwriters, and

•	the underwriters’ right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Sales of shares made outside of the United States may be made by affiliates of the underwriters.

Overallotment Option

We have granted the underwriters an option to buy up to 2,500,000 additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

Commissions and Discounts

Shares sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $      per share from the public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $      per share from the public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The underwriters have informed us that they do not expect discretionary sales to exceed     % of the shares of common stock to be offered.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters, assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional          shares:

	Per Share	Without Option	With Option

Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $1.0 million.

No Sales of Similar Securities

Each of our executive officers, directors, Manager and MFA has agreed, subject to specified exceptions, not to, directly or indirectly,

•	offer, pledge, sell or contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer or request or demand that we file a registration statement related to our common stock or any securities convertible or exercisable, redeemable or exchangeable for shares of our common stock; or sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of any shares of common stock, any of our or our subsidiaries’ other equity securities or any securities convertible into or exercisable or exchangeable for shares of common stock or any such equity securities; or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise for a period of 180 days after the date of this prospectus without the prior written consent of the representatives of the underwriters.

This restriction terminates after the close of trading of the shares of common stock on and including the 180th day after the date of this prospectus. However, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions imposed by this agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. However, the representatives of the underwriters may, in their sole discretion and at any time or from time to time before the termination of the 180-day period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no other existing agreements between the underwriters and any officer or director who has executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

In addition, we have agreed that, for 180 days after the date of this prospectus, we will not, without the prior written consent of the representatives of the underwriters, issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering and the concurrent private offering or the issuance of options or shares of common stock under existing stock option and incentive plans for our executive officers and directors. We also have agreed that we will not consent to the disposition of any shares held by officers, directors, our Manager or MFA subject to lock-up agreements prior to the expiration of their respective lock-up periods unless pursuant to an exception to those agreements or with the consent of the representatives of the underwriters.

MFA has agreed to extend its restricted lock-up period as set forth above to the earlier of:

•	the date which is three years following the date of this prospectus; or

•	the termination date of the management agreement.

Indemnification and Contribution

We and the Operating Partnership have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act. If we or the Operating Partnership are unable to provide this indemnification, we and the Operating Partnership will contribute to payments the underwriters and their controlling persons may be required to make in respect of those liabilities.

New York Stock Exchange Listing

We will apply to have our common stock listed on the New York Stock Exchange under the trading symbol “MFR.” To meet the requirements for listing on the New York Stock Exchange, the underwriters will undertake to sell lots of 100 or more shares to a minimum of 400 U.S. beneficial holders and thereby establish at least 1,100,000 publicly held shares outstanding in the U.S. having an aggregate market value of at least $60 million.

Price Stabilization, Short Positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	stabilizing transactions;

•	short sales;

•	purchases to cover positions created by short sales;

•	imposition of penalty bids; and

•	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ overallotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their overallotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Determination of Offering Price

Prior to this offering, there was no public market for our common stock. The initial public offering price will be determined by negotiation by us and the representatives of the underwriters. The principal factors to be considered in determining the initial public offering price include:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our history and prospects and the history of, and prospectus for, the industry in which we compete;

•	our past and present financial performance and an assessment of our management;

•	our prospects for future earnings and the present state of our development;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Affiliations

In the ordinary course of their business, certain of the underwriters and/or their affiliates have in the past performed for MFA, and may in the future perform for us and MFA, investment banking, broker-dealer, lending, financial advisory or other services for us for which they have received, or may receive, customary compensation. For example, MFA has repurchase arrangements with UBS Securities LLC, Deutsche Bank Securities Inc., Morgan Stanley & Co. Incorporated, Credit Suisse Securities (USA) LLC, Cantor Fitzgerald & Co., and/or their respective affiliates.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by Clifford Chance US LLP, New York, New York. In addition, the description of U.S. federal income tax consequences contained in the section of the prospectus entitled “U.S. Federal Income Tax Considerations” is based on the opinion of Clifford Chance US LLP. Certain legal matters relating to this offering will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. As to certain matters of Maryland law, Clifford Chance US LLP may rely on the opinion of Venable LLP, Baltimore, Maryland.

EXPERTS

The balance sheet of MFResidential Investments, Inc. at February 5, 2008 appearing in this prospectus and registration statement has been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act of 1933, as amended, with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including our registration statement, are also available to you, free of charge, on the Securities and Exchange Commission’s website at www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

Appendix 1

The following examples illustrate how we would calculate our quarterly Incentive Distribution in accordance with the partnership agreement of the Operating Partnership. These examples are purely for illustrative purposes and the figures used are not necessarily indicative of the performance of our investment strategy. We can offer no assurance that our Manager will replicate the performance set forth in these examples. All dollar amounts set forth in the examples below are expressed in thousands, except for per share data.

Example One

Assumes the following:

• Operations commence July 1, 2008;

• Quarter 1 ends September 30, 2008, Quarter 2 ends December 31, 2008;

• Daily average of one-month LIBOR rate for each quarter equals 2.8975%;

• Weighted average of the issue price per share of all of our public offerings equals $15.00;

• Weighted average number of shares of common stock outstanding in such quarter equals 16,666,667;

• The term Prior Quarters’ Excess means, for any given quarter, the excess in the previous up to three quarters of Core Earnings over the product of: (a) the weighted average of the issue price of all of our public offerings multiplied by the weighted average number of shares of common stock outstanding in such quarter; and (b) 0.750% plus one-fourth of the daily average of the one-month LIBOR rate for such quarter and the previous up to three quarters; and

• Average daily closing price of our common stock during the calendar month of December 2008 plus sum of dividends paid in Quarters 1 and 2 is greater than or equal to the public offering price per share set forth on the cover page of this prospectus.

Under these assumptions, the quarterly incentive distribution payable to the Special Unitholder would be calculated as follows:

	Incentive Distribution Calculation	Quarter 1	Quarter 2	Quarter 3	Quarter 4	Quarter 5	Quarter 6	Quarter 7

1	Core Earnings for the quarter:	$5,000	$5,000	$5,000	$5,000	$5,000	$5,000	$5,000
2	Weighted average issue price ($15.00 per share) multiplied by the weighted average common shares outstanding (16,666,667):	$250,000	$250,000	$250,000	$250,000	$250,000	$250,000	$250,000
3	0.750% plus one-fourth of the average of the one-month LIBOR rate for such quarter and the previous three quarters:	1.474375%	1.474375%	1.474375%	1.474375%	1.474375%	1.474375%	1.474375%
4	Result calculated in 2 above multiplied by result calculated in 3 above:	$3,686	$3,686	$3,686	$3,686	$3,686	$3,686	$3,686
5	Excess of Core Earnings in current quarter over amount calculated in 4 above:	$1,314	$1,314	$1,314	$1,314	$1,314	$1,314	$1,314
6	20% of amount calculated in 5 above:	$263	$263	$263	$263	$263	$263	$263
7	Prior Quarters’ Excess (sum of amounts in 5 for prior up to three quarters):	$—	$1,314	$2,628	$3,942	$3,942	$3,942	$3,942
8	Total excess of Core Earnings for current quarter and previous three quarters:	$1,314	$2,628	$3,942	$5,256	$5,256	$5,256	$5,256

	Incentive Distribution Calculation	Quarter 1	Quarter 2	Quarter 3	Quarter 4	Quarter 5	Quarter 6	Quarter 7

9	Incentive distribution equals 20% of amount calculated in 8 above:	$263	$526	$788	$1,051	$1,051	$1,051	$1,051
10	Incentive distribution payable under 6 above for previous up to three quarters:	$—	$263	$526	$788	$788	$788	$788
11	Average daily closing stock price plus cumulative dividends exceeds issue price per share set forth on the cover page of this prospectus*:	—	YES	—	—	—	—	—
12	Quarterly incentive distribution:	$—	$—	$263	$263	$263	$263	$263

* Test applied at the end of Quarter 2 only.

Example Two

Assumes the following:

• Operations commence July 1, 2008;

• Quarter 1 ends September 30, 2008, Quarter 2 ends December 31, 2008;

• Daily average of one-month LIBOR rate for each quarter equals 2.8975%;

• Weighted average of the issue price per share of all of our public offerings equals $15.00;

• Weighted average number of shares of common stock outstanding in such quarter equals 16,666,667;

• The term Prior Quarters’ Excess means, for any given quarter, the excess in the previous up to three quarters of Core Earnings over the product of: (a) the weighted average of the issue price of all of our public offerings multiplied by the weighted average number of shares of common stock outstanding in such quarter; and (b) 0.750% plus one-fourth of the daily average of the one-month LIBOR rate for such quarter and the previous up to three quarters; and

• Average daily closing price of our common stock during the calendar month of December 2008 plus sum of dividends paid in Quarters 1 and 2 is greater than or equal to the public offering price per share set forth on the cover page of this prospectus.

Under these assumptions, the quarterly incentive distribution payable to the Special Unitholder would be calculated as follows:

	Incentive Distribution Calculation	Quarter 1	Quarter 2	Quarter 3	Quarter 4	Quarter 5	Quarter 6	Quarter 7

1	Core Earnings for the quarter:	$4,500	$5,000	$(7,000)	$7,000	$7,000	$5,000	$7,500
2	Weighted average issue price ($15.00 per share) multiplied by the weighted average common shares outstanding (16,666,667):	$250,000	$250,000	$250,000	$250,000	$250,000	$250,000	$250,000
3	0.750% plus one-fourth of the average of the one-month LIBOR rate for such quarter and the previous three quarters:	1.474375%	1.474375%	1.474375%	1.474375%	1.474375%	1.474375%	1.474375%
4	Result calculated in 2 above multiplied by result calculated in 3 above:	$3,686	$3,686	$3,686	$3,686	$3,686	$3,686	$3,686
5	Excess of Core Earnings in current quarter over amount calculated in 4 above:	$814	$1,314	$(10,686)	$3,314	$3,314	$1,314	$3,814
6	20% of amount calculated in 5 above:	$163	$263	$(2,137)	$663	$663	$263	$763
7	Prior Quarters’ Excess (sum of amounts in 5 for prior up to three quarters):	$—	$814	$2,128	$(8,558)	$(6,058)	$(4,058)	$7,942
8	Total excess of Core Earnings for current quarter and previous three quarters:	$814	$2,128	$(8,558)	$(5,244)	$(2,744)	$(2,744)	$11,756
9	Incentive distribution equals 20% of amount calculated in 8 above:	$163	$426	$(1,712)	$(1,049)	$(549)	$(549)	$2,351
10	Incentive distribution payable under 6 above for previous up to three quarters:	$—	$163	$426	$—	$—	$—	$1,588
11	Average daily closing stock price plus cumulative dividends exceeds issue price per share set forth on the cover page of this prospectus*:		YES
12	Quarterly incentive distribution:	$163	$263	$—	$—	$—	$—	$763

* Test applied at the end of Quarter 2 only.

Example Three

Assumes the following:

• Operations commence July 1, 2008;

• Quarter 1 ends September 30, 2008, Quarter 2 ends December 31, 2008;

• Daily average of one-month LIBOR rate for each quarter equals 2.8975%;

• Weighted average of the issue price per share of all of our public offerings equals $15.00;

• Weighted average number of shares of common stock outstanding in such quarter equals 16,666,667;

• The term Prior Quarters’ Excess means, for any given quarter, the excess in the previous up to three quarters of Core Earnings over the product of: (a) the weighted average of the issue price of all of our public offerings multiplied by the weighted average number of shares of common stock outstanding in such quarter; and (b) 0.750% plus one-fourth of the daily average of the one-month LIBOR rate for such quarter and the previous up to three quarters; and

• Average daily closing price of our common stock during the calendar month of December 2008 plus sum of dividends paid in Quarters 1 and 2 is not greater than or equal to the public offering price per share set forth on the cover page of this prospectus.

Under these assumptions, the quarterly incentive distribution payable to the Special Unitholder would be calculated as follows:

	Incentive Distribution Calculation	Quarter 1	Quarter 2	Quarter 3	Quarter 4	Quarter 5	Quarter 6	Quarter 7

1	Core Earnings for the quarter:	$5,000	$5,000	$5,000	$5,000	$5,000	$5,000	$5,000
2	Weighted average issue price ($15.00 per share) multiplied by the weighted average common shares outstanding (16,666,667):	$250,000	$250,000	$250,000	$250,000	$250,000	$250,000	$250,000
3	0.750% plus one-fourth of the average of the one-month LIBOR rate for such quarter and the previous three quarters:	1.474375%	1.474375%	1.474375%	1.474375%	1.474375%	1.474375%	1.474375%
4	Result calculated in 2 above multiplied by result calculated in 3 above:	$3,686	$3,686	$3,686	$3,686	$3,686	$3,686	$3,686
5	Excess of Core Earnings in current quarter over amount calculated in 4 above:	$1,314	$1,314	$1,314	$1,314	$1,314	$1,314	$1,314
6	20% of amount calculated in 5 above:	$263	$263	$263	$263	$263	$263	$263
7	Prior Quarters’ Excess (sum of amounts in 5 for prior up to three quarters):	$—	$1,314	$2,628	$3,942	$3,942	$3,942	$3,942
8	Total excess of Core Earnings for current quarter and previous three quarters:	$1,314	$2,628	$3,942	$5,256	$5,256	$5,256	$5,256
9	Incentive distribution equals 20% of amount calculated in 8 above:	$263	$526	$788	$1,051	$1,051	$1,051	$1,051
10	Incentive distribution payable under 6 above for previous up to three quarters:	$—	$263	$526	$788	$788	$788	$788
11	Average daily closing stock price plus cumulative dividends exceeds issue price per share set forth on the cover page of this prospectus*:	—	NO	—	—	—	—	—
12	Quarterly incentive distribution:	$—	$—	$263	$263	$263	$263	$263

* Test applied at the end of Quarter 2 only.

INDEX TO FINANCIAL STATEMENTS

MFResidential Investments, Inc.:
Report of Independent Registered Public Accounting Firm	F-2
Audited Financial Statements:
Balance Sheet	F-3
Notes to Balance Sheet	F-4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder of
MFResidential Investments, Inc.

We have audited the accompanying balance sheet of MFResidential Investments, Inc. as of February 5, 2008. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of MFResidential Investments, Inc. at February 5, 2008, in conformity with U.S. generally accepted accounting principles.

/s/  Ernst & Young LLP

New York, New York
February 6, 2008

MFRESIDENTIAL INVESTMENTS, INC.

BALANCE SHEET
FEBRUARY 5, 2008

ASSETS
Cash	$1,000

Total Assets	$1,000

STOCKHOLDER’S EQUITY
Stockholder’s Equity
Common stock (par value $.01, 1,000 shares authorized, issued and outstanding)	$10
Additional Paid-in-capital	990

Total stockholder’s equity	$1,000

See accompanying notes to the Balance Sheet.

MFRESIDENTIAL INVESTMENTS, INC.

NOTES TO BALANCE SHEET
FEBRUARY 5, 2008

1.	ORGANIZATION

MFResidential Investments, Inc. (the “Company”) was organized in Maryland on February 1, 2008. Under the Articles of Incorporation, the Company is authorized to issue up to 1,000 shares of common stock, par value $0.01 per share. The Company has not commenced operations.

On February 5, 2008, MFA Mortgage Investments, Inc. (“MFA”), a publicly traded real estate investment trust (or REIT), acquired all of the capital stock of the Company for $1,000 and is the sole stockholder of the Company. MFA’s common stock is listed on the New York Stock Exchange under the symbol MFA. The Company and MFA are also related parties as a result of common management.

The Company intends to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with its taxable period ending on December 31, 2008. In order to maintain its tax status as a REIT, the Company plans to distribute at least 90% of its taxable income in the form of qualifying distributions to stockholders.

2.	THE COMPANY/INITIAL PUBLIC OFFERING

The Company intends to conduct an initial public offering of common stock, which it expects to complete during the second calendar quarter of 2008. It is expected that proceeds from the offering will primarily be used to invest in residential mortgage-backed securities (“MBS”), residential mortgage loans and other real estate-related financial assets. The Company will be externally managed and advised by MFA Spartan Manager, LLC, a Delaware limited liability company (the “Manager”). The Manager is a wholly-owned subsidiary of MFA.

Pursuant to the management agreement between the Company, MFR Operating Partnership, LP (the “Operating Partnership”) and the Manager, the Company will pay the Manager a base management fee quarterly in arrears in an amount equal to 1.0% per annum until January 1, 2009, 1.5% per annum thereafter, calculated quarterly, of the Company’s stockholders’ equity. In addition, under the partnership agreement of the Operating Partnership, MFA Manager (Incentive) LLC, an entity affiliated with the Manager (the “Special Unitholder”) holds the special unit, pursuant to which it will be entitled to receive an incentive allocation and distribution (the “Incentive Distribution”), distributed quarterly in arrears, equal to 20% of the dollar amount by which Core Earnings for the most recently completed calendar quarter (the “Current Quarter”), before the Incentive Distribution, exceeds the product of (1) the weighted average of the issue price per share of common stock in all of the Company’s offerings multiplied by the weighted average number of shares of common stock outstanding during the Current Quarter and (2) 3.0% per annum plus the daily average of the one-month LIBOR for the Current Quarter, expressed on a quarterly basis. An annual Incentive Distribution shall be calculated based upon the Current Quarter and prior three calendar quarters’ Core Earnings (the “Yearly Distribution”). For purposes of calculating the Yearly Distribution in each of the initial four calendar quarters following this offering, Core Earnings and the LIBOR rate will be calculated for the Current Quarter and each previously completed quarter on an annualized basis. Accordingly, the Special Unitholder shall receive an Incentive Distribution with respect to the Current Quarter only if the Yearly Distribution exceeds the Incentive Distributions distributable cumulatively to the Special Unitholder in the prior three quarters. Core Earnings and the LIBOR rate for the initial quarter following this offering will each be calculated from the settlement date of this offering on an annualized basis. In addition, solely with respect to each of the calendar quarters following the closing of this offering through the calendar quarter ending December 31, 2008 (the “2008 Quarters”), the Special Unitholder shall not be entitled to any Incentive Distributions in respect of any 2008 Quarter until the calendar quarter ending December 31, 2008, at which time the Special Unitholder shall be entitled to receive the aggregate amount of Incentive Distributions otherwise distributable to it in respect of the 2008 Quarters only if the following condition (the “Return Condition”) is satisfied: (1) the average daily closing price of the Company’s common stock on the NYSE during the calendar month of December 2008 plus the aggregate amount of dividends per share paid by the Company, or declared by the Company’s board of directors and unpaid, in respect of the 2008 Quarters, equals or exceeds (2) the initial public offering price of the Company’s common stock in this offering. In the event that the Return Condition is not satisfied, the Special Unitholder shall not be entitled to, and therefore shall permanently waive its right to receive any, Incentive Distributions in respect of the 2008 Quarters. Core Earnings is a non-GAAP measure and is defined as GAAP net income (loss) excluding non-cash equity compensation expense, excluding any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income). This amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain non-cash items after discussions between the Manager and the Company’s independent directors and approved by a majority of the Company’s independent directors. Except for the special unit, the Company will treat outstanding limited partner interests (not held by the Company) as outstanding shares of capital stock for purposes of calculating the Incentive Distribution and Yearly Distribution.

3.	SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the balance sheet in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Underwriting Commissions and Costs

Underwriting commissions and costs to be incurred in connection with the Company’s stock offering will be reflected as a reduction of additional paid-in-capital.

Organization Costs

Costs incurred to organize the Company will be expensed as incurred.

Cash

Is comprised of cash on hand.

Until          , 2008 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

16,666,667 Shares

Common Stock

PROSPECTUS

UBS Investment Bank

Deutsche Bank Securities

Morgan Stanley

Credit Suisse

Cantor Fitzgerald & Co.

JMP Securities

          , 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table shows the fees and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC registration fee are estimated.

Securities and Exchange Commission registration fee	$9,825.00
Financial Industry Regulatory Authority, Inc. filing fee	$25,500.00
NYSE listing fee	*
Legal fees and expenses (including Blue Sky fees)	*
Accounting fees and expenses	$100,000
Printing and engraving expenses	$200,000
Transfer agent fees and expenses	*
Miscellaneous	*
Total	*

*	To be furnished by amendment.

Item 32.	Sales to Special Parties.

None.

Item 33.	Recent Sales of Unregistered Securities.

MFA, an affiliate of our Manager, has purchased 1,000 shares of our common stock for a purchase price of $1,000 in a private offering. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

Item 34.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

We expect to enter into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law. In addition, the Operating Partnerhsip’s partnership agreement provides that we, as general partner through our wholly-owned subsidiary, and our officers and directors are indemnified to the maximum extent permitted by law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.	Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits.

(a) Financial Statements.  See page F-1 for an index to the financial statements included in the registration statement.

(b) Exhibits.  The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit
Number		Exhibit Description

1	.1*	Form of Underwriting Agreement among MFResidential Investments, Inc., MFR Operating Partnership, LP, MFA Spartan Manager, LLC and the underwriters named therein.
1	.2*	Form of Stock Purchase Agreement between MFResidential Investments, Inc. and MFA Mortgage Investments, Inc.
3	.1*	Form of Articles of Amendment and Restatement of MFResidential Investments, Inc.
3	.2*	Bylaws of MFResidential Investments, Inc.
4	.1*	Specimen Common Stock Certificate of MFResidential Investments, Inc.
5	.1**	Opinion of Clifford Chance US LLP (including consent of such firm)
8	.1**	Tax Opinion of Clifford Chance US LLP (including consent of such firm)
10	.1*	Form of Management Agreement
10	.2*	Form of Agreement of Limited Partnership of MFR Operating Partnership, LP
10	.3*	Equity Incentive Plan
10	.4*	Form of Restricted Common Stock Award
10	.5*	Form of Stock Option Grant
23.1		Consent of Ernst & Young LLP
23	.2**	Consent of Clifford Chance US LLP (included in Exhibit 5.1)
23	.3**	Consent of Clifford Chance US LLP (included in Exhibit 8.1)
99	.1**	Consent of John H. Cassidy to being named as a director nominee
99	.2**	Consent of F. Allen Graham to being named as a director nominee
99	.3**	Consent of Lawrence J. Santoro to being named as a director nominee
99	.4**	Consent of Lawrence S. Wizel to being named as a director nominee

*	To be filed by amendment.
**	Previously filed.

Item 37.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 7, 2008.

MFResidential Investments, Inc.

By:	/s/ Stewart Zimmerman
Stewart Zimmerman
Chairman of the Board and Chief Executive
Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Stewart Zimmerman Stewart Zimmerman	Chairman of the Board and Chief Executive Officer (principal executive officer)	May 7, 2008

/s/ William Gorin William Gorin	President, Principal Financial Officer and Director	May 7, 2008

EXHIBIT INDEX

Exhibit
Number		Exhibit Description

1	.1*	Form of Underwriting Agreement among MFResidential Investments, Inc., MFR Operating Partnership, LP, MFA Spartan Manager, LLC and the underwriters named therein
1	.2*	Form of Stock Purchase Agreement between MFResidential Investments, Inc. and MFA Mortgage Investments, Inc.
3	.1*	Form of Articles of Amendment and Restatement of MFResidential Investments, Inc.
3	.2*	Bylaws of MFResidential Investments, Inc.
4	.1*	Specimen Common Stock Certificate of MFResidential Investments, Inc.
5	.1**	Opinion of Clifford Chance US LLP (including consent of such firm)
8	.1**	Tax Opinion of Clifford Chance US LLP (including consent of such firm).
10	.1*	Form of Management Agreement
10	.2*	Form of Agreement of Limited Partnership of MFR Operating Partnership, LP
10	.3*	Form of Equity Incentive Plan
10	.4*	Form of Equity Incentive Award
23.1		Consent of Ernst & Young, LLP
23	.2**	Consent of Clifford Chance US LLP (included in Exhibit 5.1)
23	.3**	Consent of Clifford Chance US LLP (included in Exhibit 8.1)
99	.1**	Consent of John H. Cassidy to being named as a director nominee
99	.2**	Consent of F. Allen Graham to being named as a director nominee
99	.3**	Consent of Lawrence J. Santoro to being named as a director nominee
99	.4**	Consent of Lawrence S. Wizel to being named as a director nominee

*	To be filed by amendment.
**	Previously filed.